     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1996
                                             REGISTRATION STATEMENT NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                            MARK IV INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT IS SPECIFIED IN ITS CHARTER)
         DELAWARE                     3052                   23-1733979
      (STATE OR OTHER          (PRIMARY STANDARD          (I.R.S. EMPLOYER
       JURISDICTION         CLASSIFICATION CODE NO.)   IDENTIFICATION NUMBER)
    OF INCORPORATION OR
       ORGANIZATION)
                         501 JOHN JAMES AUDUBON PARKWAY
                                  P.O. BOX 810
                          AMHERST, NEW YORK 14226-0810
                                 (716) 689-4972
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              WILLIAM P. MONTAGUE
                                   PRESIDENT
                            MARK IV INDUSTRIES, INC.
                         501 JOHN JAMES AUDUBON PARKWAY
                                  P.O. BOX 810
                          AMHERST, NEW YORK 14226-0810
                                 (716) 689-4972
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:
        DAVID L. FINKELMAN, ESQ.                 GERALD S. LIPPES, ESQ.
       STROOCK & STROOCK & LAVAN         LIPPES, SILVERSTEIN, MATHIAS & WEXLER
          SEVEN HANOVER SQUARE                            LLP
       NEW YORK, N.Y. 10004-2696                 700 GUARANTY BUILDING
                                                    28 CHURCH STREET
                                                BUFFALO, N.Y. 14202-3950

                               ----------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If the only securities being registered on this form are being in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                           PROPOSED       PROPOSED
                                           MAXIMUM        MAXIMUM
  TITLE OF EACH CLASS                     AGGREGATE      AGGREGATE      AMOUNT OF
  OF SECURITIES TO BE     AMOUNT TO BE  PRICE PER UNIT    OFFERING     REGISTRATION
      REGISTERED           REGISTERED         (1)         PRICE (1)        FEE
- -----------------------------------------------------------------------------------
7 3/4% Senior
 Subordinated Notes due
 2006..................   $250,000,000       100%       $250,000,000     $86,207
- -----------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            MARK IV INDUSTRIES, INC.
                             CROSS REFERENCE SHEET

 PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
          PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

 1.Forepart of Registration and Outside
       Front Cover Page of Prospectus..  Facing Page; Outside Front Cover Page;
                                         Cross Reference Sheet; Inside Front
                                         Cover Page
 2.Inside Front and Outside Back Cover
       Pages of Prospectus.............  Inside Front Cover Page; Outside Back
                                         Cover Page
 3.Risk Factors, Ratio of Earnings to
       Fixed Charges and Other           Prospectus Summary; Selected Financial
       Information.....................  Information
 4.Terms of the Transaction............  Prospectus Summary; The Exchange
                                         Offer; Certain Federal Income Tax
                                         Considerations; Description of the
                                         Exchange Notes
 5.Pro Forma Financial Information.....  Prospectus Summary; Pro Forma
                                         Financial Information
 6.Material Contacts with the Company
       Being Acquired..................  Not Applicable
 7.Additional Information Required for
       Reoffering by Persons and
       Parties Deemed to be
       Underwriters....................  Not Applicable
 8.Interests of Named Experts and
       Counsel.........................  Not Applicable
 9.Disclosure of Commission Position on
       Indemnification for Securities
       Act Liabilities.................  Not Applicable
10.Information with Respect to S-3       Available Information; Prospectus
       Registrants.....................  Summary; Capitalization; Selected
                                         Financial Information; Management's
                                         Discussion and Analysis of Financial
                                         Condition and Results of Operations;
                                         Business; Management; Principal
                                         Securityholders; Description of the
                                         Exchange Notes; Plan of Distribution;
                                         Legal Matters; Experts; Consolidated
                                         Financial Statements
11.Incorporation of Certain Information  Incorporation of Certain Documents by
       by Reference....................  Reference
12.Information with Respect to S-2 or
       S-3 Registrants.................  Not Applicable
13.Incorporation of Certain Information
       by Reference....................  Not Applicable
14.Information with Respect to
       Registrants Other Than S-3 or S-
       2 Registrants...................  Not Applicable
15.Information with Respect to S-3
       Companies.......................  Not Applicable
16.Information with Respect to S-2 or
       S-3 Companies...................  Not Applicable
17.Information with Respect to
       Companies Other Than S-2 or S-3
       Companies.......................  Not Applicable
18.Information if Proxies, Consents or
       Authorizations are to be
       Solicited.......................  Not Applicable
19.Information if Proxies, Consents or
       Authorizations are not to be      Prospectus Summary; Incorporation of
       Solicited or in an Exchange       Certain Documents by Reference;
       Offer ..........................  Management; Principal Securityholders;
                                         The Exchange Offer

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE +
+WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE        +
+SECURITIES LAWS OF ANY SUCH JURISDICTION.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED APRIL 2, 1996

PROSPECTUS

                   [Logo of Mark IV Industries appears here]

                               OFFER TO EXCHANGE
                   7 3/4% SENIOR SUBORDINATED NOTES DUE 2006
                          FOR ANY AND ALL OUTSTANDING
                   7 3/4% SENIOR SUBORDINATED NOTES DUE 2006

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [DAY], [DATE], 1996, UNLESS EXTENDED BY MARK IV INDUSTRIES, INC. As more fully described herein under "The Exchange Offer--Expiration Date; Extensions; Amendment," the time the Exchange Offer expires (including extensions, if any, by Mark IV) is referred to as the "Expiration Date."

  Mark IV Industries, Inc., a Delaware Corporation ("Mark IV" or the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 7 3/4% Senior Subordinated Notes due April 1, 2006 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 7 3/4% Senior Subordinated Notes due April 1, 2006 (the "Private Notes" and, collectively with the Exchange Notes, the "Notes"), of which $250,000,000 in aggregate principal amount was issued and sold on March 11, 1996 in a transaction exempt from registration under the Securities Act (the "Private Offering") and is outstanding on the date hereof.

  The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined), which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. See "The Exchange Offer" and "Description of the Exchange Notes."

  The Exchange Notes will bear interest at the rate of 7 3/4% per annum, payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1996. The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (March 11, 1996). The Exchange Notes will not be subject to redemption prior to their stated maturity. Upon a Change of Control (as defined), holders of the Exchange Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any of their Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, through the date of purchase. See "Description of the Exchange Notes--Change of Control."

  The Exchange Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness (as defined) of the Company, and will be effectively subordinated to the indebtedness of the Company's subsidiaries. At January 31, 1996, after giving pro forma effect to the issuance and sale of the Private Notes and the application of the net proceeds thereof to reduce outstanding Senior Indebtedness of the Company, Senior Indebtedness of the Company and its subsidiaries was approximately $168,700,000 (of which approximately $52,800,000 was indebtedness of the Company's subsidiaries) and subordinated indebtedness of the Company (including the Private Notes) was approximately $508,000.00. Subject to certain restrictions, the Indenture pursuant to which the Exchange Notes will be issued permits the Company to incur additional indebtedness, but, until such time as the Exchange Notes are rated Investment Grade (as defined), prohibits the incurrence by the Company of any indebtedness that is senior to the Exchange Notes and subordinate to Senior Indebtedness. See "Description of the Exchange Notes--Subordination."

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

  The Private Notes were originally issued and sold in the Private Offering in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act. Accordingly, the Private Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States or to a U.S. person unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Private Notes directly from the Company may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

  The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. See "The Exchange Offer--Resale of the Exchange Notes."

  Prior to the Exchange Offer, there has been no public market for the Notes. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent they are traded, to trade at a significant discount from face value. In addition, any Private Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that the Private Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Private Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Private Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Private Notes except under certain limited circumstances. See "The Exchange Offer--Termination of Certain Rights."

  The Company will accept for exchange any and all validly tendered Private Notes not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is not conditioned on any minimum aggregate principal amount of Private Notes being tendered or accepted for exchange; provided, however, Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

                               ----------------

                THE DATE OF THIS PROSPECTUS IS         , 1996.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE INFORMATION CONTAINED HEREIN IS AS OF THE DATE HEREOF AND SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AT ANY TIME NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  IN MAKING AN INVESTMENT DECISION REGARDING THE SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE OFFERING IS BEING MADE ON THE BASIS OF THIS PROSPECTUS. ANY DECISION TO EXCHANGE NOTES IN THE EXCHANGE OFFER MUST BE BASED ON THE INFORMATION CONTAINED HEREIN.

  The Exchange Notes will be available initially to qualified institutional buyers only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of a Global Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, Exchange Notes in certificated form will be issued in exchange for the Global Note only in accordance with the terms set forth in the Indenture. See "The Exchange Offer--Book Entry Transfer" and "Description of the Exchange Notes--Book-Entry, Delivery and Form."

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    1
Incorporation of Certain Documents by Reference...........................    1
Prospectus Summary........................................................    2
Use of Proceeds...........................................................   11
The Exchange Offer........................................................   12
Capitalization............................................................   20
Selected Financial Information............................................   21
Pro Forma Financial Information...........................................   22
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   30
Management................................................................   37
Principal Securityholders.................................................   39
Description of the Exchange Notes.........................................   41
Certain Federal Income Tax Considerations.................................   56
Plan of Distribution......................................................   57
Legal Matters.............................................................   58
Experts...................................................................   58
Index to Consolidated Financial Statements................................  F-1

                                     (iii)

                             AVAILABLE INFORMATION

  Mark IV Industries, Inc. ("Mark IV" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

  The Company is required by the terms of the Indenture to furnish the Trustee (as defined) with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof: the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995, as amended by Amendment No. 1 on Form 10-K/A dated June 28, 1995; the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 31, 1995, August 31, 1995 and November 30, 1995; the Company's Current Report on Form 8-K dated May 17, 1995; and the Company's Current Report on Form 8-K dated March 21, 1996, as amended by the Company's Current Report on Form 8-K/A dated March 27, 1996.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Any such request should be directed to Investor Relations, Mark IV Industries, Inc., 501 John James Audubon Parkway, P.O. Box 810, Amherst, New York 14226-0810 (telephone number: (716) 689-4972).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise requires, all references herein to the "Company" or "Mark IV" include Mark IV Industries, Inc. and its subsidiaries.

                                  THE COMPANY

  Mark IV is a diversified manufacturer of a broad range of proprietary and other power and fluid transfer products and systems which serve four distinct markets: industrial; automotive aftermarket; automotive original equipment manufacturers ("OEMs"); and infrastructure. Power and fluid transfer products accounted for 90% of Mark IV's net sales in its fiscal year ended February 28, 1995 after giving pro forma effect to the Company's acquisition in November 1994 of Purolator Products Company ("Purolator"). Mark IV is also a leading manufacturer of professional audio products.

  Many of Mark IV's product groups have a significant, and in certain instances the leading, share of their respective markets. Products manufactured by Mark IV principally serve specialized needs in markets in which relatively few manufacturers compete. These products are sold directly and through independent distributors to other manufacturers and commercial users in the United States and Europe and, to a lesser extent, in Canada, Latin America and the Far East. Mark IV operates 75 manufacturing facilities and 52 distribution and sales locations and employs approximately 17,000 people in 18 countries.

  Mark IV's business strategy is focused on building the worldwide industrial, automotive aftermarket and automotive OEM markets of its Power and Fluid Transfer business segment through internal growth, continuation of cost control and quality improvement programs, and selective strategic domestic and foreign acquisitions. The Company's operating strategy emphasizes management for continuous improvement, establishing co-operative programs with customers to engineer, design and develop higher value added systems in addition to individual products, and the introduction of new, more cost effective and durable products.

  In furtherance of these strategies, over its last five fiscal years Mark IV has: (i) emphasized continuous product development, with over 50.0% of its current sales arising from the introduction of new products or products which have been redesigned; (ii) considerably enhanced its ability to provide a broader range of products to its existing customers through its November 1994 acquisition of Purolator, a leading manufacturer of automotive and industrial filtration products; (iii) significantly expanded its presence in Western Europe through its June 1993 acquisition of Pirelli Trasmissioni Industriali, S.p.A. ("PTI"), a leading Italian-based manufacturer of power transmission products; (iv) substantially increased its domestic production capacity and strengthened its market position in the power steering and garden hose markets through the 1990 acquisition of Anchor Swan, a leading manufacturer of these and other products; (v) established distribution centers to serve markets in Central and South America and the Pacific Rim, and acquired manufacturing and distribution facilities in Mexico; and (vi) implemented cost savings and efficiency programs in its Power and Fluid Transfer segment which have contributed to the improvement of the segment's operating income margins from 7.0% in fiscal 1989 to 11.2% in fiscal 1995. Mark IV believes that, having established an efficient global manufacturing and distribution network, it is well positioned to benefit from its leading domestic market position and its increased presence in European and other foreign markets.

                              RECENT DEVELOPMENTS

  As part of the Company's strategy to become more focused in the worldwide industrial, automotive aftermarket and automotive OEM markets of its Power and Fluid Transfer segment, Mark IV is exploring the possibility of selling two of its non-core businesses. In October 1995, the Company announced the possible sale of its infrastructure business, the Transportation Products Group ("TPG"), which currently has annual sales of approximately $225 million. In January 1996, the Company announced that it is also exploring the possible sale of its professional audio business, Mark IV Audio, which currently has annual sales of approximately $200 million. The potential sales of TPG and Mark IV Audio are in their preliminary stages and, therefore, there can be no assurance that either such sale will occur. If the Company were to consummate either or both such sales, the net proceeds thereof would be used to reduce Senior Indebtedness, to fund future acquisitions in core business areas, and/or, depending on market prices and other relevant considerations, to repurchase outstanding shares of the Company's Common Stock.

  In furtherance of Mark IV's strategy of focusing on building the industrial market of its Power and Fluid Transfer segment, on March 5, 1996 Mark IV acquired the Imperial Eastman Division of The Pullman Company ("Imperial Eastman") for a purchase price of approximately $78 million. Imperial Eastman manufactures industrial hose and couplings products complementary to those currently produced by Mark IV, and has current annual sales of approximately $135 million.

                            RECENT FINANCIAL RESULTS

  On March 26, 1996, the Company issued a press release announcing its results of operations for its fiscal year ended February 29, 1996. The following table summarizes such results of operations as compared to the results of operations for fiscal 1995. Although the fiscal 1996 results are preliminary and subject to the completion of the year-end audit, the Company does not believe the actual results will be materially different.

                                                         FISCAL YEAR ENDED
                                                        LAST DAY OF FEBRUARY
                                                       (DOLLARS IN THOUSANDS)
                                                       -------------------------
                                                          1995          1996
                                                       ----------    -----------
                                                                     (UNAUDITED)
      Sales........................................... $1,603,300    $2,088,500
                                                       ==========    ==========
      Operating Income(1)............................. $  164,300    $  212,600
                                                       ==========    ==========
      Interest Expense................................ $   53,900    $   61,200
                                                       ==========    ==========
      Net Income...................................... $   66,800(2) $   92,400
                                                       ==========    ==========

- --------
(1) Represents income before interest expense and taxes.
(2) After extraordinary loss of $1.1 million relating to the early extinguishment of debt.

                               THE EXCHANGE OFFER

The Exchange Offer..........  The Company is hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after Expiration Date. As of the date hereof, there is $250,000,000 aggregate principal amount of Private Notes outstanding. See "The Exchange Offer--Purpose of the Exchange Offer."

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

                              Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Private Notes directly from the Company other than as a result of market-making activities or ordinary trading activities may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act. See "The Exchange Offer--Resale of the Exchange Notes."

Registration Rights           The Private Notes were sold by the Company on
 Agreement..................  March 11, 1996 to Bear, Stearns & Co. Inc. (the
                              "Initial Purchaser") pursuant to a Purchase
                              Agreement, dated March 5, 1996, by and between the Company and the Initial Purchaser (the
                              "Purchase Agreement"). Pursuant to the Purchase
                              Agreement, the Company and the Initial Purchaser entered into a Registration Rights Agreement, dated as of March 11, 1996 (the "Registration
                              Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange
                              Offer except under certain limited circumstances.
                              See "The Exchange Offer--Termination of Certain
                              Rights."

                              Holders of Private Notes who do not tender their Private Notes in the Exchange Offer will continue to hold such Private Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but not unaccepted Private Notes will continue to be subject to the restrictions on transfer provided for in the Private Notes and the Indenture. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Private Notes could be adversely affected.

Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on              , 1996, unless
                              the Exchange Offer is extended by the Company, in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the
 Exchange Notes and the
 Private Notes..............
                              The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (March 11, 1996). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer--Interest on the Exchange Notes."

Conditions to the Exchange    The Exchange Offer is subject to certain
 Offer......................  customary conditions that may be waived by the
                              Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See
                              "The Exchange Offer--Conditions."

Procedures for Tendering
 Private Notes..............
                              Each Holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to Fleet National Bank, as exchange agent (the "Exchange Agent"), at its address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder is not currently participating and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer--Resale of Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Owners..........
                              Any beneficial owner whose Private Notes are registered in the name of a broker, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery           Holders of Private Notes who wish to tender their
 Procedures.................  Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed
                              Delivery Procedures."

Acceptance of the Private
 Notes and Delivery of the
 Exchange Notes.............
                              Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights...........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                              Exchange Offer--Withdrawal of Tenders."

Certain Federal Income Tax
 Considerations.............
                              For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent..............  Fleet National Bank is serving as the Exchange
                              Agent in connection with the Exchange Offer.

                          TERMS OF THE EXCHANGE NOTES

  The Exchange Offer applies to $250,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. For further information and for definitions of certain capitalized terms used below, see "The Exchange Offer" and "Description of the Exchange Notes."

Issuer......................  Mark IV Industries, Inc.

Securities Offered..........  $250,000,000 principal amount of 7 3/4% Senior
                              Subordinated Notes due April 1, 2006 (the
                              "Exchange Notes").

Maturity Date...............  April 1, 2006.

Interest Rate...............  The Exchange Notes will bear interest at a rate of 7 3/4% per annum.

Interest Payment Dates......  Interest will accrue on the Exchange Notes from and including the date of the initial issuance of the Private Notes (March 11, 1996) and will be payable semi-annually on each April 1 and October 1, commencing October 1, 1996.

Change of Control...........  Upon a Change of Control, holders of the Exchange
                              Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any portion of their Exchange Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, through the date of purchase. See "Description of the Exchange Notes--Change of Control."

Subordination...............  The Exchange Notes will be unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and will be effectively subordinated to the indebtedness of the Company's subsidiaries. At January 31, 1996, after giving pro forma effect to the issuance and sale of the Private Notes and the application of the net proceeds thereof to reduce outstanding Senior Indebtedness of the Company, Senior Indebtedness of the Company and its subsidiaries was approximately $168,700,000 (of which approximately $52,800,000 was indebtedness of the Company's subsidiaries) and subordinated indebtedness of the Company (including the Private Notes) was approximately $508,000,000. Subject to certain restrictions, the Indenture pursuant to which the Exchange Notes will be issued permits the Company to incur additional indebtedness, but, until such time as the Exchange Notes are rated Investment Grade, prohibits the incurrence by the Company of any indebtedness that is senior to the Exchange Notes and subordinate to Senior Indebtedness. See "Description of the Exchange Notes-- Subordination."

Certain Covenants...........  The Indenture restricts, among other things, the payment of dividends, the repurchase of capital stock and the making of certain other Restricted Payments (as defined), the incurrence of additional indebtedness, the incurrence of certain Liens (as defined) and certain mergers, consolidations or sales of assets. Upon the Exchange Notes being rated Investment Grade, certain of the restrictions will no longer be applicable. See "Description of the Exchange Notes--Certain Covenants."

                             SUMMARY FINANCIAL DATA

                             (DOLLARS IN THOUSANDS)

  The following tables set forth summary consolidated financial data of the Company for each of the three fiscal years in the period ended February 28, 1995, and for the nine month periods ended November 30, 1994 and 1995. Such financial data are derived from the Company's consolidated financial statements included elsewhere herein. The tables also set forth certain pro forma unaudited consolidated income statement data for fiscal 1995, after giving effect to the adjustments described in footnote (3) below.

                                                                            NINE MONTHS ENDED
                             YEAR ENDED THE LAST DAY OF FEBRUARY,             NOVEMBER 30,
                         -----------------------------------------------  ----------------------
                            1993      1994(1)     1995(2)      1995(3)     1994(2)       1995
                         ----------  ----------  ----------  -----------  ----------  ----------
                                                              PRO FORMA
                                                             (UNAUDITED)       (UNAUDITED)
INCOME STATEMENT DATA:
Net sales............... $1,085,700  $1,244,200  $1,603,300  $1,913,300   $1,118,300  $1,553,500
                         ==========  ==========  ==========  ==========   ==========  ==========
Operating income before
 depreciation and
 amortization........... $  145,700  $  173,500  $  215,800  $  251,000   $  158,600  $  212,300
Depreciation and
 amortization...........     32,100      41,700      51,500      60,600       38,000      49,300
                         ----------  ----------  ----------  ----------   ----------  ----------
Operating income (4).... $  113,600  $  131,800  $  164,300  $  190,400   $  120,600  $  163,000
                         ==========  ==========  ==========  ==========   ==========  ==========
Income from continuing
 operations............. $   39,100  $   51,100  $   67,900  $   78,300   $   50,300  $   71,700
                         ==========  ==========  ==========  ==========   ==========  ==========
OTHER DATA:
Consolidated cash
 flow/fixed charge
 coverage ratio (5):
 Actual.................      2.80x       3.46x       3.98x       3.89x        4.05x       4.66x
 As adjusted (6)........         --          --          --       3.76x           --       4.45x
Ratio of earnings to
 fixed charges (5):
 Actual.................      2.09x       2.50x       2.87x       2.85x        2.92x       3.38x
 As adjusted (6)........         --          --          --       2.75x           --       3.21x
Percentage of long-term
 debt to total
 capitalization.........       59.0%       62.2%       49.0%       49.0%        62.1%       47.2%

                              LAST DAY OF FEBRUARY,          NOVEMBER 30, 1995
                         -------------------------------- ------------------------
                            1993       1994       1995      ACTUAL   AS ADJUSTED(6)
                         ---------- ---------- ---------- ---------- -------------
                                                                (UNAUDITED)
BALANCE SHEET DATA:
Working capital......... $  275,400 $  312,800 $  379,700 $  433,000  $  433,000
Total assets............  1,124,800  1,282,300  1,846,400  1,961,000   1,965,300
Long-term debt..........    497,100    567,200    610,700    630,500     634,800
Stockholders' equity....    345,600    345,400    635,500    706,300     706,300

- --------
(1) Includes the results of operations of the PTI business from its June 1993 acquisition date.
(2) Includes the results of operations of the Purolator business from its November 1994 acquisition date.
(3) Presents pro forma data as if the acquisition of Purolator and the related borrowings under the Company's previously existing $650 million credit agreement (the "1994 Credit Agreement") in November 1994, and the public offering of shares of the Company's Common Stock in December 1994 had all occurred as of March 1, 1994, the beginning of fiscal 1995. See "Pro Forma Financial Information."
(4) Represents income from continuing operations before interest expense and taxes.
(5) See footnotes (4) and (6) to "Selected Financial Information" for information as to methods of calculating cash flow and fixed charge ratios.
(6) As adjusted to reflect the interest expense on the Notes at an interest rate of 7 3/4% per annum and the application of the net proceeds thereof to reduce borrowings outstanding under the 1994 Credit Agreement.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration of issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Private Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes, except as otherwise described herein. The Private Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

  The net proceeds from the sale of the Private Notes, which were approximately $244,100,000 (after deducting estimated expenses and discounts related to the Private Offering), were used to reduce outstanding indebtedness under the Company's new Credit Agreement (the "Credit Agreement") which was entered into on March 8, 1996, prior to consummation of the Private Offering on March 11, 1996. The Credit Agreement replaced the Company's previously existing 1994 Credit Agreement. At March 8, 1996, borrowings under the Credit Agreement totalled approximately $195,000,000 and the weighted average interest rate on such borrowings was approximately 5.65%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a summary of the terms of the Credit Agreement.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by the Company on March 11, 1996 (the "Closing Date") to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the sale of the Private Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement on March 11, 1996. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 30 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Closing Date and (iii) use its best efforts to consummate the Exchange Offer within 30 business days after the Registration Statement has become effective. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who purchased such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of one year after the Registration Statement is declared effective or until such earlier date on which the Exchange Notes are freely tradeable. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each

$1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer except under certain limited circumstances. See "--Termination of Certain Rights." The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $250,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
                , 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement, which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate equal to 7 3/4% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each April 1 and October 1, commencing October 1, 1996. Holders of Exchange Notes will receive interest on October 1, 1996 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from March 11, 1996, the date of initial issuance of the Private Notes, to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth on the Outside Back Cover Page of this Prospectus for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its reasonable discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder (if not a broker-dealer referred to in the last sentence of this paragraph) does not intend to engage and will not engage in the distribution of the Exchange Notes, (iii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange

Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes, acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (v) such holder understands that a secondary resale transaction described in clause (iv) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (vi) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a copy of this Prospectus (as it may be supplemented or amended) in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing DTC to transfer such Private Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act),
(ii) to provide, upon the request of any holder of a transfer-restricted

Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A,
(iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of Exchange Notes by broker-dealers for a period of up to one year from the date the Registration Statement is declared effective or until such earlier date on which the Exchange Notes are freely tradeable and to provide copies of the latest version of the Prospectus to such broker-dealers upon their request during such period and (iv) to file a shelf registration statement as required by the Registration Rights Agreement if any holder of transfer-restricted Notes notifies the Company within 20 business days of the consummation of the Exchange Offer that (A) such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or (B) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that this Prospectus is not appropriate or available for such resales by such holder, or (C) that such holder is a broker-dealer and holds Private Notes acquired directly from the Company or one of its affiliates (see "--Liquidated Damages").

LIQUIDATED DAMAGES

  The Registration Rights Agreement provides that (i) the Company will file the Registration Statement with the Commission on or prior to 30 days after the Closing Date, (ii) the Company will use its best efforts to have the Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Registration Statement is declared effective by the Commission, Exchange Notes in exchange for all Private Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file a shelf registration statement pursuant to the terms of the Registration Rights Agreement (the "Shelf Registration Statement" and, collectively with the Registration Statement, the "Registration Statements"), the Company will use its best efforts to file such Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date (as defined in the Indenture) to the Global Note Holder (as defined in the Indenture) by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities (as defined in the Indenture) by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. For purposes of the foregoing, "Transfer Restricted Securities" means each Private Note and each Exchange Note, as applicable, until (i) the date on which such Private Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Private Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the Prospectus, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

  Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $250,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act,
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                CAPITALIZATION

  The following table sets forth the unaudited consolidated capitalization of the Company as of November 30, 1995, and as adjusted to give effect to the sale of the Private Notes and the application of the estimated net proceeds to repay a portion of amounts outstanding under the then existing 1994 Credit Agreement. See "Use of Proceeds."

                                                           NOVEMBER 30, 1995
                                                              (DOLLARS IN
                                                              THOUSANDS)
                                                         ----------------------
                                                                         AS
                                                           ACTUAL     ADJUSTED
                                                         ----------  ----------
Current maturities of long-term debt(1)................. $    6,500  $    6,500
                                                         ==========  ==========
Long-term debt, excluding current maturities(1):
 Senior debt:
  1994 Credit Agreement................................. $  310,000  $   65,900
  Other.................................................     62,500      62,500
                                                         ----------  ----------
    Total senior debt...................................    372,500     128,400
                                                         ----------  ----------
 Subordinated debt:
  7 3/4% Senior Subordinated Notes due April 1, 2006....         --     248,400
  8 3/4% Senior Subordinated Notes due April 1, 2003....    258,000     258,000
                                                         ----------  ----------
    Total subordinated debt.............................    258,000     506,400
                                                         ----------  ----------
    Total long-term debt................................    630,500     634,800
                                                         ----------  ----------
Stockholders' equity:
 Preferred Stock, $.01 par value:
  10,000,000 shares authorized:
  None issued...........................................         --          --
 Common Stock, $.01 par value:
  100,000,000 shares authorized:
  59,979,042 shares issued(2)...........................        600         600
 Additional paid-in capital.............................    551,000     551,000
 Retained earnings......................................    157,100     157,100
 Foreign currency translation adjustment................     (2,400)     (2,400)
                                                         ----------  ----------
    Total stockholders' equity..........................    706,300     706,300
                                                         ----------  ----------
    Total capitalization................................ $1,336,800  $1,341,100
                                                         ==========  ==========

- --------
(1) See Note 7 to the Company's audited consolidated financial statements, appearing elsewhere herein, for interest rates and other information regarding the Company's outstanding indebtedness.
(2) Excludes 1,281,228 shares reserved for issuance upon exercise of outstanding employee stock options.

                        SELECTED FINANCIAL INFORMATION

                            (DOLLARS IN THOUSANDS)

  The following tables set forth selected consolidated financial information of the Company for each of the five fiscal years in the period ended February 28, 1995 and for the nine month periods ended November 30, 1994 and 1995. Information for the nine month periods ended November 30, 1994 and 1995 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. The results of operations for the nine month period ended November 30, 1995 are not necessarily indicative of the results to be expected for the full year. These tables should be read in conjunction with the Company's consolidated financial statements and pro forma financial information appearing elsewhere herein.

                                                                                     NINE MONTHS ENDED
                                  YEAR ENDED THE LAST DAY OF FEBRUARY,                 NOVEMBER 30,
                          -------------------------------------------------------  ----------------------
                            1991      1992        1993        1994(1)     1995(2)     1994(2)     1995
                          -------- ----------  ----------  ----------  ----------  ----------  ----------
                                                                                        (UNAUDITED)
INCOME STATEMENT DATA:
Net sales...............  $789,700 $1,004,300  $1,085,700  $1,244,200  $1,603,300  $1,118,300  $1,553,500
                          -------- ----------  ----------  ----------  ----------  ----------  ----------
Operating costs:
 Cost of products sold..   492,800    641,900     698,800     803,500   1,060,000     730,200   1,049,200
 Selling and
  administration........   164,800    200,600     215,100     236,300     292,700     205,000     257,000
 Research and
  development...........    20,600     24,900      26,100      30,900      34,800      24,500      35,000
 Depreciation and
  amortization..........    23,500     28,300      32,100      41,700      51,500      38,000      49,300
                          -------- ----------  ----------  ----------  ----------  ----------  ----------
   Total operating
    costs...............   701,700    895,700     972,100   1,112,400   1,439,000     997,700   1,390,500
                          -------- ----------  ----------  ----------  ----------  ----------  ----------
Operating income (3)....    88,000    108,600     113,600     131,800     164,300     120,600     163,000
Interest expense........    60,600     64,700      51,600      50,100      53,900      39,000      45,500
                          -------- ----------  ----------  ----------  ----------  ----------  ----------
Income before securities
 transactions and
 provision for taxes....    27,400     43,900      62,000      81,700     110,400      81,600     117,500
Gain (loss) on
 securities
 transactions...........     1,000     (2,400)         --          --          --          --          --
                          -------- ----------  ----------  ----------  ----------  ----------  ----------
Income before provision
 for taxes..............    28,400     41,500      62,000      81,700     110,400      81,600     117,500
Provision for income
 taxes..................    10,800     14,700      22,900      30,600      42,500      31,300      45,800
                          -------- ----------  ----------  ----------  ----------  ----------  ----------
Income from continuing
 operations.............    17,600     26,800      39,100      51,100      67,900      50,300      71,700
Discontinued operations,
 net of taxes...........     4,700      2,000       3,600          --          --          --          --
                          -------- ----------  ----------  ----------  ----------  ----------  ----------
Income before
 extraordinary items and
 cumulative effect of
 accounting change......    22,300     28,800      42,700      51,100      67,900      50,300      71,700
Extraordinary gain
 (loss) from early
 extinguishment of debt,
 net of taxes...........       700     (4,500)     (3,700)    (21,700)     (1,100)     (1,100)         --
Cumulative effect of
 accounting change......        --         --          --     (26,000)         --          --          --
                          -------- ----------  ----------  ----------  ----------  ----------  ----------
Net income..............  $ 23,000 $   24,300  $   39,000  $    3,400  $   66,800  $   49,200  $   71,700
                          ======== ==========  ==========  ==========  ==========  ==========  ==========
OTHER DATA:
Consolidated cash
 flow/fixed charge
 coverage ratio (4):
 Actual.................     1.84x      2.13x       2.80x       3.46x       3.98x       4.05x       4.66x
 As adjusted (5)........        --         --          --          --          --          --       4.45x
Ratio of earnings to
 fixed charges (6):
 Actual.................     1.38x      1.63x       2.09x       2.50x       2.87x       2.92x       3.38x
 As adjusted (5)........        --         --          --          --          --          --       3.21x
Capital expenditures....  $ 22,900 $   20,700  $   35,500  $   41,400  $   50,800  $   28,600  $   68,900

                                         LAST DAY OF FEBRUARY,
                         ------------------------------------------------------ NOVEMBER 30,
                            1991       1992       1993       1994       1995        1995
                         ---------- ---------- ---------- ---------- ---------- ------------
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Working capital......... $  345,100 $  285,500 $  275,400 $  312,800 $  379,700  $  433,000
Total assets............  1,100,100  1,104,500  1,124,800  1,282,300  1,846,400   1,961,000
Long-term debt,
 excluding current
 maturities.............    717,600    525,400    497,100    567,200    610,700     630,500
Stockholders' equity....    170,000    311,900    345,600    345,400    635,500     706,300

- -------
(1) Includes the results of operations of the PTI business from its June 1993 acquisition date.
(2) Includes the results of operations of the Purolator business from its November 1994 acquisition date.
(3) Represents income from continuing operations before interest expense, securities transactions and taxes.
(4) The consolidated cash flow/fixed charge coverage ratio is defined in the Indenture to be the ratio of consolidated cash flow to consolidated fixed charges. See "Description of the Exchange Notes."
(5) As adjusted to reflect the interest expense on the Notes at an interest rate of 7 3/4% per annum and the application of the net proceeds thereof to reduce borrowings outstanding under the 1994 Credit Agreement.
(6) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of income from continuing operations before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred, capitalized interest, amortization of debt expense and 15% of rental payments under operating leases (an amount estimated by management to be the interest component of such rentals).

                        PRO FORMA FINANCIAL INFORMATION

                            (DOLLARS IN THOUSANDS)

  The pro forma unaudited consolidated financial information for the fiscal year ended February 28, 1995 set forth below presents the results of operations of the Company for such year as if the following transactions had occurred on March 1, 1994, the beginning of fiscal 1995: (i) the consummation of the acquisition of Purolator in November 1994 and the borrowings under the 1994 Credit Agreement in connection therewith; and (ii) the public offering of shares of the Company's Common Stock in December 1994 and the application of the net proceeds thereof of approximately $113,000,000. The pro forma financial information combines, with appropriate adjustments, the Company's audited consolidated results of operations for its fiscal year ended February 28, 1995 and the unaudited consolidated results of operations of Purolator for its eight months ended October 31, 1994.

  The pro forma financial information has been prepared on the basis of preliminary assumptions and estimates. The pro forma financial information may not be indicative of the results that would have been achieved if the acquisition of Purolator and the borrowings under the 1994 Credit Agreement in connection therewith and the application of the net proceeds from the sale of Common Stock had been effected on the date indicated or which may be achieved in the future. The pro forma financial information should be read in conjunction with the financial statements of the Company and Purolator appearing elsewhere herein.

                                                       PRO FORMA
                             MARK IV(1)  PUROLATOR(2) ADJUSTMENTS   PRO FORMA
                             ----------  ------------ -----------   ----------
INCOME STATEMENT DATA:
Net sales..................  $1,603,300    $310,000          --     $1,913,300
                             ----------    --------                 ----------
Operating costs:
  Cost of products sold....   1,060,000     225,200          --      1,285,200
  Selling and administra-
   tion....................     292,700      50,100     $(4,600)(3)    338,200
  Research and development.      34,800       4,100          --         38,900
  Depreciation and amorti-
   zation..................      51,500       8,500         600 (4)     60,600
                             ----------    --------     -------     ----------
    Total operating costs..   1,439,000     287,900      (4,000)     1,722,900
                             ----------    --------     -------     ----------
Operating income...........     164,300      22,100       4,000        190,400
Interest expense...........     (53,900)     (2,700)     (6,800)(5)     63,400
                             ----------    --------     -------     ----------
Income before provision for
 taxes.....................     110,400      19,400      (2,800)       127,000
Provision for income taxes.     (42,500)       (900)     (5,300)(6)    (48,700)
                             ----------    --------     -------     ----------
Income from continuing
 operations................  $   67,900    $ 18,500     $(8,100)    $   78,300
                             ==========    ========     =======     ==========
OTHER DATA:
Consolidated cash
 flow/fixed charge coverage
 ratio(7):
  Actual...................       3.98x          --          --          3.89x
  As adjusted (8)..........          --          --          --          3.76x
Ratio of earnings to fixed
 charges (9):
  Actual...................       2.87x          --          --          2.85x
  As adjusted (8)..........          --          --          --          2.75x

- -------
(1) Represents the Company's audited consolidated results of operations as reported for its fiscal year ended February 28, 1995.
(2) Represents Purolator's unaudited consolidated results of operations for the eight month period ended October 31, 1994.
(3) Represents the elimination of duplicate costs, primarily related to Purolator's corporate headquarters function.
(4) Reflects increased depreciation and amortization expense based upon a preliminary estimate of values and remaining lives of fixed and intangible assets acquired.
(5) To adjust interest expense to reflect the amount that might have been paid on borrowings incurred to finance the acquisition of Purolator had it occurred on March 1, 1994.
(6) To adjust the tax provision to reflect the tax expense anticipated upon consolidation.
(7) The consolidated cash flow/fixed charge coverage ratio is defined in the Indenture to be the ratio of consolidated cash flow to consolidated fixed charges. See "Description of the Exchange Notes."
(8) As adjusted to reflect the interest expense on the Notes at an interest rate of 7 3/4% per annum and the application of the net proceeds thereof to reduce borrowings outstanding under the 1994 Credit Agreement.
(9) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of income from continuing operations before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred, capitalized interest, amortization of debt expense and 15% of rental payments under operating leases (an amount estimated by management to be the interest component of such rentals).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company classifies its operations into two business segments: (i) Power and Fluid Transfer and (ii) Professional Audio. The Company's current business strategy is focused upon the enhancement of its Power and Fluid Transfer business segment through internal growth, cost control and quality improvement programs and selective, strategic acquisitions, with an emphasis on expanding the Company's international presence in this segment. For a discussion of the Company's plans relating to the possible sale of its Professional Audio business segment and of the infrastructure business of its Power and Fluid Transfer segment, see "Business--Recent Developments."

RESULTS OF OPERATIONS

 Nine Months Ended November 30, 1995 Compared to Nine Months Ended November 30, 1994.

  The results of operations for the nine month period ended November 30, 1995 include the results of operations of Purolator. The results of operations for the nine month period ended November 30, 1994 include the results of operations of Purolator from its November 4, 1994 acquisition date.

  Net sales for the nine month period ended November 30, 1995 increased $435.2 million (39%) over the comparable period of the prior year. The increase was primarily due to the inclusion of the results of operations of Purolator for the full period and several smaller acquisitions. Excluding the acquisitions, sales increased approximately $97.4 million (9%) in the nine month period ended November 30, 1995, with approximately $85.0 million of the increase in the Power and Fluid Transfer segment and approximately $12.4 million in the Professional Audio segment. Foreign currency exchange rate movements had an approximately $12.9 million positive effect on sales in the nine month period ended November 30, 1995 in comparison to the comparable period of the prior year.

  Excluding acquisitions and the positive effect of foreign currency movements, the internal sales growth was approximately $84.5 million (8%) in the nine month period ended November 30, 1995 compared to the nine month period ended November 30, 1994.

  The cost of products sold as a percentage of consolidated net sales increased to approximately 68% for the nine month period ended November 30, 1995, as compared to approximately 65% for the nine month period ended November 30, 1994. This increase was primarily the result of the acquisition of Purolator, which historically has had lower gross margins. To date, the Company has been able to minimize the effects of negative pressures on its margins through its cost control programs.

  Selling and administration costs as a percentage of net sales were approximately 16% for the nine month period ended November 30, 1995 as compared to approximately 18% for the nine month period ended November 30, 1994. The reduced level of these costs as a percentage of sales was primarily a result of the inclusion of the Purolator operations for the full period, which reduced the level of such costs after the elimination of duplicate corporate and other costs. The reduction in the level of costs also reflects the Company's continuing emphasis on cost control, which has been successful in substantially offsetting the impact of inflation on such costs.

  Research and development costs increased by $10.5 million (43%) for the nine month period ended November 30, 1995 as compared to the nine month period ended November 30, 1994. The increase was primarily attributable to the inclusion of the results of operations of Purolator. As a percentage of net sales, these expenses remained consistent at approximately 2% in each period. This consistent level of investment reflects the Company's continuing emphasis on new product development.

  Depreciation and amortization expense increased by $11.3 million (30%) for the nine month period ended November 30, 1995 as compared to the nine month period ended November 30, 1994. The increase was primarily attributable to the inclusion of the results of operations of Purolator for the full period and the operations of several smaller acquisitions during the period, as well as depreciation resulting from fixed asset additions made in fiscal 1996.

  Interest expense for the nine month period ended November 30, 1995 increased by $6.5 million (17%) as compared to the nine month period ended November 30, 1994. The increase was primarily due to an increase in the weighted average debt outstanding resulting from borrowings incurred to finance the acquisition of Purolator, net of the effects of the conversion of $114.2 million principal amount of the Company's 6 1/4% Convertible Subordinated Debentures into shares of the Company's Common Stock, and the sale in a public offering of 6,500,000 shares of the Company's Common Stock which occurred in the latter part of fiscal 1995. Increases in economic rates on the Company's domestic and foreign debt also contributed to increased interest expense in the current period.

  The Company's provision for income taxes as a percentage of income before provision for taxes for the nine month period ended November 30, 1995 increased to approximately 39% as compared to 38% for the nine month period ended November 30, 1994. The slightly higher effective tax rate was primarily the result of relatively increased income in foreign locations with higher statutory tax rates than in the U.S.

  As a result of the replacement of the Company's prior credit facility with the 1994 Credit Agreement, the Company recognized a $1.1 million extraordinary loss, net of related tax benefits, for the nine month period ended November 30, 1994, related to the write-off of the unamortized balance of deferred charges associated with the prior credit facility.

  As a result of all of the above, the Company's net income for the nine month period ended November 30, 1995 increased $22.5 million (46%) over the comparable period of the prior year.

 Three Years Ended February 28, 1995.

  In reviewing the Company's sales performance, the following results by segment should be considered for each of the fiscal years presented:

                            1993            1994                  1995
                         ---------- --------------------- ---------------------
                                                % CHANGE              % CHANGE
                                                  OVER                  OVER
                           AMOUNT     AMOUNT   PRIOR YEAR   AMOUNT   PRIOR YEAR
                         ---------- ---------- ---------- ---------- ----------
                                         (DOLLARS IN THOUSANDS)
NET SALES TO CUSTOMERS:
  Power and Fluid
   Transfer............. $  908,900 $1,070,700    17.8%   $1,418,000    32.4%
  Professional Audio....    176,800    173,500    (1.9)      185,300     6.8
                         ---------- ----------    ----    ----------    ----
    Total............... $1,085,700 $1,244,200    14.6%   $1,603,300    28.9%
                         ========== ==========    ====    ==========    ====

  The increase in the Power and Fluid Transfer sales in fiscal 1995 was primarily the result of the Purolator acquisition and other smaller acquisitions, as well as the inclusion of PTI (acquired in June 1993) for all of fiscal 1995 and only nine months in fiscal 1994. Excluding the acquisitions, sales increased approximately $201.1 million (21.1%) over fiscal 1994, with $105.3 million of the increase in the U.S., and the $95.8 million balance of the increase primarily in Europe. Foreign currency exchange rate movements did not significantly effect fiscal 1995 sales in comparison to fiscal 1994. The increase in fiscal 1994 in comparison to fiscal 1993 was the result of internal sales growth of approximately $54.1 million (6.0%), and the inclusion of the PTI operations. Excluding PTI and the negative effect of foreign currency movements, the internal sales growth in fiscal 1994 was approximately $74.8 million (8.2%), with $45.7 million (5.0%) of such growth generated from the segment's U.S. operations and the balance from its foreign based operations.

  The $11.8 million increase in Professional Audio sales in fiscal 1995 was generated equally by the segment's U.S. and Pacific Rim operations. Sales in the segment's European operations remained comparable to the prior year's, with relative strengthening beginning in the latter part of fiscal 1995. Sales in the Professional Audio segment in fiscal 1994 remained comparable to fiscal 1993, with a slight increase in U.S. sales being offset by a decline in the segment's foreign operations, primarily in Europe.

  Cost of products sold as a percentage of consolidated net sales were 66.1%, 64.6%, and 64.4% in fiscal 1995, 1994 and 1993, respectively. The increase in the percentage in fiscal 1995 was primarily the result of the acquisition of Purolator, which historically has had lower gross margins, with the last four months of the fiscal year tending to be the lowest margin months. To date, the Company has been able to minimize the effects of negative pressures on its margins through its cost control programs.

  Selling and administration costs as a percentage of consolidated net sales were 18.3%, 19.0%, and 19.8% in fiscal 1995, 1994 and 1993, respectively. The reductions in fiscal 1995 and 1994 were primarily the result of operating synergies achieved from the combination of the PTI business with the previously existing European operations of the Power and Fluid Transfer business segment. The relatively consistent level of costs also reflects the Company's continued emphasis on cost control, which has been successful in substantially offsetting the impact of inflation on such costs.

  Research and development costs increased by $3.9 million (12.6%) in fiscal 1995 over fiscal 1994, which in turn increased by $4.8 million (18.4%) over fiscal 1993. The increases in fiscal 1995 and 1994 were primarily caused by the Purolator and PTI acquisitions. As a percentage of consolidated net sales, such costs were in the range of 2.2% to 2.5% in each of fiscal 1995, 1994 and 1993. This consistent level of investment reflects the Company's continuing emphasis on new product development.

  Depreciation and amortization expense increased by $9.8 million (23.5%) in fiscal 1995 over fiscal 1994, which in turn increased by $9.6 million (29.9%) over fiscal 1993. The increases in fiscal 1995 and 1994 were primarily attributable to the Purolator and PTI acquisitions. The fiscal 1995 amount also includes $1.6 million related to restricted stock grants, compared to $800,000 in fiscal 1994. The remaining portion of the increases were primarily the result of increased capital equipment expenditures.

  The above mentioned items resulted in the following operating income for each of the fiscal years presented:

                                1993                 1994                 1995
                         -------------------- -------------------- --------------------
                                    PERCENT              PERCENT              PERCENT
                                   OF RELATED           OF RELATED           OF RELATED
                          AMOUNT     SALES     AMOUNT     SALES     AMOUNT     SALES
                         --------  ---------- --------  ---------- --------  ----------
                                           (DOLLARS IN THOUSANDS)
OPERATING INCOME:
  Power and Fluid
   Transfer............. $104,100     11.5%   $124,800     11.7%   $158,400     11.2%
  Professional Audio....   22,000     12.4      21,900     12.6      21,800     11.8
                         --------     ----    --------     ----    --------     ----
  Total operating
   income...............  126,100     11.6     146,700     11.8     180,200     11.2
  Corporate expenses....  (12,500)    (1.1)    (14,900)    (1.2)    (15,900)    (1.0)
                         --------     ----    --------     ----    --------     ----
    Continuing
     operations, before
     interest and taxes. $113,600     10.5%   $131,800     10.6%   $164,300     10.2%
                         ========     ====    ========     ====    ========     ====

  Notwithstanding the increased interest costs resulting from borrowings used to fund the Purolator and PTI acquisitions, as well as the increase in the overall interest rate environment, interest expense was up only $3.8 million (7.6%) in fiscal 1995 in comparison to fiscal 1994. The relatively slight increase in fiscal 1995 expense was achieved as a result of the financing transactions referred to herein under the caption "--Liquidity and Capital Resources," as well as the 1994 Credit Agreement entered into in November 1994 which provided for lower interest rates as a result of the Company's improved debt to total capitalization position. Fiscal 1994 interest expense was $1.5 million (2.9%) less than fiscal 1993 interest expense. The reduction in fiscal 1994 was primarily the result of the Company's repurchase and in-substance defeasance of its 13 3/8% Subordinated Debentures at the beginning of fiscal 1994, which was refinanced with the proceeds from the issuance of the Company's 8 3/4% Senior Subordinated Notes due April 1, 2003 (the "8 3/4% Notes"). The interest expense amounts reported for continuing operations also reflect the allocation of $1.4 million, $2.2 million, and $5 million of such expense to discontinued operations in fiscal 1995, 1994 and 1993, respectively.

  The Company's provision for income taxes as a percentage of income before provisions for taxes was 38.5%, 37.5%, and 36.9% in fiscal 1995, 1994 and 1993, respectively. The higher rates in fiscal 1995 and 1994 were primarily the result of increased income in foreign jurisdictions with higher statutory tax rates than in the U.S.

  As a result of all of the above, the Company's income from continuing operations in fiscal 1995 increased $16.8 million (32.9%) over fiscal 1994. In turn, fiscal 1994 income from continuing operations increased $12 million (30.7%) over fiscal 1993.

  As a result of replacing the prior credit facility with the 1994 Credit Agreement and the issuance of the 8 3/4% Notes referred to above, the Company incurred extraordinary losses, net of related tax benefits, of $1.1 million, $21.7 million and $3.7 million in fiscal 1995, 1994 and 1993, respectively. Additionally, the Company's adoption of SFAS No. 106 in fiscal 1994 resulted in the recognition of a net of tax charge of $26 million as the cumulative effect of the accounting change in fiscal 1994. The above extraordinary items and cumulative effect of the accounting change in fiscal 1994 resulted in significantly reduced net income of $3.4 million in fiscal 1994 in comparison to the $66.8 million earned in fiscal 1995 and the $39 million earned in fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's short-term capital needs are met by cash generated through operations, supplemented by borrowings under its various credit facilities to the extent required. During fiscal 1995, net cash provided by earnings was $126.5 million, a 39% increase over the $91.2 million generated in fiscal 1994, which in turn represented a 46% increase over fiscal 1993. At February 28, 1995, the Company's working capital investment was $379.7 million, a net increase of $66.9 million in comparison to February 28, 1994. Excluding the effects of the Purolator acquisition, net working capital was reduced by approximately $5.6 million in fiscal 1995.

  The Company's long-term capital needs are met by cash generated from operations, bank financing, and a combination of public offerings of debt and equity securities. Recent financing activities of a longer term nature include the following:

  . In October 1994, the Company entered into agreements with certain holders of its 6 1/4% Convertible Debentures due February 15, 2011 to convert approximately $76.7 million of the debentures into approximately 5,600,000 shares of the Company's Common Stock. In January 1995, the Company called for redemption the $37.5 million remaining principal amount of these debentures. As a result of the call for redemption, substantially all of the remaining debentures were converted into 2,700,000 shares of the Company's Common Stock.

  . In November 1994, the Company entered into the $650 million 1994 Credit
    Agreement with a group of financial institutions which provided for (i) a five-year term loan in the principal amount of approximately $300 million used to finance the acquisition of Purolator and to repay certain existing Purolator debt, and (ii) a five-year revolving credit facility in an amount of up to $350 million used for refinancing the Company's previously existing credit facility and certain existing Purolator debt, and for working capital and other general corporate purposes.

  . In November 1994, the Company acquired all of the stock of Purolator for a total cash purchase price, including expenses, of approximately $286.3 million. Funding for the acquisition was provided by borrowings under the 1994 Credit Agreement. Purolator is a significant addition to the Company's Power and Fluid Transfer business segment. The Company also completed a number of smaller acquisitions during fiscal 1995 for aggregate total purchase prices of approximately $14.5 million.

  . In December 1994, the Company completed an underwritten public offering of 6,500,000 shares of its Common Stock, at a public offering price of $18.10 per share (the "Stock Offering"). The net proceeds from the Stock Offering of approximately $113 million were used to repay a portion of the Company's outstanding indebtedness under the 1994 Credit Agreement.

  As a result of all of the activities discussed above, long-term debt at February 28, 1995 increased $43.5 million from the total amount outstanding at February 28, 1994. Absent the effects of the Company's acquisitions and divestitures, as well as the effects of the equity offerings and debt conversion in fiscal 1995, long-term debt was actually reduced by approximately $17.0 million from the levels at February 28, 1994. The Company's long-term debt as a percentage of total capitalization at February 28, 1995 was 49%, versus 62.2% at February 28, 1994.

  Net cash provided by earnings was approximately $135 million for the nine month period ended November 30, 1995, an increase of approximately $52.4 million (63%) over the nine month period ended November 30, 1994. At November 30, 1995, the Company's working capital investment was approximately $433 million, an increase of approximately $53.3 million (14%) from February 28, 1995. The increase in working capital is substantially attributable to the support of higher business levels and temporary seasonal inventory and accounts receivable increases in the Power and Fluid Transfer segment.

  Capital expenditures in the nine month period ended November 30, 1995 were approximately $68.9 million, in comparison to approximately $28.6 million in the comparable period in fiscal 1994. Approximately $10.4 million of the increase can be attributed to Purolator's operating units, which were included for only one month of the nine month period ended November 30, 1994. Approximately $20.3 million of the increase relates to a new manufacturing facility and other increased capacity requirements in the European units of the Power and Fluid Transfer segment, primarily in Italy. Certain of such capital expenditures were accelerated into the first nine months of the 1996 fiscal year to enable the Company to take advantage of certain statutory tax benefits that were available for only a limited period of time. The balance of the increase relates to the Power and Fluid Transfer segment's U.S. operations, including a new centralized warehouse and distribution facility for the Industrial Division of the segment. Cash generated from operating activities in the period was sufficient to fund these capital expenditures.

  The Company had borrowing availability under its primary credit agreements in excess of $352.5 million and additional availability under its various domestic and foreign demand lines of credit of approximately $124.8 million at November 30, 1995. Long-term debt at November 30, 1995 increased approximately $19.8 million (3%) from the total amount at February 28, 1995, primarily as a result of increased borrowings required to support the temporarily increased working capital requirements referred to above.

  Although the Company's long-term debt increased in absolute terms, as a percentage of total capitalization it decreased slightly to approximately 47% at November 30, 1995, from 49% at February 28, 1995. Management believes that cash generated from operations should be sufficient to support the Company's working capital requirements and anticipated capital expenditures for the foreseeable future.

  In October 1995, the Company announced that it is exploring the possibility of selling its infrastructure business (a non-core component of its Power and Fluid Transfer business segment) to potential strategic buyers. This business, known as the Transportation Products Group, currently has annual sales of approximately $225 million. In January 1996, the Company announced that it is also exploring the possibility of selling its Professional Audio business to potential strategic buyers. This business, known as Mark IV Audio, currently has annual sales of approximately $200 million.

  The sale of either or both of TPG and Mark IV Audio would allow the Company to become more focused in the worldwide industrial, automotive aftermarket and automotive OEM markets of its Power and Fluid Transfer business segment. The potential sales of TPG and Mark IV Audio are in their preliminary stages and, therefore, there can be no assurance that either such sale will occur. However, if the Company were to consummate either or both such sales, the proceeds thereof would be used to reduce Senior Indebtedness, to fund future acquisitions in core business areas and/or, depending on market prices and other relevant considerations, to repurchase the Company's Common Stock.

RECENT FINANCINGS

  On March 8, 1996, the Company entered into the new Credit Agreement with various financial institutions which provides for a five year non-amortizing revolving credit facility with initial borrowing availability of $700 million, of which $600 million was a domestic facility (the "Domestic Credit Facility") and $100 million is a multi-currency facility (the "Multi-Currency Credit Facility"). The Multi-Currency Credit Facility permits borrowings to be made in dollars as well as specified foreign currencies. In accordance with the terms of the Credit Agreement, the availability under the Domestic Credit Facility was automatically reduced to $400 million on March 11, 1996 upon the consummation of the sale of the Private Notes. The proceeds of the initial borrowings under the Credit Agreement were used to repay in full amounts outstanding under the Company's 1994 Credit Agreement and a previously existing $100 million foreign currency credit agreement. Borrowings under the Domestic Credit Facility bear interest at a rate per annum equal to, at the Company's option, either (i) the greater of (a) at the reference rate of the agent acting on behalf of the financial institutions or (b) the Federal Funds Rate plus one-half of 1% or (ii) LIBOR plus a margin (the "Applicable Margin") ranging from 0.225% to 0.35%, depending upon the Company's Consolidated Leverage Ratio (as defined in the Credit Agreement). Borrowings under the Multi-Currency Credit Facility bear interest at the LIBOR rate for the currency of each loan plus the Applicable Margin. The Company is also required to pay a commitment fee at a rate per annum ranging from 0.125% to 0.20% of the total borrowing availability under the Credit Agreement (the "Facility Fee Rate"), determined on the basis of the Company's Consolidated Leverage Ratio. Based upon the Company's most recently determined Consolidated Leverage Ratio, the Applicable Margin and Facility Fee Rate are 0.225% and 0.15%, respectively. The Credit Agreement contains customary affirmative and negative covenants, including financial covenants requiring the maintenance of specified consolidated interest coverage and leverage ratios and amounts of consolidated net worth. Borrowings under the Credit Agreement are guaranteed by the Company's significant domestic subsidiaries and are secured by a pledge of the capital stock of each of such subsidiaries.

  On March 11, 1996, the Company completed the sale of the Private Notes in the Private Offering and applied the net proceeds thereof of approximately $244,100,000 to reduce indebtedness under the new Credit Agreement.

FOREIGN CURRENCY

  The Company does not hold or issue derivatives for trading purposes and is not a party to leveraged derivatives transactions. The Company's sales from foreign locations and exports are about $580 million and as a result, the Company enters into foreign currency forward contracts as a hedge for certain existing or anticipated business transactions denominated in various foreign currencies. Foreign currency transactions included in income amounted to gains (losses) of approximately ($400,000), $100,000, $300,000 and ($700,000) in the
nine month period ended November 30, 1995, and the fiscal years of 1995, 1994 and 1993, respectively. Unrealized gains and losses related to foreign currency forward contracts were not significant at November 30, 1994. The maximum notional amount of foreign currency forward contracts outstanding at any one time through November 30, 1995 amounted to approximately $31.3 million and the approximate notional amounts of such contracts outstanding were $10.9 million at November 30, 1995.

  From time to time, the Company enters into interest rate swap agreements to balance the mix of its fixed and variable interest rate debt. At November 30, 1995, the Company had interest rate swap agreements in an aggregate notional amount of approximately $150 million, effectively converting the variable rates of interest payable by the Company on such amount of its indebtedness to fixed annual rates of interest. As a result of the swaps, the Company is currently paying an effective fixed annual rate of interest of approximately (i) 5.6% on approximately $117 million of indebtedness and (ii) 12% on approximately $33 million of indebtedness denominated in Italian Lire. The swap agreements are scheduled to expire at various dates through July 2000.

IMPACT OF INFLATION

  Although the Company has experienced delays in its ability to pass on certain inflation related cost increases, the Company does not expect that such delays or the overall impact of inflation will have a material impact on the Company's operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121-- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles and goodwill related to those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 is effective for the Company's fiscal year ending February 28, 1997.

  Management is in the process of assessing the impact of SFAS No. 121 on its financial statements. While it is anticipated that SFAS No. 121 will require a non-cash charge to reduce the carrying value of certain of the Company's fixed assets and goodwill values, it is too early to estimate the amount thereof at the present time. However, it is anticipated that the net effect of the adoption of SFAS No. 121, combined with the possible costs associated with re-focusing the Company's Power and Fluid Transfer business upon the sale of the TPG and Professional Audio business units, will not exceed the net gain expected to be realized upon the possible sale of such business units.

                                    BUSINESS

GENERAL

  Mark IV is a diversified manufacturer of a broad range of proprietary and other power and fluid transfer products and systems which serve four markets: industrial; automotive aftermarket; automotive OEMs; and infrastructure. Power and fluid transfer products accounted for 90% of Mark IV's net sales in fiscal 1995 after giving pro forma effect to the Company's November 1994 acquisition of Purolator. Mark IV also manufactures professional audio products.

  Many of Mark IV's products have a significant, and in certain instances the leading, share of their respective markets. Products manufactured by Mark IV principally serve specialized needs in markets in which relatively few manufacturers compete. These products are primarily sold directly, and through independent distributors, to other manufacturers and commercial users in the United States and Europe and, to a lesser extent, in Canada, Latin America and the Far East. Mark IV operates 75 manufacturing facilities and 52 distribution and sales locations and employs approximately 17,000 people in 18 countries.

  Mark IV's business strategy is focused on building the worldwide industrial, automotive aftermarket and automotive OEM markets of its Power and Fluid Transfer segment through internal growth, continuation of cost control and quality improvement programs, and selective strategic domestic and foreign acquisitions. The Company's operating strategy emphasizes management for continuous improvement, establishing co-operative programs with customers to engineer, design and develop higher value added systems in addition to individual products, and the introduction of new, more cost effective and durable products.

  In furtherance of these strategies, over its last five fiscal years Mark IV has: (i) emphasized continuous product development, with over 50.0% of its current sales arising from the introduction of new products or products which have been redesigned; (ii) considerably enhanced its ability to provide a broader range of products to its existing customers through its November 1994 acquisition of Purolator, a leading manufacturer of automotive and industrial filtration products; (iii) significantly expanded its presence in Western Europe through its June 1993 acquisition of PTI, a leading Italian-based manufacturer of power transmission products; (iv) substantially increased its domestic production capacity and strengthened its market position in the power steering and garden hose markets through the 1990 acquisition of Anchor Swan, a leading manufacturer of these and other products; (v) established distribution centers to serve markets in Central and South America and the Pacific Rim, and acquired manufacturing and distribution facilities in Mexico; and (vi) implemented cost savings and efficiency programs in its Power and Fluid Transfer segment which have contributed to the improvement of the segment's operating income margins from 7.0% in fiscal 1989 to 11.2% in fiscal 1995. Mark IV believes that, having established an efficient global manufacturing and distribution network, it is well positioned to benefit from its leading domestic market position and its increased presence in European and other foreign markets.

ACQUISITION OF PUROLATOR PRODUCTS COMPANY

  As part of the Company's strategic emphasis on its Power and Fluid Transfer segment, in November 1994 Mark IV acquired Purolator, which is a leading manufacturer of filtration products, including automotive oil, air and fuel filters; residential and commercial heating, ventilating and air-conditioning ("HVAC") filters; high-technology liquid filtration products; and specialized industrial filters and filtration systems. The total cost of the acquisition was $286.3 million. Purolator's filtration business complements the Company's fluid transfer products since many of Purolator's products serve customers in the same markets as the Company's other power and fluid transfer products, such as certain industrial markets, the automotive aftermarket and, to a much lesser extent, the automotive OEM market. In addition, filters are generally an integral part of most power and fluid transfer systems produced by the Company. In particular, the acquisition of Purolator strengthens Mark IV's presence in the automotive aftermarket since more than 60% of Purolator's annual sales have been made to customers in this market. Mark IV also believes that its extensive sales and distribution network are providing opportunities for increased sales of Purolator's products.

RECENT DEVELOPMENTS

  As part of the Company's strategy to become more focused in the worldwide industrial, automotive aftermarket and automotive OEM markets of its Power and Fluid Transfer segment, Mark IV is exploring the possibility of selling two of its non-core businesses. In October 1995, the Company announced the possible sale of TPG, which comprises the Company's infrastructure business, and which currently has annual sales of approximately $225 million. In January 1996, the Company announced that it is also exploring the possible sale of Mark IV Audio, which comprises the Company's professional audio business segment and which currently has annual sales of approximately $200 million. The potential sales of TPG and Mark IV Audio are in their preliminary stages and, therefore, there can be no assurance that either such sale will occur. If the Company were to consummate either or both such sales, net proceeds thereof would be used to reduce Senior Indebtedness, to fund future acquisitions in core business areas, and/or, depending on market and other relevant considerations, to repurchase the Company's Common Stock.

  In furtherance of Mark IV's strategy of focusing on building the industrial market of its Power and Fluid Transfer segment, on March 5, 1996 Mark IV acquired Imperial Eastman for a purchase price of approximately $78 million. Imperial Eastman manufactures industrial hose and couplings products complementary to those currently produced by Mark IV, and has current annual sales of approximately $135 million.

SEGMENT INFORMATION

  The Company classifies its operations into the following two business segments:

    (i) Power and Fluid Transfer, which includes the design, manufacture and distribution of products and systems primarily in the industrial market, the automotive aftermarket, the automotive OEM market and the infrastructure market. Such products and systems include those related to rubber and plastic belts, hose, fittings and related assemblies; filters; power transfer mechanisms for door control systems used in mass transit vehicles; information displays; and advanced traffic control and management systems; and

    (ii) Professional Audio, which includes the design and manufacture of products and systems used primarily in the high-performance professional audio market, such as microphones, speakers, public address and musical instrument loudspeaker systems, audio signal processors, and sound enhancement and noise canceling equipment.

  The results of operations of Purolator have been included in the Company's results of operations for its 1995 fiscal year from Purolator's November 1994 acquisition date. The results of operations of PTI have been included in the Company's results of operations for its 1994 fiscal year from PTI's June 1993 acquisition date. Selected summary information has been presented below to facilitate the review of the Company's business segment discussion. The summary information has been derived from the more detailed information regarding industry segments in accordance with generally accepted accounting principles as presented in Note 14 to the Company's audited consolidated financial statements included elsewhere herein. Such summary information is as follows:

                                                                        1995
                                                 1994       1995    PRO FORMA(1)
                                              ---------- ---------- ------------
                                                                    (UNAUDITED)
                                                    (DOLLARS IN THOUSANDS)
NET SALES TO CUSTOMERS:
Power and Fluid Transfer..................... $1,070,700 $1,418,000  $1,728,000
Professional Audio...........................    173,500    185,300     185,300
                                              ---------- ----------  ----------
  Total...................................... $1,244,200 $1,603,300  $1,913,300
                                              ========== ==========  ==========
OPERATING INCOME(2):
Power and Fluid Transfer..................... $  124,800 $  158,400  $  184,500
Professional Audio...........................     21,900     21,800      21,800
                                              ---------- ----------  ----------
  Total...................................... $  146,700 $  180,200  $  206,300
                                              ========== ==========  ==========

- --------
(1) To reflect the Purolator acquisition as if it had occurred at the beginning of the fiscal year.
(2) Represents income before general corporate expenses, interest expense and taxes.

POWER AND FLUID TRANSFER

  Dayco Products Inc. ("Dayco") and Purolator, each wholly-owned subsidiaries of the Company, produce a variety of belts, hose, filters, and related assemblies and systems, for industrial, automotive aftermarket and automotive OEM customers, primarily in North America and Europe. The acquisition of Purolator significantly increased the size and product base of the Power and Fluid Transfer segment. The complementary nature of the Dayco and Purolator product lines, particularly in the automotive aftermarket, Original Equipment Service ("OES") market and industrial markets, is enabling the Company to integrate the segment's systems and distribution approach to product offerings. The acquisition of Purolator increased the pro forma revenue of these core products to approximately $1.5 billion per annum. The balance of this segment serves the infrastructure market.

 Industrial

  Approximately 30% of fiscal 1995 pro forma sales were to industrial customers, making Industrial the largest market in this segment. Industrial products include a variety of belts, hose, filters, tensioners, pulleys, couplings, assemblies and systems for a number of markets, including agricultural, oil field, mining, lawn and garden, food and beverage handling, construction, environmental, chemical, lumber and specialty applications.

  Many of the Industrial products are sold directly to industrial OEMs for use in agricultural, manufacturing, office, mining, environmental, fuel dispensing and fuel flow equipment, as well as in products such as snowmobiles, washing machines, golf carts, vacuum cleaners, outboard motors and lawn mowers. The balance of sales in this market are to distributors of industrial replacement belts and hose, and lawn and garden product distributors and retailers, such as hardware chains, home centers and mass merchandisers.

  The segment's industrial product offerings were expanded in fiscal 1995 to include the industrial filters and filtration systems which Purolator supplies to the industrial, aviation and marine markets, broadening the Company's product offerings and customer base in the industrial marketplace. Facet International, Inc. ("Facet"), a Purolator subsidiary, has also expanded the segment's Industrial product lines and markets. Facet is a manufacturer of high performance filtration and separation products and systems for commercial and military aviation applications. Facet's products, which have been approved by numerous governmental and industry-related organizations around the world, are sold to oil companies, airlines and defense ministries. Facet also produces bilge separators for the commercial and military marine markets, as well as an environmental protection product that removes oil pollution from water.

  The May 1994 acquisition of the U.S. Rubber Hose Co. ("U.S. Rubber") in Vero Beach, Florida enabled Dayco to enter new product lines in the industrial hose market. U.S. Rubber provides the capability of manufacturing rigid mandrel hose up to 200 feet in length in a variety of bore sizes. This new capability allows Dayco to better serve customers in the paper, oil drilling and refining, water pumping, natural gas production, manufacturing, cement/construction, chemical and trucking industries.

 Automotive Aftermarket

  The Automotive Aftermarket accounted for roughly 28% of fiscal 1995 pro forma sales. The products in this market include a vast array of automotive belts, hose, filters and accessories sold to automotive warehouse distributors, oil companies, original equipment service centers, retail and auto parts chains, mass merchandisers, farm and fleet stores, and hardware distributors.

  Products include V-ribbed belts, V-belts, and timing belts; radiator, automotive service, fuel line and heater hose and assemblies; as well as fan clutches, transmission oil coolers, fan blades, electric fans, couplings and pulleys. With the addition of Purolator, product offerings were expanded to include a complete line of automotive oil, air and fuel filters for virtually all automobiles and light duty trucks currently operated in North America, including those manufactured by North American, Japanese and European OEMs. The Company believes that the combined Dayco/Purolator distribution system and complementary customer base provide opportunities for revenue growth, margin improvement and increased market penetration.

 Automotive OEM

  The segment's Automotive OEM business accounted for 20% of fiscal 1995 pro forma sales. Dayco designs, develops and manufactures automotive accessory drive, camshaft drive, fuel, air conditioning, and power steering systems for the global automotive OEM market, as well as radiator, heater, fuel, engine and transmission oil cooler assemblies, consisting of various hose, belts, filters, tensioners, brackets, pulleys, canisters and sprockets.

  In response to the increased global nature of the automotive OEM industry, Dayco's Automotive OEM business is now organized into a single global unit, to better meet the needs of its worldwide customers, and to maximize the use of its resources on a global basis.

  In keeping with the Company's long-term growth strategy to expand its geographic presence, several strategic acquisitions were made in fiscal 1995. Citla, a manufacturer of industrial and automotive belts and hose products with headquarters in Mexico City, Mexico, was acquired in June 1994. Citla provides support to the Company's existing OEM customers in Mexico, as well as access to the Mexican automotive aftermarket and industrial marketplace. Acquired in September 1994, Dayco Hevas ("Hevas") of Varberg, Sweden, manufactures automotive tubes and tube assemblies. Hevas' products complement Dayco's existing power steering and air conditioning components for the European automobile industry, further enhancing the Company's market position in Europe.

  The acquisition of Purolator also provided increased market opportunities with the Company's multi-national OEM customers. Purolator's products are being incorporated into Dayco's systems, and the distribution of Purolator's products are expected to be enhanced by Dayco's global OEM programs. Purolator's equity interest in Purolator India Limited expands the Company's manufacturing capabilities and OEM markets in Southeast Asia, while Purolator's 50% ownership in Purodenso Corp., a joint venture with Nippondenso of Japan, provides access to the OEM transplant market in the U.S.

  Dayco also has development programs with respect to various automotive systems with the Detroit "Big Three," U.S. foreign-based OEMs, and most of the major European automotive manufacturers. The Company's penetration of the truck OEM market improved in fiscal 1995 with new orders from Iveco, Mercedes and Scania, and increased volume with Mack, Navistar, and Cummins. Dayco also continues to benefit from the increasing demand in Europe for automobiles equipped with power steering and air conditioning.

  Emphasis on systems development as a hose and assembly producer has helped Dayco gain market share in the power steering hose assembly market. The Company believes that the increase in the number of motor vehicles in operation in Asia and the high-temperature climate in populous portions of Asia should create a strong demand for Dayco's air conditioning hose assemblies.

 Infrastructure

  Mark IV designs and manufactures products and systems serving two principal components of the Infrastructure market. Mark IV produces information displays, door systems, interior hardware and other systems for mass transit buses and railcars. In addition, the Company produces electronic vehicle identification products for the electronic toll and traffic management markets, as well as information signs and traffic signals and controllers. These products, which are manufactured and sold in North America and throughout Europe, accounted for 12% of fiscal 1995 pro forma sales.

  The Company's customers include OEMs of mass transit bus and rail vehicles and commercial aircraft, as well as state and local highway and transportation agencies. Some of the Infrastructure products are also sold to the aftermarket.

  The Infrastructure market is predominantly contract-driven, with many of the contracts spanning one or more years. At times, there are delays in the completion of contracts that may cause fluctuations in the timing of revenues, allowing inventories to build.

  Luminator Mass Transit, together with the Company's subsidiaries in Germany and France, designs, markets and produces electronic vehicle information and passenger information display systems and components for mass transit buses and railcars throughout the world. While most of these products are sold directly to vehicle manufacturers, there is also a large market for replacement parts used to repair or upgrade mass transit vehicles. The marketing efforts for these products are directed primarily at transit agencies, who can specify that Mark IV products be included in their mass transit systems, as well as to OEMs.

  The Company's F-P Electronics subsidiary is a producer of digital electromagnetic display components, supplying product to all of the major manufacturers of mass transit information display systems in North America and Europe, including the Company's Luminator operations. These products are also used in gasoline pump displays, variable message signs for highways, time and temperature displays, and scoreboards. This market was enhanced by a new line of high intensity fiber optic displays designed to dramatically improve visibility.

  The Company's Vapor business units in the U.S. and Canada supply complete bus door systems, as well as basic components, to the transit industry. Vapor also supplies the railroad industry with various electronic products. Vapor introduced three new door systems during fiscal 1995. These systems, which include microprocessor-based controls, were developed to meet the changing needs of domestic customers, and to position Vapor for entry into the Asian market.

  Mark IV's Luminator Aircraft Products unit supplies interior lighting and other passenger comfort systems for commercial aircraft, including the McDonnell Douglas MD-11 and the new MD-90, and every other McDonnell Douglas aircraft produced since the DC-3. In addition, Luminator provides components for several Boeing aircraft models, as well as aircraft panel, navigation, landing and emergency lighting for general aviation customers. Luminator also makes a comprehensive line of night vision-compatible interior and exterior lighting used in military applications. Luminator supplies its airline customers with aftermarket replacement and spare parts through its Product Support Center in Texas.

  Mark IV's Automatic Signal/Eagle Signal and Interstate Highway Sign operations manufacture products sold to state and local governments, as well as transportation agencies, primarily in the U.S. and Canada. Automatic Signal/Eagle Signal is a leading, full-line supplier of traffic control equipment and systems in the U.S., including traffic and pedestrian signals, signal control devices and complete traffic management systems. Some of these products are also sold to the U.S. Government and to foreign municipalities. Interstate Highway Sign is a leading manufacturer of reflective directional, informational, regulatory and warning signs for the nation's highways and other roadways. Interstate's products include a newer line of signs, using exterior light, that provide better visibility and are easier to maintain.

  Mark IV's Intelligent Vehicle Highway Systems ("IVHS") products and their markets have been in development for a number of years. In March 1994, Mark IV's IVHS equipment was selected by a group representing eight toll authorities in New Jersey, New York, Pennsylvania and Delaware for use in the new E-ZPassSM electronic toll collection system. Mark IV's IVHS provides the tag and reader equipment for the E-ZPass system, which is designed to eliminate the need for motorists to exchange cash, tokens, or tickets at toll booths. Tolls will be paid electronically as vehicles pass through the booths, reducing congestion and pollution, increasing accuracy in toll collection, and improving driver convenience on toll roads, bridges and tunnels.

  The Company announced in October 1995 that it is exploring the possibility of selling the companies serving the Infrastructure market. The sale of the units, which is at a preliminary stage, is being pursued in connection with the Company's long-term strategy of focusing on its worldwide industrial, automotive aftermarket and automotive OEM markets.

PROFESSIONAL AUDIO

  The Professional Audio business segment accounted for approximately 10% of total pro forma sales and 11% of pro forma operating income in fiscal 1995. This group of companies, known in the marketplace as Mark IV Audio, provides a comprehensive range of high quality, high performance audio products to the professional audio market, including recording studio equipment, systems for live performance, and permanently installed engineered sound systems. Products include microphones, mixing consoles, signal processors, amplifiers and loudspeakers, and accessory items for use in a wide variety of applications.

  The Company views the Professional Audio business as consisting generally of four markets: fixed installation; concert sound and commercial audio; retail stores for professional musicians; and other professional audio applications. Mark IV Audio's largest market is fixed installations, which encompasses permanently installed engineered sound systems in cinemas, theaters, concert halls, stadiums, sports arenas, airports, hotels, convention centers, amusement parks, houses of worship and other facilities where music or speech is amplified. The concert sound and commercial audio market includes sound systems for touring concerts and live theater productions and radio and television broadcast and production and sound recording applications. The retail market for professional musicians consists of a large number of retail stores selling high quality amplifiers, loud speaker systems, microphones (wired and wireless), mixing consoles and signal processors to professional musicians. The final Professional Audio market encompasses a variety of applications, including microphones and earphones for field and aircraft communications, both military and civilian, and equipment for high speed duplication of audio tapes.

  In fiscal 1995, Mark IV Audio took significant steps forward in realizing the objectives of an organizational restructuring, including a better focus on its diversified technologies, brand recognition, and geographic distribution and manufacturing. General administration, research and development, and manufacturing responsibilities are now centralized for all Mark IV Audio companies for more effective coordination and utilization of resources.

  Marketing, sales and other business development activities are divided into three regions--the Americas, Europe and the Pacific. Each region is structured with a business development team whose mission is to identify and aggressively pursue growth opportunities within its territory. This new strategy is intended to enhance Mark IV Audio's ability to provide products, pricing and programs tailored to the specific needs of the customers in each area, with an understanding of the cultures, conditions and business practices of the particular region.

  Mark IV Audio has a full-line strategy for the production of all components required in sound systems, which allows it to serve its customers as a single-source audio supplier. The Mark IV Audio group is a leader in many segments of the professional audio market and is diversified globally, with over 58% of the group's fiscal 1995 revenue being derived from outside the U.S.

  Mark IV Audio holds a large share of the worldwide market for fixed installations of engineered sound systems under its Electro-Voice, Altec Lansing and Dynacord product lines. The group also accounts for a leading share of the wired dynamic and high-end wireless microphones employed in broadcast and production applications with products under the Vega and Electro-Voice brand names, as well as signal processing products under the Klark Teknik brand. Mark IV Audio is also a leading supplier of high-speed tape cassette duplication equipment under its Gauss and Electro Sound brands, and mixers under the DDA and Midas labels. In addition, Mark IV Audio has developed numerous digital audio signal processing ("DSP") applications under its Dynacord and Klark Teknik brand names.

  Under the Dynacord and University Sound brand names, Mark IV Audio provides products for fixed installations with typically less demanding performance requirements than those of engineered sound systems. The concert sound market, which consists of audio equipment used in touring sound systems for live performances, is served by Mark IV Audio's Electro-Voice, Klark Teknik, Midas and Vega product lines.

  The Company announced in January 1996 that it is exploring the possibility of selling its business units comprising the Professional Audio segment. The proposed sale of these units, which is at an earlier preliminary stage than the proposed sale of TPG, is being pursued in connection with the Company's long-term strategy of focusing on the worldwide industrial, automotive aftermarket and automotive OEM markets of its Power and Fluid Transfer segment.

                                   MANAGEMENT

  The following table sets forth certain information regarding the Directors and executive officers of the Company.

NAME                            AGE POSITIONS AND OFFICES WITH THE COMPANY
- ----                            --- --------------------------------------
Sal H. Alfiero................. 58  Chairman of the Board and Chief Executive
                                     Officer
William P. Montague............ 49  President and Director
Gerald S. Lippes............... 55  Secretary and Director
Bruce A. McNiel................ 47  Senior Vice President
Kurt J. Johansson.............. 54  Senior Vice President
Frederic L. Cook............... 49  Senior Vice President--Administration
John J. Byrne.................. 46  Vice President and Chief Financial Officer
Richard L. Grenolds............ 46  Vice President and Chief Accounting Officer
Douglas J. Fiegel.............. 48  Vice President, Financial Control and
                                     Reporting
Patricia A. Richert............ 45  Vice President and Chief Information Officer
Clement R. Arrison............. 66  Director
Joseph G. Donohoo.............. 77  Director
Herbert Roth, Jr............... 67  Director

  SAL H. ALFIERO has been Chairman of the Board and Chief Executive Officer of the Company since its incorporation. Mr. Alfiero serves as a Director of Phoenix Home Life Mutual Insurance Company and is also a Director of Marine Midland Bank. He holds a B.S. degree in Aeronautical Engineering from Rensselaer Polytechnic Institute and holds an M.B.A. degree from the Harvard Graduate School of Business Administration.

  WILLIAM P. MONTAGUE has been employed by the Company since April 1972 and was elected President and a Director effective March 1, 1996. He was previously a Vice President of the Company since May 1974 and was elected Executive Vice President and Chief Financial Officer in March 1986. He holds both a B.S. degree in accounting and an M.B.A. degree from Wilkes University and is a certified public accountant. He is a member of the Chase Manhattan Bank, N.A. Regional Advisory Board and a Director of Gilbraltar Steel Corporation and International Imaging Materials, Inc.

  GERALD S. LIPPES has been general counsel, Secretary and a Director of the Company since its incorporation. He has been engaged in the private practice of law since 1965 and is a partner of the firm of Lippes, Silverstein, Mathias & Wexler LLP, Buffalo, New York. Mr. Lippes is also a Director of Gibraltar Steel Corporation.

  BRUCE A. McNIEL was elected Senior Vice President of the Company in December 1994 and is President of the Company's Dayco Products, Inc. subsidiary, headquartered in Miamisburg, Ohio. Mr. McNiel has worldwide responsibility for the Company's Industrial Division. Mr. McNiel has been employed by Dayco since 1977, and prior to his appointment as President of Dayco in March 1993, served in numerous executive positions, including Executive Vice President of Sales and Marketing, and Senior Vice President of Finance and Administration. He holds a B.S. degree in accounting from Wright State University and an M.B.A. degree from the University of Dayton.

  KURT J. JOHANSSON was elected Senior Vice President of the Company in December 1994 and is President of the Company's Dayco Europe AB subsidiary, headquartered in Solvesborg, Sweden, as well as Executive Vice President of Dayco. Mr. Johansson has worldwide responsibility for the Company's Automotive Division. Mr. Johansson has been with Dayco Europe since October 1990. Mr. Johansson studied at the School of Economics and Business Administration in Stockholm, Sweden, as well as the Technical University in Gothenburg, Sweden.

  FREDERIC L. COOK was elected Senior Vice President-Administration in March 1988, and prior thereto, had served as Vice President-Finance of the Company since May 1986. Prior to joining the Company, Mr. Cook was a tax partner with the accounting firm of Coopers & Lybrand L.L.P., where he was employed for 19 years. He holds a B.S. degree in accounting from the Rochester Institute of Technology and is a certified public accountant.

  JOHN J. BYRNE has been employed by the Company since September 1973 and was elected Vice President and Chief Financial Officer effective March 1, 1996. He has been a Vice President since March 1986 and was elected Vice President-Finance of the Company in March 1988. He holds a B.S. degree in accounting from Pennsylvania State University and an M.B.A. degree from Canisius College.

  RICHARD L. GRENOLDS was elected Vice President and Chief Accounting Officer in July 1989. Prior to joining the Company, Mr. Grenolds was a general practice partner with the accounting firm of Coopers & Lybrand L.L.P., where he was employed for 17 years. He holds a B.S. degree in accounting from the Rochester Institute of Technology and is a certified public accountant.

  DOUGLAS J. FIEGEL was elected Vice President, Financial Control and Reporting in 1990. Prior to that he was the Company's Controller since joining the Company in 1986. He holds a B.B.A. degree from Niagara University and is a certified public accountant.

  PATRICIA A. RICHERT has been employed by the Company since 1973, and has been Vice President and Chief Information Officer since 1990. In August 1994 she was also appointed Dayco's Vice President of Information Technology. She holds a B.S. degree in accounting from the University of Buffalo.

  CLEMENT R. ARRISON has been a Director of the Company since November 1976. He was President of the Company from 1976 until his retirement effective March 1, 1996. Mr. Arrison continues to serve as a consultant to the Company. He holds a B.S. degree in engineering from the University of Michigan and holds a professional engineering license.

  JOSEPH G. DONOHOO has been a Director of the Company since its incorporation. He is Chairman of the Board of the Gibson Group, Inc. ("Gibson"), a marketer of paper board, and Chairman of the Board of Clinch River Corporation ("Clinch River"), a manufacturer of semi-chemical corrugating material. Clinch River is a majority owned subsidiary of Gibson.

  HERBERT ROTH, JR. has been a Director of the Company since September 1985, having been Chairman of the Board and Chief Executive Officer of LFE Corporation prior to its acquisition by Mark IV in July 1985. Mr. Roth also serves as a Director of Boston Edison Company, Phoenix Home Life Mutual Insurance Company, Landauer, Inc., Tech/Ops Sevcon, Inc., Key Energy Group and Phoenix Total Return Fund, Inc., and is a trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund and The Big Edge Series Fund.

                           PRINCIPAL SECURITYHOLDERS

  The following table sets forth information as of January 31, 1996 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each Director, the five most highly compensated executive officers, and all executive officers and Directors as a group. Unless otherwise indicated, the address of each person named below is 501 John James Audubon Parkway, P.O. Box 810, Amherst, New York 14226-0810.

                                                         NUMBER OF     PERCENT
   NAME                                                  SHARES(1)     OF CLASS
   ----                                                  ---------     --------
   Sal H. Alfiero....................................... 4,350,926(2)     7.2%
   FMR Corporation...................................... 6,510,928(3)    10.9%
   Tiger Management Corporation......................... 4,966,501(4)     8.3%
   Clement R. Arrison................................... 1,808,960(5)     3.0%
   Gerald S. Lippes..................................... 1,687,396(6)     2.8%
   William P. Montague..................................   838,262(7)     1.4%
   Joseph G. Donohoo....................................    24,981(8)       *
   Herbert Roth, Jr.....................................    24,775          *
   Frederic L. Cook.....................................    65,106(9)       *
   Bruce A. McNiel......................................    52,514(10)      *
   Kurt J. Johansson....................................    21,157(11)      *
   All Executive Officers and Directors as a Group (13
    persons)............................................ 9,046,255(12)   15.0%

- --------
 * Less than 1%

(1) Except as otherwise indicated in the following footnotes, each person listed in the table has both sole voting and sole investment power with respect to the number of shares of Common Stock set forth opposite his name. Messrs. Alfiero, Arrison, Lippes, Montague, and Cook, each of whom is an executive officer of the Company, have the right to direct the Trustee of the Company's defined benefit pension plan (the "Plan") with respect to the voting of and investment in the shares of the Company's Common Stock owned by such Plan. As of January 31, 1996, the Plan owned 1,513,129 shares of the Company's Common Stock (2.5% of the total outstanding). Such executive officers are not participants in the Plan and disclaim any beneficial ownership in the shares, and the shares have not been included in the amounts listed in this table.
(2) Includes 289,406 shares of Common Stock issued to Mr. Alfiero under the Mark IV Industries, Inc. 1992 Restricted Stock Plan (the "Restricted Plan"), as well as 26,906 shares of Common Stock issuable under currently exercisable options granted under the Mark IV Industries, Inc. and Subsidiaries 1992 Incentive Stock Option Plan (the "1992 Option Plan"). Also includes 14,383 shares of Common Stock allocated to Mr. Alfiero's self-directed accounts in the Company's retirement and 401(k) savings plan. Does not include 14,550 shares of Common Stock owned by the Alfiero Family Charitable Foundation of which Mr. Alfiero is one of four directors and for which he disclaims beneficial ownership.
(3) Based on information set forth in a statement on Schedule 13-G filed with the SEC by FMR Corporation ("FMR") on February 14, 1996, FMR held on behalf of itself and its subsidiaries, Fidelity Management and Research Company ("Fidelity"), and Fidelity Management Trust Company ("Fidelity Trust"), an aggregate of 6,510,928 shares of Common Stock. The power to vote or direct the voting of such shares resides with the respective Boards of Trustees of the investment funds established and managed by FMR and its subsidiaries. The stated business address of FMR, Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, MA 02109.
(4) Based on information set forth in a statement on Schedule 13-G filed with the SEC by Tiger Management Corporation ("Tiger") on February 12, 1996. Tiger, a corporation controlled by majority shareholder Julian H. Robertson, Jr., beneficially owns an aggregate of 4,966,501 shares of Common Stock. Excluded from these shares are 266,699 shares held on behalf of Panther Partners L.P., an investment corporation controlled by Mr. Robertson. The stated business address of Tiger is 101 Park Avenue, New York, NY 10178.

(5) Includes 28,940 shares of Common Stock issued to Mr. Arrison under the Restricted Plan, as well as 49,560 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Does not include 51,836 shares of Common Stock owned by the Arrison Family Charitable Foundation of which Mr. Arrison is one of four directors and for which he disclaims beneficial ownership.
(6) Includes 17,365 shares of Common Stock issued to Mr. Lippes under the Restricted Plan, as well as 27,087 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Does not include 46,434 shares of Common Stock owned by the Lippes Family Charitable Foundation of which Mr. Lippes is one of four directors and for which he disclaims beneficial ownership.
(7) Includes 20,121 shares of Common Stock issued to Mr. Montague under the Restricted Plan, as well as 31,025 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Also includes 5,618 shares of Common Stock allocated to Mr. Montague's self-directed accounts in the Company's retirement and 401(k) savings plan. Does not include 11,642 shares of Common Stock owned by the Montague Family Charitable Foundation of which Mr. Montague is one of four directors and for which he disclaims beneficial ownership.
(8) Includes 7,906 shares of Common Stock held by The Gibson Group, Inc. Pension Fund, of which Mr. Donohoo is a trustee and has voting power.
(9) Includes 2,756 shares of Common Stock issued to Mr. Cook under the Restricted Plan, as well as 8,561 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Also includes 1,260 shares of Common Stock allocated to Mr. Cook's self-directed accounts in the Company's retirement and 401(k) savings plan.
(10) Includes 2,756 shares of Common Stock issued to Mr. McNiel under the Restricted Plan, as well as 37,025 shares of Common Stock issuable under currently exercisable options granted pursuant to the Company's 1988 Incentive Stock Option Plan (the "1988 Plan") and the 1992 Option Plan. Also includes 2,623 shares of Common Stock allocated to Mr. McNiel's self-directed accounts in the Company's retirement and 401(k) savings plan.
(11) Includes 2,756 shares of Common Stock issued to Mr. Johansson under the Restricted Plan, as well as 18,400 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1988 and 1992 Option Plans.
(12) Includes 369,614 shares of Common Stock issued to the group under the Restricted Plan, as well as 254,523 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1988 and 1992 Option Plans. Includes 31,509 shares of Common Stock allocated to the officers' self-directed accounts in the Company's retirement and 401(k) savings plan.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

  The Exchange Notes will be issued pursuant to an indenture (the "Indenture") dated as of March 11, 1996 between the Company and Fleet National Bank, as trustee (the "Trustee"). The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act") as in effect on the date of the Indenture. The Exchange Notes are subject to all such terms and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and the provisions of the Indenture (a copy of which has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part), including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

  The Exchange Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company, and will be effectively subordinated to the indebtedness of the Company's Subsidiaries. See "-- Subordination".

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $250,000,000 and will mature on April 1, 2006. Interest on the Notes will accrue at the rate of 7 3/4% per annum and will be payable semi-annually on each April 1 and October 1 commencing on October 1, 1996, to holders of record of the Notes ("Holders") on the immediately preceding March 15 and September 15, whether or not a business day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 11, 1996, the date of initial issuance of the Private Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal of, premium and Liquidated Damages, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within or without the City and State of New York or, at the option of the Company, payment of interest, principal and Liquidated Damages, if any, may be made by check mailed to the Holders at their respective addresses set forth in the register of the Holders; provided that all payments with respect to Global Notes and Certificated Securities the holders of whom have given wire transfer instructions to the Company will be required to be made by wire transfer of same day funds to the accounts specified by the holders thereof. Unless otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

REDEMPTION

  The Notes are not redeemable by the Company, in whole or in part, prior to their stated maturity.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control (as defined below), each Holder will have the right to require the repurchase of all or any part of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of the Notes to be repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon through the date of purchase.

  Immediately following any Change of Control, the Company is required to mail a notice to the Trustee and to each Holder stating: (i) that the Change of Control Offer is being made pursuant to the Repurchase Upon Change of Control covenant of the Indenture and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date (the "Change of Control Payment Date"), which may not be earlier than 30 days or later than 60 days from the date the notice is mailed; (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment therefor, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest and Liquidated Damages, if any, on and after the Change of Control Payment Date; (v) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender those Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw Notes they have tendered on the terms and conditions set forth in such notice; and (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the portion of each Note purchased and each such new Note issued must be in a principal amount of $1,000 and integral multiples thereof.

  On the Change of Control Payment Date, the Company will (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer and not withdrawn, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and not withdrawn, and (iii) deliver or cause to be delivered to the Trustee all Notes so tendered and not withdrawn together with an officer's certificate specifying the Notes or portions thereof tendered to the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered and not withdrawn payment in an amount equal to the purchase price for such Notes, and the Trustee will promptly authenticate and mail to such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes triggered by a Change of Control.

  A "Change of Control" will be deemed to have occurred at such time as either of the following events occurs:

    (i) there is consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation or (B) pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or the majority of the members of the board of directors of the surviving entity immediately after such consolidation or merger are Continuing Directors; or

    (ii) there is filed a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that any person (defined, solely for the purposes of the Change of Control provision, as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange

  Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the combined voting power of all the Company's then outstanding securities entitled to vote generally for the election of directors; provided, however, that a person shall not be deemed to be the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or associates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred under clause (ii) of the immediately preceding paragraph solely by virtue of the Company, any such Subsidiary thereof, any employee stock ownership plan or any other employee benefit plan of the Company or any such Subsidiary or any other person holding securities of the Company for or pursuant to the terms of any such employee benefit plan, filing or becoming obligated to file a report under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of securities of the Company, whether in excess of 50% of the combined voting power of all the Company's then outstanding securities entitled to vote generally for the election of directors or otherwise.

  The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a standard term contained in other similar debt offerings and the terms of such feature result from negotiations between the Company and the Initial Purchaser.

  If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the Change of Control purchase price for all Notes tendered by the holders thereof. In addition, the Company's ability to make such payment may be limited by the terms of its then-existing borrowing and other agreements. Certain of the agreements relating to the Company's Senior Indebtedness, including the Credit Agreement, have similar change of control provisions that may have the effect of further limiting the Company's ability to pay the Change of Control purchase price for Notes tendered by the holders thereof. The failure of the Company to make such payment to holders of Notes, if continued for 45 days after receipt of written notice of Default from the Trustee or the holders of at least 25% of the aggregate principal amount of the Notes then outstanding, specifying such Default and requiring that it be remedied, would constitute an Event of Default under the terms of the Indenture. See "--Events of Default and Remedies."

SUBORDINATION

  The Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company, and will be effectively subordinated to the indebtedness of the Company's Subsidiaries. At January 31, 1996, after giving pro forma effect to the issuance and sale of the Private Notes and the application of the net proceeds thereof to reduce outstanding Senior Indebtedness of the Company, Senior Indebtedness of the Company and its subsidiaries was approximately $168,700,000 (of which approximately $52,800,000 was indebtedness of the Company's Subsidiaries) and subordinated indebtedness of the Company (including the Private Notes) was approximately $508,000,000. Subject to certain restrictions, the Indenture permits the Company to incur additional indebtedness, but, until such time as the Notes are rated Investment Grade, prohibits the incurrence by the Company of any indebtedness that is senior to the Notes and subordinate to Senior Indebtedness.

  Upon any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its properties, or any assignment for the benefit of creditors or marshalling of the assets and liabilities or the Company or any distribution to creditors or a liquidation or dissolution of the Company, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or, at the option of such holders, cash equivalents of all obligations with respect to Senior Indebtedness, before the Holders receive any payment of principal, premium or Liquidated Damages, if any, or interest on the Notes or receive any distributions to which the Holders would otherwise be entitled.

  Upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived, rescinded or annulled) or otherwise, all principal thereof and interest thereon shall first be paid in full in cash, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of principal, premium or Liquidated Damages, if any, interest, fees or expenses on the Notes.

  The Company may not, directly or indirectly, pay principal, premium or Liquidated Damages, if any, or interest on the Notes and may not acquire any Notes for cash or property or make any other distribution with respect to the Notes if (i) a default in the payment of principal or interest on any Senior Indebtedness occurs and is continuing (a "Payment Default") unless and until such default has been cured or waived; or (ii) a default, other than a Payment Default, on any Senior Indebtedness occurs and is continuing that permits the holders (or the agent) of such Senior Indebtedness to accelerate its maturity (a "Non-Payment Default"), and such default is either the subject of judicial proceedings or the Trustee or the Paying Agent receives a notice of the default from a person who may give it pursuant to the terms of the Indenture at least two business days prior to the relevant payment date; provided, however, that only one such notice relating to the same event of default or any other default existing at the time of such notice under the Senior Indebtedness may be given during any 365-consecutive-day period.

  The Company shall resume payments on the Notes and may acquire them upon the earlier of when (a) the default is cured or waived, or (b) in the case of a default referred to in clause (ii) in the immediately preceding paragraph, the 179th day after receipt of the notice referred to therein if the default is not the subject of judicial proceedings.

  A Payment Default or Non-Payment Default with respect to the Senior Indebtedness does not suspend the rights of the Trustee or the Holders to take any action to accelerate the maturity of the Notes; provided, however, that all Senior Indebtedness then or thereafter due shall be paid first. In addition, any acceleration of the maturity of the Notes as a result of the failure by the Company to make any payment of principal, premium or Liquidated Damages, if any, or interest on the Notes as a result of the foregoing subordination provisions shall be automatically rescinded if (i) all defaults on Senior Indebtedness are permanently cured or waived and (ii) the payment or payments, the omission of which gave rise to the Event of Default, is or are made within 179 days after the Trustee received notice of the default or defaults on Senior Indebtedness and at the time of such recision no other Default or Event of Default shall have occurred and be continuing. See "Events of Default and Remedies."

  As a result of the subordination provisions described above, in the event of insolvency of the Company, funds that would otherwise be payable to Holders will be paid or turned over to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to make all payments due under the Notes. Additionally, in such event, Holders may recover less ratably than general creditors of the Company or the general creditors of the Company's Subsidiaries to whom the Notes are structurally subordinated.

CERTAIN COVENANTS

  Limitation on Restricted Payments. Until such time as the Notes are rated Investment Grade, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of, the Company's or any of its Subsidiaries' Capital Stock or other Equity Interests, except to the extent any such dividend or distribution is actually received by the Company or a Subsidiary thereof; (ii) purchase, redeem or otherwise acquire or retire for consideration any Capital Stock or other Equity Interests of the Company or any of its Subsidiaries (other than Equity Interests of the Company's Wholly-owned Subsidiaries); or
(iii) voluntarily purchase, redeem or otherwise acquire or retire for consideration, prior to a scheduled mandatory sinking fund payment date or maturity date (including, but not limited to, by substantive or legal defeasance), any Indebtedness of the Company that is junior in right of payment to the Notes other than in connection with the refinancing of such Indebtedness to the extent permitted by the Indenture and certain intercompany Indebtedness (each such declaration, distribution, purchase, redemption, acquisition or retirement being referred to as a "Restricted Payment") if, at the time of such action, or after giving effect to such Restricted Payment, (a) an Event of Default or a Default shall have occurred and be continuing; (b) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after March 15, 1993, exceeds the sum of: (A) 50% of the cumulative Consolidated Net Income (including any gains or losses attributable to Asset Sales, net of related tax costs or tax benefits, as the case may be, during the applicable reference period, but excluding non-cash charges resulting from the adoption by the Company of SFAS 121 and/or other new accounting standards consistent with GAAP), for the period commencing on March 1, 1993 through the last day of the fiscal quarter immediately preceding such proposed Restricted Payment (or if Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate net cash proceeds and the fair market value (as determined in good faith by the Board of Directors) of marketable securities and other property, if any, received by the Company (other than from a Subsidiary of the Company) from the issuance and sale of either Capital Stock (other than Redeemable Stock) or Indebtedness that is convertible into Capital Stock, to the extent such Indebtedness is converted into Capital Stock after March 15, 1993; (C) the fair market value (as determined in good faith by the Board of Directors) of any shares of Capital Stock (other than Redeemable Stock) of the Company issued after March 15, 1993, pursuant to a plan or other arrangement approved by the Compensation Committee of the Board of Directors, to or for the benefit of any employee of the Company or any of its Subsidiaries or to or by any employee stock ownership plan or similar trust for the benefit of any such employee, in each case to the extent such value is includable as compensation expense in the computation of Consolidated Net Income; and (D) $45,000,000; or (c) the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Limitation on Additional Indebtedness covenant described below.

  The foregoing will not prohibit, so long as no Default or Event of Default shall have occurred and be continuing, (i) the payment of any dividend within 60 days after the date of the declaration, if at the date of declaration thereof, such payment would comply with such provisions; (ii) the declaration or payment of any dividend on shares of Capital Stock payable solely in shares of Capital Stock of the Company (other than Redeemable Stock); or (iii) the declaration or payment of a regular quarterly dividend in respect of the Capital Stock of the Company at a rate not to exceed to $0.10 per share.

  Repurchase upon Change of Control. See "Change of Control" above.

  Limitation on Other Senior Subordinated Debt. The Indenture provides that until such time as the Notes are rated Investment Grade, the Company will not incur, create, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinated in right of payment to any Senior Indebtedness and contractually senior in right of payment to the Notes.

  Limitation on Additional Indebtedness. Until such time as the Notes are rated Investment Grade, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, an "incurrence") any Indebtedness, including, without limitation, Acquired Indebtedness, but excluding Permitted Indebtedness; provided, however, that the Company or any Subsidiary thereof shall be permitted to incur any Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing after giving effect to the incurrence of such Indebtedness and (ii) after giving pro forma effect thereto, the Consolidated

Cash Flow/Fixed Charge Coverage Ratio for the four full fiscal quarters ending immediately prior to the date of the incurrence of such additional Indebtedness is at least 2.0 to 1.0.

  Limitation on Indebtedness of Subsidiaries. In addition to the limitations described in the Limitation on Additional Indebtedness covenant, until such time as the Notes are rated Investment Grade, the Company will not permit its Subsidiaries to incur any Indebtedness (other than Acquired Indebtedness) that is subordinated to Senior Indebtedness in an amount in excess of $25,000,000 in the aggregate at any time outstanding, unless such Indebtedness is also contractually subordinated to the Notes.

  Limitation on Liens. Until such time as the Notes are rated Investment Grade, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of their respective assets, now owned or hereafter acquired, or any properties or any income therefrom securing any Indebtedness that is pari passu with or contractually subordinated in right of payment to the Notes other than
(i) Liens outstanding immediately prior to the date of the Indenture, including Liens securing or arising under or in connection with Existing Indebtedness,
(ii) Permitted Liens, (iii) any extension, renewal or replacement (or successive extensions, renewals or replacements) of Liens permitted by this covenant; provided that the terms and conditions of any such extension, renewal or replacement (or successive extension, renewal or replacement) are not less favorable to the holders of the Notes than those relating to the Liens so extended, renewed or replaced and no additional property or assets are encumbered as a result of such extension, renewal or replacement (or successive extension, renewal or replacement), (iv) the Lien granted to the Trustee pursuant to the Indenture, and (v) Liens securing Acquired Indebtedness; provided that such Liens attach solely to the assets of the acquired entity and do not extend to or cover any assets of the Company or its Subsidiaries.

  Payments for Consent. Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

  Provision of Reports and Other Information. The Indenture provides that at all times while any Note is outstanding, the Company will file with the Commission all such reports and other information as would be required by
Section 13 or 15(d) of the Exchange Act. Within 15 days after the same are filed with the Commission, the Company will file with the Trustee and supply to each holder of the Notes, without cost, copies of such reports or other information.

MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL OF THE ASSETS

  The Company will not consolidate with or into any Person or permit any Person to merge with or into it or directly or indirectly transfer (by lease, assignment, sale, conveyance or otherwise) all or substantially all of its properties and assets, in a single transaction or through a series of related transactions, to another Person or group of affiliated Persons or permit a Subsidiary of the Company to enter into any such transaction or transactions if such transaction or transactions would result in a direct or indirect transfer (by lease, assignment, sale, conveyance or otherwise) of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company, substantially as an entirety, are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and Indenture; (ii) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) until such time as the Notes are rated Investment Grade, the surviving entity, after giving pro forma effect to such transaction, could incur $1.00 of additional Indebtedness pursuant to the Limitation on Additional Indebtedness covenant.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in payment of interest on the Notes; (ii) default in payment when due of principal of or premium or Liquidated Damages, if any, on the Notes, whether at maturity, or upon acceleration, redemption or otherwise; (iii) failure by the Company to comply in any respect with any of its other agreements in the Indenture or the Notes and such Default continues for 45 days after receipt of a written notice from the Trustee or holders of at least 25% of the aggregate principal amount of the Notes then outstanding, specifying such Default and requiring that it be remedied; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness is existing on the date of the Indenture or thereafter created (other than Indebtedness of the Company or any of its Subsidiaries to the Company or between such Subsidiaries), if as a result of such default the maturity of such Indebtedness has been accelerated prior to its express maturity, the Trustee has received notice of such acceleration from the Company or any holder of the Notes or has otherwise obtained actual knowledge thereof and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been accelerated, aggregates $25,000,000 or more; (v) final judgments for the payment of money which in the aggregate exceed $25,000,000 shall be rendered against the Company or any Subsidiary thereof and shall remain unstayed or undischarged for a period of 60 days and the Trustee shall receive notice thereof from the Company or any holder of the Notes or shall otherwise obtain actual knowledge thereof; and
(vi) certain events of bankruptcy or insolvency with respect to the Company.

  If an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Event of Default within 90 days after it becomes known to the Trustee, unless such Event of Default has been cured or waived. Except in the case of an Event of Default in the payment of principal of, premium or Liquidated Damages, if any, or interest on any Note, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of Trust Officers in good faith determines that withholding the notice is in the interest of the holders of the Notes.

  If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the holders of at least 25% of the principal amount of the Notes then outstanding may, by written notice to the Company (and to the Trustee if such notice is given by such holders) (the "Acceleration Notice"), and the Trustee at the request of such holders shall, declare all unpaid principal of, premium and Liquidated Damages, if any, and accrued interest on such Notes to be due and payable immediately. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs, then all unpaid principal of, premium and Liquidated Damages, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder. Subject to the subordination provisions described above, the holders of at least a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences, except an acceleration due to default in payment of principal or interest on the Notes upon conditions provided in the Indenture. Subject to certain restrictions set forth in the Indenture, the holders of at least a majority in principal amount of the outstanding Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, premium or Liquidated Damages, if any, or interest on, such Notes or a Default under a provision which requires consent of all holders to amend. When a Default or Event of Default is waived, it is cured and ceases. A holder of Notes may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the holder gives to the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in principal amount of such Notes outstanding make a written request to the Trustee to pursue the remedy;
(iii) such holder or holders offer to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense; (iv) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity or security; and (v) during such 30-day period the holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction which is inconsistent with the request.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver a statement to the Trustee specifying such Default or Event of Default.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE EXCHANGE NOTES

  If the Company irrevocably deposits, or causes to be deposited with the Trustee or the Paying Agent, at any time prior to the stated maturity of the Notes, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America in amounts (including interest, but without consideration of any reinvestment of such interest) and maturities sufficient to pay timely and discharge the entire principal of the then outstanding Notes and all interest then due in cash, the Indenture shall cease to be of further effect as to all outstanding Notes (except, among other things, as to (i) remaining rights of registration of transfer and substitution and exchange of the Notes, (ii) rights of holders to receive payment of principal of and interest on the Notes, and (iii) the rights, obligations and immunities of the Trustee).

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

  The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived (other than a continuing Default or Event of Default in the payment of principal or interest on any
Note) with the consent of the holders of a majority in principal amount of the then outstanding Notes.

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (i) reduce the percentage of principal amount of the Notes whose holders must consent to an amendment or waiver, (ii) change the fixed maturity of the principal of, premium or Liquidated Damages, if any, or any interest on, any Note or alter the redemption provisions with respect thereto, (iii) make any change in the subordination provisions of the Indenture that adversely affects the rights of any holders of the Notes or any change to any other section of the Indenture that adversely affects the rights of any holder of the Notes under the subordination provisions of the Indenture, (iv) waive a default in the payment of the principal of, premium or Liquidated Damages, if any, or interest on, any Note, (v) make any change to the Repurchase Upon Change of Control covenant of the Indenture or (vi) make any change in the foregoing.

  Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Trustee under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, or apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes, unless they shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth below, the Notes will be represented by one or more permanent global certificates in definitive, fully registered form (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder"). See "The Exchange Offer--Book-Entry Transfer."

  Notes that are issued as described below under "Certificated Securities" to a holder of Notes (a "Non-Global Purchases"), will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer to a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary
(i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global

Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

  Payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium and Liquidated Damages, if any, and interest). The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or
(ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person (i) assumed in connection with an acquisition of assets or properties from such Person or (ii) existing at the time such Person becomes a Subsidiary of any other Person (in each case other than any Indebtedness incurred in connection with, or in contemplation of, such acquisition or such Person becoming such a Subsidiary).

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. A Person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by," and "under common control with") another Person if the controlling Person (a) possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of the controlled Person, whether through ownership of voting securities, by agreement or otherwise, or (b) owns, directly or indirectly, 10% or more of any class of the issued and outstanding equity securities of the controlled Person.

  "Asset Sale" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its businesses (including by way of a sale-and-leaseback and including the sale or other transfer of any of the Capital Stock of any Subsidiary of such Person), in a single transaction or through a series of related transactions, for aggregate consideration received by such Person or a Subsidiary of such Person, net of the out-of-pocket costs relating thereto (including, without limitation, legal, accounting and investment banking fees and sales commissions), in excess of $50,000,000. For purposes of this definition, consideration shall include, without limitation, any indebtedness for borrowed money of such Person or such Subsidiary that is assumed by the transferee of any assets or any such indebtedness of any Subsidiary of the Company whose stock is purchased by the transferee.

  "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such debt security of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such debt security multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock (including common and preferred stock) or partnership interests.

  "Cash Equivalents" means (i) Marketable Equity Securities and (ii) Investment Grade Securities.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the sum of, without duplication, (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Income Tax Expense and (iv) depreciation and amortization expenses, all as determined on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Cash Flow/Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of Consolidated Cash Flow to Consolidated Fixed Charges.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of (i) Consolidated Interest Expense and (ii) all cash preferred dividends.

  "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (a) any amortization of debt discount, (b) the net cost of Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, and (ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period, before extraordinary items and the cumulative effect of a change in accounting principles (as each such term is defined under GAAP) of such Person and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP consistently applied, adjusted by excluding (i) any net gains or losses in respect of disposition of assets other than in the ordinary course of business;
(ii) any gains or losses from currency exchange transactions; (iii) any gains or losses realized upon the termination of any employee pension benefit plan;
(iv) any gains or losses realized upon the refinancing of any of such Person's Indebtedness; (v) any settlements or judgments with respect to any litigation not in the ordinary course of business; (vi) any gains or losses arising from the destruction of property due to fire or other casualty; (vii) any gains or losses arising from the revaluation of property or assets; (viii) the net income (or loss) accounted for by the equity method of accounting, except for dividends or other distributions actually received by such Person or its Subsidiaries (provided that for purposes of any calculation of the Consolidated Cash Flow/Fixed Charge Coverage Ratio, Consolidated Net Income for such Person and its Subsidiaries shall exclude the net income (or loss) otherwise included pursuant to clause (viii) hereof); and (ix) the net income of any Subsidiary of such Person to the extent that such net income has any restrictions or encumbrances on making distributions to such Person.

  "Consolidated Net Worth" means, at any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of any Person and its Subsidiaries on a consolidated basis, excluding amounts attributable to Redeemable Stock and excluding charges to net worth due to the prepayment of the Credit Agreement, each item to be determined in accordance with GAAP consistently applied.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Agreement" means the $650,000,000 Credit and Guarantee Agreement, dated as of November 2, 1994, as amended from time to time, by and among the Company, certain Subsidiaries of the Company, as Guarantors, Bank of America National Trust and Savings Association, as administrative agent and bid agent, and the banks and other financial institutions that are signatories thereto, and any refinancings or replacements thereof providing for Indebtedness of up to $700,000,000, less, in the case of any such refinancings or replacements, the amount of all permanent reductions thereunder; provided, however, under no circumstances will such permanent reductions reduce the amount of Indebtedness permitted under clause (ii) of the definition of "Permitted Indebtedness" below $500,000,000.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Domestic Credit Facilities" means any U.S.-dollar denominated credit facilities providing for extensions of credit to the Company or any domestic Subsidiary thereof in an aggregate amount not exceeding the credit line originally available under the Credit Agreement, less the amount of all permanent commitment reductions under the Credit Agreement.

  "8 3/4% Notes" means the Company's 8 3/4% Senior Subordinated Notes due April 1, 2003.

  "8 3/4% Note Indenture" means the Indenture, dated as of March 15, 1993, between the Company and Citibank, N.A., as trustee, pursuant to which the 8 3/4% Notes were issued.

  "Equity Interest" means Capital Stock, warrants, options or other rights, to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the date of this Indenture.

  "Foreign Credit Facilities" means any foreign-currency denominated credit facilities providing for extensions of credit to the Company or any Subsidiary thereof or U.S.-dollar denominated extensions of credit to any foreign Subsidiary of the Company, in amounts not exceeding, in the aggregate, the credit lines of such facilities existing on the date of this Indenture but in no event greater than $100,000,000.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, from time to time.

  "Indebtedness" of any person means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Lease Obligations), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), and shall also include, to the extent not otherwise included, any Capital Lease Obligations, the maximum fixed repurchase price of any Redeemable Stock, indebtedness secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed, guarantees of items that would be included within this definition to the extent of such guarantees (exclusive of whether such items would appear upon such balance sheet), and net liabilities in respect of Interest Rate Protection Obligations. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any person at any date shall be, without duplication, (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

  "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Investment Grade" means a rating by S&P of BBB- or higher or by Moody's of Baa3 or the equivalent thereof by S&P or Moody's.

  "Investment Grade Securities" means (i) any evidence of indebtedness, maturing not more than 180 days after the date of acquisition, issued or fully guaranteed or insured by the United States of America, or an instrumentality or agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) any certificate of deposit, overnight bank deposit or bankers acceptance, maturing not more than 180 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution which has capital and surplus in excess of $500,000,000 rated, at the time as of which any investment therein is made, A-1 or better by S&P or P-1 or better by Moody's or the equivalent of such rating by a successor rating agency, (iii) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America or any State thereof or the District of Columbia which is rated, at the time as of which any Investment therein is made, P-1 or better by Moody's or A-1 or better by S&P or the equivalent of such rating by a successor rating agency, (iv) money market funds issued or offered by any domestic commercial bank which has capital and surplus in excess of $500,000,000 and (v) any other debt instrument rated, at the time as of which any investment therein is made, BBB- or better by S&P or Baa-3 or better by Moody's or the equivalent of such rating by a successor rating agency.

  "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give any security interest in and any filing or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Permitted Indebtedness" means (i) prior to any refinancing or replacement of the Credit Agreement as in effect on March 5, 1996, (a) Indebtedness under the Domestic Credit Facilities or any refinancing or replacement thereof and (b) Indebtedness under the Foreign Credit Facilities or any refinancing or replacement thereof; (ii) subsequent to any refinancings or replacements of the Credit Agreement as in effect on March 5, 1996, Indebtedness under such refinancings or replacements; (iii) Existing Indebtedness; (iv) Indebtedness represented by the Notes; (v) Interest Rate Protection Obligations covering Indebtedness (which Indebtedness (A) bears interest at fluctuating interest rates and (B) is otherwise permitted to be incurred under the Limitation on Additional Indebtedness covenant) to the extent that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate; (vi) Indebtedness of any Subsidiary of the Company to the Company or any other Subsidiary of the Company and Indebtedness of the Company to any Subsidiary of the Company of which, at the time such Indebtedness is created or incurred, the Company owns or controls, directly or indirectly, at least 66 2/3% of the combined voting power of all of such Subsidiary's then outstanding Capital Stock; (vii) Indebtedness arising from guarantees of Indebtedness incurred in the ordinary course of business to suppliers, licensees, franchisees or customers; (viii) Indebtedness arising from performance bonds provided by the Company in the ordinary course of business;
(ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five days of incurrence; (x) Indebtedness represented by letters of credit issued in the ordinary course of business, and not issued pursuant to the Domestic Credit Facilities or the Foreign Credit Facilities, or any refinancings thereof, or subsequent to any refinancing or replacement of the Credit Agreement as in effect on March 5, 1996, pursuant to such refinancings or replacements, in an aggregate principal amount not to exceed $50,000,000 at any time; (xi) other Indebtedness in an amount not to exceed $65,000,000 at any time; and (xii) Indebtedness, the proceeds of which are used to redeem, refund, replace, reduce, extend, discharge or otherwise retire for value or refinance any Indebtedness of the Company or a Subsidiary thereof (such new Indebtedness being "Refinancing Indebtedness") not to exceed the amount (or, if such Refinancing Indebtedness is issued at a price less than the principal amount thereof, with an original issue price) so refinanced (plus accrued interest, premium, if any, and reasonable fees and expenses related thereto); provided, however, that (a) such Refinancing Indebtedness shall rank in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced, (b) such Refinancing Indebtedness shall have an Average Life and stated maturity equal to, or greater than, the Average Life and stated maturity of the Indebtedness to be refinanced and (c) the proceeds of such Refinancing Indebtedness, if incurred by a Subsidiary of the Company, shall not be used to refinance (x) Indebtedness of the Company or (y) Indebtedness of another Subsidiary of the Company that is subordinated to Senior Indebtedness.

  "Permitted Liens" means, with respect to any Person, (i) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States Government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or for the payment of rent, (ii) Liens (as defined) imposed by law, such as carriers', warehousemen's and mechanics' liens, and bankers' liens, (iii) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, if adequate reserves, as may be required by GAAP, shall have been made therefor, (iv) Liens upon specific items of inventory or other goods and proceeds of any Person securing the Person's obligations in respect of banker's acceptances issued or created for the account of such Person to facilitate the shipping or storage of such inventory or other goods, (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (vi) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Company, and each of its Subsidiaries, (vii) Liens arising from filing UCC financing statements regarding leases (other than capital leases), (viii) Liens arising in connection with or out of any commercial letters of credit, (ix) such other nonconsensual Liens as may arise in the ordinary course of business of the Company or any of its Subsidiaries and as do not materially impair the use of the property subject thereto in the course of such business, (x) Liens in favor of issuers of surety bonds (other than to satisfy or stay any judgment or judgments in excess of $1,000,000 individually or $3,000,000 in the aggregate) issued pursuant to the request of and for the account of such Person in the course of its business, (xi) Liens in connection with any legal proceedings (including legal proceedings instituted by the Company or any of its Subsidiaries) which are being contested in good faith and by appropriate proceedings, including appeals of judgments as to which a stay of execution shall have been issued, provided that adequate reserves have been established with respect thereto in accordance with GAAP and no property of the Company or any of its Subsidiaries is in imminent danger of being lost or forfeited as a result thereof, and (xii) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties.

  "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

  "Redeemable Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable before the stated maturity of the Notes), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the stated maturity of the Notes.

  "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed, unless, in the case of any particular Indebtedness, the instrument under which such Indebtedness is created, incurred, assumed or guaranteed expressly provides that such Indebtedness shall not be senior or superior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of the Company from time to time owed to the lenders under the Credit Agreement, including, without limitation, principal of and interest on, and all fees and expenses payable under the Credit Agreement. Notwithstanding anything to the contrary contained in this Indenture or the Notes, "Senior Indebtedness" shall not include any Indebtedness represented by the 8 3/4% Notes.

  "SFAS 121" means Statement No. 121--Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of--issued in March 1995 by the Financial Accounting Standards Board.

  "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

  "Wholly-owned Subsidiary" of any Person means any Subsidiary of such Person to the extent the entire voting share capital of such Subsidiary is owned by such Person (either directly or indirectly through Wholly-owned Subsidiaries).

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Private Notes for Exchange Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

  EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

  The exchange of Private Notes for Exchange Notes should not be an exchange or otherwise a taxable event to a holder for federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the Exchange Notes as it had in the Private Notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Notes directly from the Company may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act.

  The Company will not receive any proceeds from any sale of the Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold for time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of such resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in the distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the one-year period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when the broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

  The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Exchange Notes will be passed upon for the Company by Stroock & Stroock & Lavan, New York, New York, special counsel to the Company.

                                    EXPERTS

  The consolidated balance sheets of Mark IV Industries, Inc. and its subsidiaries as of February 28, 1995 and 1994 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1995, included in this Prospectus or incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995, as amended, have been examined by Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated balance sheets of Purolator Products Company and its subsidiaries as of December 31, 1993 and 1992 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993, included or incorporated by reference in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for post-retirement benefit costs other than pensions, effective January 1, 1991, as discussed in Note 5 to Purolator's audited consolidated financial statements included elsewhere herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       PAGE NO.
                                                                       --------
Audited Consolidated Financial Statements of Mark IV as of February
 28, 1995:
  Report of Independent Accountants..................................     F-2
  Consolidated Balance Sheets........................................     F-3
  Consolidated Statements of Income..................................     F-4
  Consolidated Statements of Stockholders' Equity....................     F-5
  Consolidated Statements of Cash Flows..............................     F-6
  Notes to Consolidated Financial Statements.........................     F-7
Unaudited Consolidated Financial Statements of Mark IV as of November
 30, 1995:
  Consolidated Condensed Balance Sheets..............................    F-22
  Consolidated Statements of Income and Retained Earnings............    F-23
  Consolidated Statements of Cash Flows..............................    F-25
  Notes to Consolidated Financial Statements.........................    F-26
Audited Consolidated Financial Statements of Purolator as of December
 31, 1993:
  Report of Independent Accountants..................................    F-29
  Consolidated Balance Sheets........................................    F-30
  Consolidated Statements of Operations..............................    F-31
  Consolidated Statements of Stockholders' Equity....................    F-32
  Consolidated Statements of Cash Flows..............................    F-33
  Notes to Consolidated Financial Statements.........................    F-34
Unaudited Consolidated Financial Statements of Purolator as of Sep-
 tember 30, 1994:
  Condensed Consolidated Statements of Operations....................    F-52
  Condensed Consolidated Balance Sheet...............................    F-53
  Condensed Consolidated Statements of Cash Flows....................    F-54
  Notes to Condensed Consolidated Financial Statements...............    F-55

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Mark IV Industries, Inc.

  We have audited the accompanying consolidated balance sheets of Mark IV Industries, Inc. and Subsidiaries as of February 28, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mark IV Industries, Inc. and Subsidiaries as of February 28, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 28, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 11 to the consolidated financial statements, in 1994 the Company changed its method of accounting for postretirement benefits other than pensions.

                                          Coopers & Lybrand L.L.P.

Rochester, New York
March 30, 1995

                            MARK IV INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                           FEBRUARY 28, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                           1995        1994
                                                        ----------  ----------
                        ASSETS
Current Assets:
  Cash................................................. $      800  $      500
  Accounts receivable..................................    383,700     275,100
  Inventories..........................................    361,900     265,000
  Other current assets.................................     58,600      42,100
                                                        ----------  ----------
    Total current assets...............................    805,000     582,700
Pension and other non-current assets...................    197,100     138,200
Property, plant and equipment, net.....................    487,900     365,300
Cost in excess of net assets acquired..................    356,400     196,100
                                                        ----------  ----------
    TOTAL ASSETS....................................... $1,846,400  $1,282,300
                                                        ==========  ==========
          LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable and current maturities of debt......... $   67,300  $   45,000
  Accounts payable.....................................    174,000      99,700
  Compensation related liabilities.....................     70,400      43,100
  Accrued interest.....................................     13,800      13,600
  Other current liabilities............................     99,800      68,500
                                                        ----------  ----------
    Total current liabilities..........................    425,300     269,900
                                                        ----------  ----------
Long-Term Debt:
  Senior debt..........................................    352,700     195,000
  Subordinated debt....................................    258,000     372,200
                                                        ----------  ----------
    Total long-term debt...............................    610,700     567,200
                                                        ----------  ----------
Other non-current liabilities..........................    174,900      99,800
                                                        ----------  ----------
Stockholders' Equity:
  Common stock--$.01 par value; Authorized 100,000,000
   shares; Issued 59,900,000 shares in 1995 and
   44,800,000 shares in 1994...........................        600         400
  Additional paid-in capital...........................    550,200     261,500
  Retained earnings....................................     90,800      88,600
  Foreign currency translation adjustment..............     (6,100)     (5,100)
                                                        ----------  ----------
    Total stockholders' equity.........................    635,500     345,400
                                                        ----------  ----------
    TOTAL LIABILITIES & STOCKHOLDERS' EQUITY........... $1,846,400  $1,282,300
                                                        ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                           MARK IV INDUSTRIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

           YEARS ENDED THE LAST DAY OF FEBRUARY 1995, 1994 AND 1993
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  PRO FORMA
                                    1995*        1995        1994        1993
                                 -----------  ----------  ----------  ----------
                                 (UNAUDITED)
Net sales......................  $1,913,300   $1,603,300  $1,244,200  $1,085,700
                                 ----------   ----------  ----------  ----------
Operating costs:
  Cost of products sold........   1,285,200    1,060,000     803,500     698,800
  Selling and administration...     338,200      292,700     236,300     215,100
  Research and development.....      38,900       34,800      30,900      26,100
  Depreciation and amortiza-
   tion........................      60,600       51,500      41,700      32,100
                                 ----------   ----------  ----------  ----------
      Total operating costs....   1,722,900    1,439,000   1,112,400     972,100
                                 ----------   ----------  ----------  ----------
  Operating income.............     190,400      164,300     131,800     113,600
Interest expense...............      63,400       53,900      50,100      51,600
                                 ----------   ----------  ----------  ----------
  Income from continuing
   operations, before provision
   for taxes...................     127,000      110,400      81,700      62,000
Provision for taxes............      48,700       42,500      30,600      22,900
                                 ----------   ----------  ----------  ----------
  Income from continuing opera-
   tions.......................      78,300       67,900      51,100      39,100
Income from discontinued opera-
 tions, net....................         --           --          --        3,600
                                 ----------   ----------  ----------  ----------
  Income before extraordinary
   items and accounting
   change......................      78,300       67,900      51,100      42,700
Extraordinary loss from early
 extinguishment of debt, net of
 tax benefit of $700; $12,300;
 and $2,000 ...................      (1,100)      (1,100)    (21,700)     (3,700)
Cumulative effect of a change
 in accounting principle.......         --           --      (26,000)        --
                                 ----------   ----------  ----------  ----------
      NET INCOME...............  $   77,200   $   66,800  $    3,400  $   39,000
                                 ==========   ==========  ==========  ==========
Net income per share of common
 stock:
  Primary:
    Income from continuing op-
     erations..................  $     1.46   $     1.40  $     1.15  $      .89
    Income from discontinued
     operations................         --           --          --          .08
    Extraordinary loss.........        (.02)        (.02)       (.49)       (.08)
    Cumulative effect of a
     change in accounting
     principle.................         --           --         (.58)        --
                                 ----------   ----------  ----------  ----------
      NET INCOME...............  $     1.44   $     1.38  $      .08  $      .89
                                 ==========   ==========  ==========  ==========
  Fully-diluted:
    Income from continuing op-
     erations..................  $     1.35   $     1.29  $     1.04  $      .83
    Income from discontinued
     operations................         --           --          --          .07
    Extraordinary loss.........        (.02)        (.02)       (.41)       (.07)
    Cumulative effect of a
     change in accounting
     principle.................         --           --         (.48)        --
                                 ----------   ----------  ----------  ----------
      NET INCOME...............  $     1.33   $     1.27  $      .15  $      .83
                                 ==========   ==========  ==========  ==========
Weighted average shares out-
 standing:
  Primary......................      53,700       48,600      44,600      44,100
                                 ==========   ==========  ==========  ==========
  Fully-diluted................      60,100       55,000      53,300      52,800
                                 ==========   ==========  ==========  ==========

- --------
* To reflect acquisition and equity transactions occurring as of the beginning of the year, as discussed further in Note 2.
  The accompanying notes are an integral part of these financial statements.

                            MARK IV INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

            YEARS ENDED THE LAST DAY OF FEBRUARY 1995, 1994 AND 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      FOREIGN
                                               ADDITIONAL            CURRENCY
                                        COMMON  PAID-IN   RETAINED  TRANSLATION
                                        STOCK   CAPITAL   EARNINGS  ADJUSTMENT
                                        ------ ---------- --------  -----------
Balance at February 29, 1992...........  $400   $154,800  $156,500    $   200
  Net income for fiscal 1993...........                     39,000
  Cash dividends of $.08 per share.....                     (3,600)
  Stock dividend of 5% issued in July
   1992................................           27,900   (27,900)
  Stock dividend of 5% issued in May
   1993................................           35,700   (35,700)
  Exercise of stock options............              900
  Translation adjustments..............                                (2,600)
                                         ----   --------  --------    -------
Balance at February 28, 1993...........   400    219,300   128,300     (2,400)
  Net income for fiscal 1994...........                      3,400
  Cash dividends of $.093 per share....                     (4,200)
  Stock dividend of 5% issued in April
   1994................................           38,900   (38,900)
  Conversion of 6 1/4% Convertible De-
   bentures............................              100
  Restricted stock grants, net.........              800
  Exercise of stock options, including
   related tax benefits................            2,400
  Translation adjustments..............                                (2,700)
                                         ----   --------  --------    -------
Balance at February 28, 1994...........   400    261,500    88,600     (5,100)
  Net income for fiscal 1995...........                     66,800
  Cash dividends of $.107 per share....                     (5,600)
  Stock dividend of 5% issued in April
   1995................................           59,000   (59,000)
  Public sale of common stock at $18.10
   per share, net of expenses..........   100    112,400
  Sale of common stock to employee
   benefits plans at $18.10 per share..            2,000
  Conversion of 6 1/4% Convertible
   Debentures, net of expenses.........   100    111,100
  Restricted stock grants, net.........            1,600
  Stock options activity, including re-
   lated tax benefits..................            2,600
  Translation adjustments..............                                (1,000)
                                         ----   --------  --------    -------
Balance at February 28, 1995...........  $600   $550,200  $ 90,800    $(6,100)
                                         ====   ========  ========    =======

   The accompanying notes are an integral part of these financial statements.

                            MARK IV INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

            YEARS ENDED THE LAST DAY OF FEBRUARY 1995, 1994 AND 1993
                             (DOLLARS IN THOUSANDS)

                                                   1995       1994      1993
                                                 ---------  --------  --------
Cash flows from operating activities:
 Income from continuing operations.............. $  67,900  $ 51,100  $ 39,100
 Items not affecting cash:
  Depreciation and amortization.................    51,500    41,700    32,100
  Deferred income taxes.........................    18,200    10,800     3,900
  Pension income, net of other items............   (11,100)  (12,400)  (12,500)
                                                 ---------  --------  --------
    Net cash provided by earnings...............   126,500    91,200    62,600
  Changes in assets and liabilities, net of
   effects
   of acquired and discontinued businesses:
   Accounts receivable..........................   (20,900)  (27,200)  (12,000)
   Inventories..................................   (23,100)   (7,700)    1,300
   Other assets.................................    (3,000)   (5,700)    6,000
   Accounts payable.............................    33,700    (2,600)    3,800
   Other liabilities............................   (16,100)   (8,400)  (21,400)
                                                 ---------  --------  --------
    Net cash provided by continuing operations..    97,100    39,600    40,300
 Discontinued operations, before non-cash
  items.........................................       --      1,100     8,800
 Extraordinary items, before deferred charges...       --    (30,100)   (4,900)
                                                 ---------  --------  --------
    Net cash provided by operating activities...    97,100    10,600    44,200
                                                 ---------  --------  --------
Cash flows from investing activities:
 Acquisitions...................................  (300,900)  (65,000)   (4,000)
 Divestitures and asset sales...................    12,100    35,000    13,500
 Purchase of plant and equipment, net...........   (49,600)  (38,000)  (32,900)
                                                 ---------  --------  --------
    Net cash used in investing activities.......  (338,400)  (68,000)  (23,400)
                                                 ---------  --------  --------
Cash flows from financing activities:
 Credit agreement borrowings, net...............   121,400   (30,000)   65,000
 Multi-currency credit agreement borrowings,
  net...........................................   (10,200)   48,400       --
 Purchases of senior and subordinated debt......       --   (190,200)  (62,800)
 Issuance of subordinated debt..................       --    258,000       --
 Other changes in long-term debt, net...........       900   (18,900)  (33,600)
 Changes in short-term bank borrowings..........    19,500    (8,300)   11,700
 Common stock transactions......................   114,800       800       900
 Cash dividends paid............................    (5,100)   (4,100)   (3,300)
                                                 ---------  --------  --------
    Net cash provided by (used in) financing
     activities.................................   241,300    55,700   (22,100)
                                                 ---------  --------  --------
Effect of exchange rate fluctuations............       300      (500)     (600)
                                                 ---------  --------  --------
    Net increase (decrease) in cash.............       300    (2,200)   (1,900)
Cash and cash equivalents:
 Beginning of the year..........................       500     2,700     4,600
                                                 ---------  --------  --------
 End of the year................................ $     800  $    500  $  2,700
                                                 =========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                           MARK IV INDUSTRIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

 The Company

  The company is a diversified manufacturer of proprietary and other products, with operations in Power and Fluid Transfer and Professional Audio businesses.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the company and all of its subsidiaries. All significant intercompany transactions have been eliminated.

 Inventories

  Inventories are stated at the lower of cost or market, with cost determined primarily on the last-in, first-out (LIFO) method.

 Property, Plant and Equipment

  Property, plant and equipment are presented at cost, net of accumulated depreciation. The cost of property, plant and equipment retired or otherwise disposed of, and the accumulated depreciation thereon, are eliminated from the asset and related accumulated depreciation accounts, and any resulting gain or loss is reflected in income. The company provides for depreciation of plant and equipment primarily on the straight-line method to amortize the cost of such plant and equipment over its useful life.

 Cost in Excess of Net Assets Acquired

  Cost in excess of net assets acquired ("goodwill") is presented net of accumulated amortization. The company continually evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from projected, undiscounted net cash flows of the related business unit. Goodwill is amortized on the straight-line method over 40 year periods from the acquisition dates of the respective businesses acquired.

 Income Taxes

  The company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), in fiscal 1994. The adoption of this standard changed the company's method of accounting for income taxes from the deferred method to the liability method. The company adopted SFAS No. 109 retroactively by restating prior years' financial statements for all years back to and including fiscal 1986.

 Postretirement Benefits

  Through fiscal 1993, the company accounted for the cost of postretirement benefits on the cash basis as they were paid. In fiscal 1994, the company adopted Statement of Financial Accounting Standards No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions (SFAS No. 106). SFAS No. 106 required the estimated present-value of the company's liability for its commitments to provide health and life insurance benefits to its retirees to be included in the balance sheet. The related expense is required to be recognized on the accrual method over the remaining years of the employees' active service, up to the dates of individual eligibility to retire and begin receiving the benefit.

 Foreign Currency

  The assets and liabilities of the company's foreign subsidiaries are translated at year-end exchange rates, and resulting gains and losses are accumulated in a separate component of stockholders' equity. Foreign currency transactions are included in income as realized. The company enters into foreign currency forward contracts as a hedge for certain existing or anticipated business transactions denominated in various foreign currencies. Gains

                           MARK IV INDUSTRIES, INC.

or losses on contracts related to existing business transactions are deferred and recognized as the related transaction is completed. Gains or losses on contracts related to anticipated transactions are recognized as of the balance sheet date.

 Net Income Per Share of Common Stock

  Primary net income per share is calculated on the basis of the weighted average number of shares outstanding during each year, adjusted for subsequent stock distributions. Common stock equivalents which would arise from the exercise of stock options, using the treasury stock method, were not significant and have not been included in the calculation.

  Fully-diluted net income per share, in addition to the weighted average determined above, includes common stock equivalents which would arise from the exercise of stock options using the treasury stock method, and assumes the conversion of the company's 6 1/4% Convertible Debentures (for the periods outstanding), as well as the elimination of related interest expense, net of income tax effects.

 Consolidated Statements of Cash Flows

  For purposes of cash flows, the company considers overnight investments as cash equivalents. The company paid interest of approximately $56,000,000; $52,900,000; and $58,700,000 in fiscal 1995, 1994 and 1993, respectively. Such amounts include $1,400,000; $2,200,000 and $5,000,000 allocated to the costs of discontinued operations in fiscal 1995, 1994 and 1993, respectively. The company paid income taxes of approximately $21,900,000; $13,700,000; and $11,800,000 in fiscal 1995, 1994 and 1993, respectively.

2. ACQUISITIONS AND DIVESTITURES

  In November 1994, the company acquired substantially all of the stock of Purolator Products Company ("Purolator") for a total cash purchase price, including expenses, of approximately $286,300,000. Funding for the acquisition was provided by borrowings under the company's 1994 Credit Agreement. Purolator is a manufacturer of a broad range of filters used principally in the automotive aftermarket, and specialized separation systems for marine, high-technology and industrial applications. Purolator is a significant addition to the company's Power and Fluid Transfer business segment.

  The acquisition has been accounted for under the purchase method, and Purolator's results of operations have been consolidated with the company's results of operations effective as of the acquisition date. The company has made a preliminary determination and allocation of the purchase price as of the acquisition date, consisting of the following (dollars in thousands):

   Accounts receivable............................................... $  83,300
   Inventories.......................................................    69,900
   Other current assets..............................................    22,000
   Accounts payable and other current liabilities....................  (102,700)
                                                                      ---------
     Net working capital acquired....................................    72,500
   Fixed assets......................................................   106,900
   Cost in excess of net assets acquired.............................   154,200
   Long-term bank indebtedness.......................................   (38,600)
   Other non-current items, net......................................    (8,700)
                                                                      ---------
     Total purchase price, including expenses........................ $ 286,300
                                                                      =========

  The financial position of Purolator has been included in the consolidated balance sheet of the company as of February 28, 1995 based upon the above preliminary determination and allocation. Such amounts will be

                           MARK IV INDUSTRIES, INC.

finalized upon additional analysis and asset valuation determinations to be made by the company with the assistance of various outside firms. The final changes will be recorded in fiscal 1996, and are not expected to have a significant impact on the company's results of operations as reported herein.

  The pro forma 1995 information presented in the consolidated statements of income is based upon the following information, which presents the pro forma consolidated condensed results of operations as if the acquisition of Purolator in November 1994 and the sale of the company's common stock in December 1994 had occurred at the beginning of each of the years presented. The pro forma amounts do not purport to be indicative of the results that actually would have been obtained had the transactions identified above actually taken place at the beginning of each of the years, nor are they intended to be a projection of future results (dollars in thousands, except per share amounts):

                                                        1995       1994
                                                     ---------- ----------
                                                          (UNAUDITED)
   Net sales........................................ $1,913,300 $1,654,500
                                                     ---------- ----------
   Income before interest and taxes................. $  190,400 $  160,400
                                                     ---------- ----------
   Income before extraordinary items and accounting
    changes......................................... $   78,300 $   60,800
                                                     ========== ==========
   Income per share, before extraordinary items and
    accounting changes:
     Primary........................................ $     1.46 $     1.19
                                                     ========== ==========
     Fully-diluted.................................. $     1.35 $     1.09
                                                     ========== ==========

  The company made several other small acquisitions during fiscal 1995 for a total purchase price of approximately $14,500,000. During fiscal 1994, the company decided to sell its non-core business units, and accounted for them as discontinued operations. The sale of certain of the company's assets held for sale generated proceeds of $12,100,000 in fiscal 1995 and $35,000,000 in fiscal 1994. At February 28, 1995, the company's net assets of its remaining discontinued operations amounted to approximately $19,500,000. Such amounts have been segregated in the balance sheet and offset by a corresponding amount of long-term debt, on the assumption that the net sale proceeds will equal or exceed the net asset amount, and all such proceeds will be utilized to offset existing borrowings of the company.

3. ACCOUNTS RECEIVABLE

  Accounts receivable are reflected net of allowances for doubtful accounts of $18,600,000 and $12,000,000 at February 28, 1995 and 1994, respectively.

4. INVENTORIES

  Inventories consist of the following at February 28, 1995 and 1994 (dollars in thousands):

                                                                1995     1994
                                                              -------- --------
   Raw materials, parts, and sub-assemblies.................. $103,500 $ 67,700
   Work-in-process...........................................   60,200   43,500
   Finished goods............................................  198,200  153,800
                                                              -------- --------
     Total................................................... $361,900 $265,000
                                                              ======== ========

  As a result of the fair value determination of inventories required by the purchase method of accounting for acquired companies as of their acquisition date, LIFO costs exceed FIFO costs by approximately $39,300,000 and $35,000,000 at February 28, 1995 and 1994, respectively.

                           MARK IV INDUSTRIES, INC.

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost and consist of the following at February 28, 1995 and 1994 (dollars in thousands):

                                                                1995     1994
                                                              -------- --------
   Land and land improvements................................ $ 41,500 $ 35,700
   Buildings.................................................  145,300  115,700
   Machinery and equipment...................................  451,600  324,700
                                                              -------- --------
     Total property, plant and equipment.....................  638,400  476,100
   Less accumulated depreciation.............................  150,500  110,800
                                                              -------- --------
     Property, plant and equipment, net...................... $487,900 $365,300
                                                              ======== ========

  Depreciation expense was approximately $40,900,000; $33,200,000; and $29,800,000 in fiscal 1995, 1994 and 1993, respectively.

6. COST IN EXCESS OF NET ASSETS ACQUIRED

  Cost in excess of net assets acquired is presented net of accumulated amortization of approximately $29,700,000 and $22,700,000 at February 28, 1995 and 1994, respectively. Amortization expense was approximately $7,000,000; $5,700,000 and $4,700,000 in fiscal 1995, 1994 and 1993, respectively.

7. LONG-TERM DEBT

  Long-term debt consists of the following at February 28, 1995 and 1994 (dollars in thousands):

                                                             1995       1994
                                                          ----------  --------
Senior debt:
  Credit Agreement....................................... $  300,000  $140,000
  Multi-Currency Agreement...............................     38,300    48,400
  Other items............................................     42,500    40,500
                                                          ----------  --------
    Total................................................    380,800   228,900
  Less current maturities................................     (8,600)   (5,800)
  Less amounts allocated to discontinued operations......    (19,500)  (28,100)
                                                          ----------  --------
    Net senior debt......................................    352,700   195,000
                                                          ----------  --------
Subordinated debt:
  8 3/4% Senior Subordinated Notes.......................    258,000   258,000
  6 1/4% Convertible Debentures..........................        --    114,200
                                                          ----------  --------
    Total subordinated debt..............................    258,000   372,200
                                                          ----------  --------
  Total long-term debt...................................    610,700   567,200
  Total stockholders' equity.............................    635,500   345,400
                                                          ----------  --------
    Total capitalization................................. $1,246,200  $912,600
                                                          ----------  --------
    Long-term debt as a percentage of total capitaliza-
     tion................................................       49.0%     62.2%
                                                          ==========  ========

  In November 1994, the company entered into a new $650,000,000 credit agreement (the "1994 Credit Agreement") with a group of financial institutions which provides for (i) a five-year term loan in the principal amount of approximately $300,000,000 used to finance the acquisition of Purolator and to repay certain existing

                           MARK IV INDUSTRIES, INC.

Purolator debt, and (ii) a five-year revolving credit facility in an amount of up to $350,000,000 used for refinancing the company's previously existing credit facility (the "1993 Credit Facility") and certain existing Purolator debt, and for working capital and other general corporate purposes.

  The loans outstanding under the 1994 Credit Agreement bear interest, at the company's option, at (i) the reference rate of the agent acting on behalf of the financial institutions, or (ii) under a LIBOR option, with borrowing spreads of LIBOR plus 0.55% to LIBOR plus 1.00% depending on the company's consolidated leverage ratio (as defined in the 1994 Credit Agreement). The company is currently paying interest on the loan at LIBOR plus 0.55% per annum. The 1994 Credit Agreement contains certain affirmative and negative covenants customary for this type of agreement and is guaranteed by all of the company's significant domestic subsidiaries. All such guarantees are collateralized by first priority pledges of all outstanding capital stock of each guarantor subsidiary.

  In October 1994, the company entered into agreements with certain holders of its 6 1/4% Convertible Debentures due February 15, 2011 to convert approximately $76,700,000 of the debentures into approximately 5,600,000 shares of the company's common stock. In January 1995, the company called for redemption the $37,500,000 remaining principal amount of these debentures. As a result of the call for redemption, substantially all of the debentures were voluntarily converted into 2,700,000 shares of the company's common stock. The principal amount of converted debt, as well as related unamortized deferred charges, have been reclassified to common stock and additional paid-in capital.

  In May 1993, the company entered into a revolving credit agreement (as amended in January 1995, the "Multi-Currency Agreement") providing for a five year multi-currency revolving credit facility with a group of financial institutions in the U.S. and Europe. The Multi-Currency Agreement provides for a revolving loan commitment for the first two years of the equivalent of $100,000,000. The commitment declines by $12,500,000 at each of six semi-annual dates beginning in June 1995, with the remaining $25,000,000 of commitment expiring in May 1998. Interest rates on borrowings under the Multi-Currency Agreement are subject to change based on a specified pricing grid which increases from LIBOR plus 0.55% to LIBOR plus 1.00% per annum based on the company's senior debt rating (as defined in the Multi-Currency Agreement). The company is currently paying interest at LIBOR plus .55% on borrowings under the Multi-Currency Agreement. The Multi-Currency Agreement also contains certain affirmative and negative covenants customary in an agreement of this nature.

  In March 1993, the company completed a public offering of $258,000,000 principal amount of its 8 3/4% Senior Subordinated Notes due April 2003. A substantial portion of the net proceeds from the sale of the notes was used to fund the retirement of the company's 13 3/8% Subordinated Debentures. There are no sinking fund requirements on the Senior Subordinated Notes and they may not be redeemed until April 1998. At such date they are redeemable at 104.375% of principal amount, and thereafter at an annually declining premium over par until April 2001 when they are redeemable at par. The Indenture limits the payment of dividends and the repurchase of capital stock, and includes certain other restrictions and limitations customary with subordinated indebtedness of this type.

  In March 1993, the company offered to purchase its 13 3/8% Subordinated Debentures for a cash price of $1,137.50 per $1,000 principal amount, plus accrued interest. As a result of the offer, and certain open-market purchases, the company acquired approximately $138,000,000 principal amount of these debentures. The company then completed an "in-substance defeasance" in which approximately $60,400,000 was deposited in an irrevocable trust to cover both the remaining outstanding principal amount ($52,000,000) and the related interest expense requirements of these debentures. The company recognized an extraordinary loss, net of tax, of

                           MARK IV INDUSTRIES, INC.

approximately $21,700,000 as a result of the extinguishment of this debt in fiscal 1994. The company also acquired or defeased approximately $63,000,000 of its indebtedness and recognized an extraordinary loss, net of tax, of $3,700,000 in fiscal 1993.

  The fair value of the 8 3/4% Senior Subordinated Notes is less than their recorded value by approximately $9,000,000 as of February 28, 1995, based upon the quoted market value of such notes as of that date. Since the rest of the company's notes payable and senior debt are primarily floating rate debt, their recorded amounts approximate their fair values as of February 28, 1995. The recorded amounts for other financial instruments, such as cash and accounts receivable, approximate their fair value.

  Annual maturities of the company's long-term debt for the next five fiscal years are approximately: 1996--$8,600,000; 1997--$4,200,000; 1998--
$17,100,000; 1999--$27,000,000; and 2000--$312,700,000. The amounts for fiscal
1996 through 1999 exclude maturities related to the term loan portion of the 1994 Credit Agreement as it is anticipated that such amounts will be offset with availability under the revolving credit facility portion of such agreement until maturity in 2000, by which date it is anticipated that the agreement will have been extended, or replaced.

8. LEASES

  The company has operating leases which expire at various dates through 2010 with, in some instances, renewal privileges. Certain leases provide for escalation of the rentals primarily for increases in maintenance costs and property taxes. Total rental expense under operating leases was approximately $18,300,000; $15,900,000; and $15,900,000 in fiscal 1995, 1994 and 1993, respectively. Minimum rental payments under operating leases having an initial or remaining noncancellable term in excess of 12 months are approximately:
1996--$18,500,000; 1997--$15,300,000; 1998--$13,300,000; 1999--$11,400,000;
2000--$8,400,000; 2001 and thereafter $19,300,000.

9. INCOME TAXES

  Income from continuing operations and the related provision for taxes for fiscal 1995, 1994 and 1993 consists of the following (dollars in thousands):

                                                      1995    1994    1993
                                                    -------- ------- -------
   Income from continuing operations, before
    provision for taxes:
     United States................................. $ 69,500 $45,800 $41,400
     Foreign.......................................   40,900  35,900  20,600
                                                    -------- ------- -------
         Total..................................... $110,400 $81,700 $62,000
                                                    ======== ======= =======
   Provision for taxes on income from continuing
    operations:
     Currently payable:
       United States............................... $ 12,500 $14,500 $10,900
       Foreign.....................................   11,800   5,300   8,100
                                                    -------- ------- -------
         Total currently payable...................   24,300  19,800  19,000
                                                    -------- ------- -------
     Deferred:
       United States...............................    7,600   3,600   4,200
       Foreign.....................................   10,600   7,200    (300)
                                                    -------- ------- -------
         Total deferred............................   18,200  10,800   3,900
                                                    -------- ------- -------
         Total provision for taxes................. $ 42,500 $30,600 $22,900
                                                    ======== ======= =======

                           MARK IV INDUSTRIES, INC.

  The provision for taxes on income for fiscal 1995, 1994, and 1993 differs from the amount computed using the United States statutory income tax rate as follows (dollars in thousands):

                                                    1995     1994     1993
                                                   -------  -------  -------
   Expected tax at United States statutory income
    tax rate...................................... $38,600  $28,600  $21,100
   Permanent differences..........................   2,100    1,200      900
   State and local income taxes...................   1,900    1,200      600
   Tax credits....................................    (700)    (500)    (400)
   Foreign tax rate differences...................     600      100      700
                                                   -------  -------  -------
     Total provision for taxes.................... $42,500  $30,600  $22,900
                                                   =======  =======  =======

  The tax effects of temporary differences which give rise to a significant portion of deferred tax assets (liabilities) consist of the following at February 28, 1995 and 1994 (dollars in thousands):

                                                              1995      1994
                                                            --------  --------
   Current:
     Accounts receivable................................... $  7,300  $  3,900
     Inventories...........................................   (5,000)   (9,500)
     Compensation related..................................    8,000     3,400
     Tax credit and net operating loss carryforwards.......      --      9,000
     Other items...........................................    7,000     7,500
                                                            --------  --------
       Total current asset.................................   17,300    14,300
     Valuation allowance...................................   (5,600)   (4,000)
                                                            --------  --------
       Net current asset................................... $ 11,700  $ 10,300
                                                            ========  ========
   Non-current:
     Fixed and intangible assets........................... $(52,100) $(39,500)
     Pension and other benefit plans.......................   (5,500)  (21,400)
     Tax credits...........................................   23,000    29,400
     Capital loss carryforwards............................   11,000    11,300
     All other items.......................................   26,800    19,600
                                                            --------  --------
       Total non-current liability.........................    3,200      (600)
     Valuation allowance...................................  (14,100)  (16,800)
                                                            --------  --------
       Net non-current liability........................... $(10,900) $(17,400)
                                                            ========  ========

  The current valuation allowance primarily offsets foreign tax benefits established in a previous acquisition which may not be realized. The non-current valuation allowance is primarily attributable to the capital loss carryforwards which are available to use substantially through fiscal 1996.

  Based on the company's history of prior operating earnings and its expectations for the future, management of the company has determined that it is more likely than not that operating income will be sufficient to utilize the tax credits in their carryforward periods, which run substantially through fiscal 2007. The undistributed earnings of the company's foreign subsidiaries have been reinvested in each country, and are not expected to be remitted back to the parent company. The determination of the possible tax effect relating to such reinvested income is not practicable.

                           MARK IV INDUSTRIES, INC.

10. PENSION AND PROFIT SHARING PLANS

  The company has a variety of defined benefit pension plans covering both union and non-union employees. Under the union plans, employee benefits are computed based on a dollar amount multiplied by the number of years of service. Benefits under the non-union plans are computed in a similar manner for certain plans, and based on the employees' earnings in other plans.

  The following table sets forth the funded status of the company's defined benefit plans and the net asset amount included in the consolidated balance sheets at February 28, 1995 and 1994 (dollars in thousands):

                                                           1995       1994
                                                         ---------  ---------
   Actuarial present value of benefit obligations:
     Vested............................................. $(259,400) $(233,300)
                                                         =========  =========
     Accumulated........................................ $(264,500) $(236,100)
                                                         =========  =========
     Projected.......................................... $(273,700) $(241,900)
   Plan assets at fair value............................   335,400    314,300
                                                         ---------  ---------
   Plan assets in excess of projected benefit
    obligation..........................................    61,700     72,400
   Unrecognized net loss and differences in
    assumptions.........................................    49,100     36,400
   Unrecognized prior service costs.....................     2,700      3,100
                                                         ---------  ---------
   Prepaid pension cost recognized in the consolidated
    balance sheets...................................... $ 113,500  $ 111,900
                                                         =========  =========

  The plans' assets consist of corporate and government bonds, guaranteed investment contracts, listed common stocks and real estate investments. Included in the plans' assets are common stock of the company with a market value of approximately $28,800,000 and the company's 8 3/4% subordinated debentures with a market value of $6,700,000 at February 28, 1995. The funded status of Purolator's defined benefit plans as of the acquisition date consisted of plan assets of approximately $42,500,000 and a projected benefit obligation of approximately $53,500,000.

  Net pension income for the defined benefit pension plans in fiscal 1995, 1994, and 1993 includes the following components (dollars in thousands):

                                                  1995      1994      1993
                                                --------  --------  --------
   Service cost-benefits earned during the
    period..................................... $ (3,600) $ (2,900) $ (2,700)
   Interest cost on projected benefit
    obligation.................................  (19,500)  (18,200)  (17,300)
   Actual return on assets.....................    4,300    32,100    36,600
   Net amortization and deferral...............   31,300     2,500    (4,100)
                                                --------  --------  --------
     Net pension income........................ $ 12,500  $ 13,500  $ 12,500
                                                ========  ========  ========

  The assumptions utilized to measure net pension income and the projected benefit obligations are as follows:

                                                            1995   1994   1993
                                                            -----  ----   ----
     Discount rate.........................................  8.75%  7.75%  9.00%
     Expected long-term rate of return..................... 11.50% 12.00% 12.00%
     Average increase in compensation......................  4.00%  5.00%  5.00%

  The changes in the expected long-term rate of return and the rate of compensation increase did not have a significant effect on fiscal 1995's income, nor are they expected to have a significant effect on fiscal 1996's income.

                           MARK IV INDUSTRIES, INC.

  The company also has defined contribution pension and profit sharing plans for a significant number of its salaried and hourly employees. The company's contributions to these plans are based on various percentages of compensation, and in some instances are based upon the amount of the employees' contributions to the plans. The annual cost of these plans, the substantial part of which is funded currently, amounted to approximately $8,100,000; $6,700,000; and $6,600,000 in fiscal 1995, 1994 and 1993, respectively.

11. POST-RETIREMENT BENEFITS

  The company currently provides health and life insurance benefits to a number of existing retirees from certain of its operations under the provisions of a number of different plans. Contributions currently required to be paid by the retirees towards the cost of such plans range from zero to 100%. The company also has a number of active employees who might receive such benefits upon their retirement. A number of the plans which relate to retirees and active non-union employees include provisions which allow the company to increase the cost to participants, or otherwise modify or terminate them as determined by management. The plans which relate to active union employees are subject to modification in the same manner as are all other compensation and benefits matters in the process of the company's negotiations of contracts covering its union employees.

  The company recognized a $40,000,000 liability for the cost of these plans, referred to as the accumulated post-retirement benefit obligation (APBO), entirely in fiscal 1994 in accordance with SFAS No. 106. Since the company also adopted SFAS No. 109 at the same date, the company recognized a deferred tax asset of $14,000,000 representing the future tax benefits to be received related to the APBO. The resulting net charge of $26,000,000 ($.48 per fully diluted share) was included as the cumulative effect of a change in accounting principle in the consolidated statement of income for fiscal 1994. The company continues to fund such costs on the cash-basis, which amounted to approximately $4,700,000; $4,600,000; and $3,600,000 in fiscal 1995, 1994 and
1993, respectively.

  The following table sets forth the amount included with other non-current liabilities in the consolidated balance sheets at February 28, 1995 and 1994 (dollars in thousands):

                                                              1995     1994
                                                             -------  -------
   Accumulated post-retirement benefit obligation:
     Retirees and beneficiaries receiving benefits.......... $64,100  $34,700
     Active employees, fully eligible for benefits..........   6,100    4,600
     Active employees, not fully eligible for benefits......  10,300    6,500
                                                             -------  -------
       Total accumulated benefit obligation.................  80,500   45,800
   Unrecognized net loss....................................  (2,900)  (6,600)
                                                             -------  -------
     Post-retirement benefit liability recognized in the
      consolidated balance sheets........................... $77,600  $39,200
                                                             =======  =======

  The company's post-retirement benefit expense on the accrual method for fiscal 1995 and 1994 includes the following components (dollars in thousands):

                                                                   1995   1994
                                                                  ------ ------
     Service cost-benefits earned during the period.............. $  500 $  400
     Interest cost on the APBO...................................  4,600  3,400
                                                                  ------ ------
       Total expense............................................. $5,100 $3,800
                                                                  ====== ======

                           MARK IV INDUSTRIES, INC.

  The APBO for Purolator's various plans was approximately $38,200,000 as of the acquisition date, and such amount is the primary cause of the increase in the APBO from the end of fiscal 1994. The APBO was calculated using a discount rate of 8.75% at February 28, 1995, and 7.75% at February 28, 1994. The change in the discount rate did not have a significant effect on the expense determination for fiscal 1995 and 1994, and is not expected to have a significant effect for fiscal 1996. The APBO determinations assume an initial health care cost trend rate of approximately 10%, trending down rateably to an ultimate rate of 5%, which is expected to be reached in five years. The impact of a one-percentage-point increase in such trend rate would be to increase the APBO at February 28, 1995 by approximately $3,000,000 and increase annual expense by approximately $500,000.

12. LEGAL PROCEEDINGS

  The company is involved in various legal and environmental related issues. In the opinion of the company's management, the ultimate cost to resolve these matters will not have a material adverse effect on the company's financial position, results of operations or cash flows.

13. STOCKHOLDERS' EQUITY AND STOCK OPTIONS

  In December 1994, the company completed an underwritten public offering of approximately 6,500,000 shares of its common stock, at a public offering price of $18.10 per share (the "Offering"). The net proceeds from the Offering of approximately $113,000,000 were used to repay a portion of the indebtedness outstanding under the company's 1994 Credit Agreement. The company also sold approximately 110,000 shares of its common stock to one of its pension plans in December 1994 at a price of $18.10 per share, or a total cost of approximately $2,000,000.

  The company granted certain executives restricted stock awards with respect to 22,000 shares in fiscal 1995 and 353,075 shares in fiscal 1994, at $.01 par value per share. In certain situations the restrictions on the stock lapse after a five year period. Therefore, the expense is being recognized as it is earned over the restriction period, with $1,600,000 and $800,000 recognized as an expense in fiscal 1995 and 1994, respectively. The unearned balance as of February 28, 1995 is approximately $4,500,000. As of February 28, 1995, approximately 250,500 shares remain available for issuance under the company's Restricted Stock Plan.

  The company's qualified Incentive Stock Option Plans provide for granting officers and other key employees options to purchase the company's common stock at an exercise price equal to 100% of the market price on the date of grant. The options may be exercised in cumulative annual increments of 25% commencing one year after the date of grant, and have a maximum duration of seven to ten years. There were approximately 952,419 and 1,486,791 shares reserved for the future granting of qualified incentive stock options at February 28, 1995 and 1994.

  As a result of the company's acquisition of Purolator, holders of Purolator non-qualified stock options were entitled to receive an immediate cash payment equal to their built-in gain in such options as of the acquisition date. In lieu of the cash payment, holders of Purolator options were given the opportunity to convert their options into options to acquire company stock at an exercise price that would give them the same built-in gain as they had in the Purolator options. As a result, certain of the Purolator options were converted into non-qualified options to acquire approximately 334,600 shares of the company's common stock at an average exercise price of $12.80 per share. The company's common stock and additional paid in capital were increased by approximately $2,000,000 to recognize the issuance of these "in-the-money" company stock options. The holders of such options are 100% vested in their exercise rights, and all such options have a duration of 10 years from the date they were originally granted by Purolator.

                           MARK IV INDUSTRIES, INC.

  The following table summarizes the status of all of the company's stock option transactions for fiscal 1995, 1994 and 1993 (dollars in thousands, except per share amounts):

                                  1995               1994              1993
                            ------------------ ----------------- -----------------
                                       AVERAGE           AVERAGE           AVERAGE
                             OPTION    OPTION   OPTION   OPTION   OPTION   OPTION
                             SHARES     PRICE   SHARES    PRICE   SHARES    PRICE
                            ---------  ------- --------  ------- --------  -------
   Balance at beginning of
    year...................   596,650  $ 8.55   774,149  $ 7.29   885,252  $ 4.05
   Activity during the
    year:
     Granted...............   870,946  $15.45    14,333  $18.37   245,069  $12.43
     Exercised.............  (100,583) $ 5.98  (175,680) $ 3.70  (352,525) $ 2.86
     Canceled..............    (6,421) $11.49   (16,152) $ 9.18    (3,647) $ 5.90
                            ---------          --------          --------
   Balance at end of year:
     Outstanding........... 1,360,592  $13.12   596,650  $ 8.55   774,149  $ 7.29
                            =========          ========          ========
     Exercisable...........   644,348  $10.50   267,803  $ 6.83   271,783  $ 3.92
                            =========          ========          ========

  As a result of the exercise of certain employees' incentive stock options, the company realized a tax benefit of $200,000 and $1,700,000 in fiscal 1995 and 1994, respectively, and such amounts have been recognized as a direct increase in additional paid-in capital.

  The company's Board of Directors declared five percent stock dividends which were distributed in April 1995 (declared March 30, 1995), April 1994, and May 1993. All share amounts have been presented as if the stock distributions had occurred on March 1, 1992, the beginning of fiscal 1993. The company continues to be authorized by its Board of Directors to repurchase approximately 6,700,000 shares, or approximately 11%, of the company's outstanding common stock as of February 28, 1995. The company is authorized to issue 10,000,000 shares of preferred stock, and there are no shares outstanding at the present time.

14. INDUSTRY SEGMENTS, GEOGRAPHIC AREAS AND CURRENCY TRANSACTIONS

  Prior to the acquisition of Purolator, the company classified its operations into three business segments: Power and Fluid Transfer; Transportation; and Professional Audio. Following the acquisition of Purolator, management reviewed its existing businesses and determined that its Transportation business segment should be combined with the Power and Fluid Transfer business segment in view of the similarity in markets and customers served. Management also believes that the revised classification will enable the company to benefit from a global organizational structure and the coordination of distribution activities.

  The company now classifies its operations into the following two business segments:

    (i) Power and Fluid Transfer, which includes the design, manufacture and distribution of products and systems primarily in the general industrial market, the automotive aftermarket, the original equipment manufacturers ("OEM") market and the infrastructure market. Such products and systems include those related to rubber and plastic belts, hose, fittings and related assemblies; filters; power transfer mechanisms for door control systems used in mass transit vehicles; information displays; and advanced traffic control and management systems; and

    (ii) Professional Audio, which includes the design and manufacture of products and systems used primarily in the high-performance professional audio market, such as microphones, speakers, public address and musical instrument loudspeaker systems, audio signal processors, and sound enhancement and noise canceling equipment.

                           MARK IV INDUSTRIES, INC.

  Information concerning the company's business segments for fiscal 1995, 1994 and 1993 is as follows (dollars in thousands):

                                PROFORMA
                                 1995 *        1995        1994        1993
                               -----------  ----------  ----------  ----------
                               (UNAUDITED)
   NET SALES TO CUSTOMERS
   Power and Fluid Transfer..  $1,728,000   $1,418,000  $1,070,700  $  908,900
   Professional Audio........     185,300      185,300     173,500     176,800
                               ----------   ----------  ----------  ----------
     Total net sales to cus-
      tomers.................  $1,913,300   $1,603,300  $1,244,200  $1,085,700
                               ==========   ==========  ==========  ==========
   OPERATING INCOME
   Power and Fluid Transfer..  $  184,500   $  158,400  $  124,800  $  104,100
   Professional Audio........      21,800       21,800      21,900      22,000
                               ----------   ----------  ----------  ----------
     Total operating income..     206,300      180,200     146,700     126,100
   General corporate.........     (15,900)     (15,900)    (14,900)    (12,500)
   Interest expense..........     (63,400)     (53,900)    (50,100)    (51,600)
                               ----------   ----------  ----------  ----------
     Income from continuing
      operations, before
      provision for taxes....  $  127,000   $  110,400  $   81,700  $   62,000
                               ==========   ==========  ==========  ==========
   IDENTIFIABLE ASSETS
   Power and Fluid Transfer..  $1,614,600   $1,614,600  $1,062,100  $  843,100
   Professional Audio........     177,800      177,800     162,700     158,900
   General corporate.........      54,000       54,000      57,500     122,800
                               ----------   ----------  ----------  ----------
     Total identifiable as-
      sets...................  $1,846,400   $1,846,400  $1,282,300  $1,124,800
                               ==========   ==========  ==========  ==========
   DEPRECIATION AND
    AMORTIZATION
   Power and Fluid Transfer..  $   52,400   $   43,300  $   34,600  $   25,800
   Professional Audio........       4,500        4,500       4,500       4,400
   General corporate.........       3,700        3,700       2,600       1,900
                               ----------   ----------  ----------  ----------
     Total depreciation and
      amortization...........  $   60,600   $   51,500  $   41,700  $   32,100
                               ==========   ==========  ==========  ==========
   CAPITAL OUTLAYS
   Power and Fluid Transfer..  $   55,900   $   46,900  $   38,900  $   32,600
   Professional Audio........       3,900        3,900       2,500       1,700
   General corporate.........         --           --          --        1,200
                               ----------   ----------  ----------  ----------
     Total capital outlays...  $   59,800   $   50,800  $   41,400  $   35,500
                               ==========   ==========  ==========  ==========

- --------
* To reflect acquisition and equity transactions occurring as of the beginning of the year, as discussed further in Note 2.

                           MARK IV INDUSTRIES, INC.

  Operating income represents net sales less operating expenses, and excludes general corporate expenses, interest expense and income taxes. Litigation costs are considered to be corporate expenses. Identifiable assets are those assets employed in each segment's operations, including an allocated value to each segment of cost in excess of net assets acquired. Corporate assets consist primarily of cash, investments and assets not employed in production.

  The company's foreign operations are located primarily in Europe, and to a lesser extent in Canada and the Far East. Information concerning the company's operations by geographic area for fiscal 1995, 1994 and 1993 is as follows (dollars in thousands):

                               PRO FORMA 1995*    1995       1994       1993
                               --------------- ---------- ---------- ----------
                                 (UNAUDITED)
   NET SALES TO CUSTOMERS
     United States...........    $1,385,200    $1,115,600 $  884,500 $  815,200
     Foreign.................       528,100       487,700    359,700    270,500
                                 ----------    ---------- ---------- ----------
       Total net sales to
        customers............    $1,913,300    $1,603,300 $1,244,200 $1,085,700
                                 ==========    ========== ========== ==========
   OPERATING INCOME
     United States...........    $  151,200    $  126,400 $  105,700 $  102,100
     Foreign.................        55,100        53,800     41,000     24,000
                                 ----------    ---------- ---------- ----------
       Total operating in-
        come.................    $  206,300    $  180,200 $  146,700 $  126,100
                                 ==========    ========== ========== ==========
   IDENTIFIABLE ASSETS
     United States...........    $1,350,100    $1,350,100 $  898,700 $  916,800
     Foreign.................       496,300       496,300    383,600    208,000
                                 ----------    ---------- ---------- ----------
       Total identifiable as-
        sets.................    $1,846,400    $1,846,400 $1,282,300 $1,124,800
                                 ==========    ========== ========== ==========

- --------
* To reflect acquisition and equity transactions occurring as of the beginning of the year, as discussed further in Note 2.

  The net sales to customers reflect the sales of the operating units in each geographic area to unaffiliated customers. Export sales from the United States to unaffiliated customers were $92,900,000; $71,300,000; and $67,800,000 in fiscal 1995, 1994, and 1993, respectively. Inter-segment sales are not material. Sales between geographic areas are accounted for at prices which are competitive with prices charged to unaffiliated customers.

  Foreign currency transactions included in income amounted to gains (losses) of approximately $100,000; $300,000 and ($700,000) in fiscal 1995, 1994 and
1993, respectively. Unrealized gains and losses related to foreign currency forward contracts were not significant at February 28, 1995 or February 28, 1994. The maximum notional amount of foreign currency forward contracts outstanding at any one time during fiscal 1995 amounted to approximately $31,300,000 and the approximate notional amounts of such contracts outstanding at the end of fiscal 1995 was approximately $12,700,000. At February 28, 1995, the company also had an interest rate swap outstanding on debt of approximately $17,000,000 which effectively converts variable rate debt to a fixed rate of approximately 4.75% through September 1996. The company does not hold or issue derivatives for trading purposes and is not a party to leveraged derivatives transactions.

                           MARK IV INDUSTRIES, INC.

15. QUARTERLY FINANCIAL DATA AND INFORMATION (UNAUDITED)

  The following table sets forth the unaudited quarterly results of operations for each of the fiscal quarters in the years ended February 28, 1995 and 1994 (dollars in thousands, except per share data):

                               FIRST     SECOND    THIRD      FOURTH     TOTAL
         FISCAL 1995          QUARTER   QUARTER  QUARTER(A) QUARTER(A)    YEAR
         -----------         ---------  -------- ---------- ---------- ----------
   Net sales...............  $ 363,800  $357,200  $397,300   $485,000  $1,603,300
   Gross profit (b)........  $ 127,700  $124,700  $135,600   $155,300  $  543,300
   Income from continuing
    operations.............  $  17,100  $ 16,700  $ 16,500   $ 17,600  $   67,900
   Extraordinary items.....        --        --     (1,100)       --       (1,100)
                             ---------  --------  --------   --------  ----------
      Net income...........  $  17,100  $ 16,700  $ 15,400   $ 17,600  $   66,800
                             =========  ========  ========   ========  ==========
   Income per share (d):
    Primary:
     Continuing opera-
      tions................  $     .38  $    .37  $    .34   $    .31  $     1.40
     Extraordinary items...        --        --       (.02)       --         (.02)
                             ---------  --------  --------   --------  ----------
      Net income...........  $     .38  $    .37  $    .32   $    .31  $     1.38
                             =========  ========  ========   ========  ==========
    Fully-diluted:
     Continuing opera-
      tions................  $     .34  $    .33  $    .32   $    .30  $     1.29
     Extraordinary items...        --        --       (.02)       --         (.02)
                             ---------  --------  --------   --------  ----------
      Net income...........  $     .34  $    .33  $    .30   $    .30  $     1.27
                             =========  ========  ========   ========  ==========
         FISCAL 1994
         -----------
   Net sales...............  $ 287,800  $316,600  $320,000   $319,800  $1,244,200
   Gross profit (b)........  $ 102,000  $110,800  $113,800   $114,100  $  440,700
   Income from continuing
    operations.............  $  13,600  $ 13,100  $ 12,800   $ 11,600  $   51,100
   Extraordinary items.....    (21,700)      --        --         --      (21,700)
   Cumulative effect of ac-
    counting change........    (26,000)      --        --         --      (26,000)
                             ---------  --------  --------   --------  ----------
      Net income...........  $ (34,100) $ 13,100  $ 12,800   $ 11,600  $    3,400
                             =========  ========  ========   ========  ==========
   Income per share (c)
    (d):
    Primary:
     Continuing opera-
      tions................  $     .31  $    .29  $    .29   $    .26  $     1.15
     Extraordinary items...       (.49)      --        --         --         (.49)
     Cumulative effect of
      accounting change....       (.59)      --        --         --         (.58)
                             ---------  --------  --------   --------  ----------
      Net income...........  $    (.77) $    .29  $   . 29   $    .26  $      .08
                             =========  ========  ========   ========  ==========
    Fully-diluted:
     Continuing opera-
      tions................  $     .28  $    .27  $    .26   $    .24  $     1.04
     Extraordinary items...       (.41)      --        --         --         (.41)
     Cumulative effect of
      accounting change....       (.49)      --        --         --         (.48)
                             ---------  --------  --------   --------  ----------
      Net income...........  $    (.62) $    .27  $    .26   $    .24  $      .15
                             =========  ========  ========   ========  ==========

                           MARK IV INDUSTRIES, INC.

- --------
(a) Includes the results of operations of Purolator from its acquisition date of November 4, 1994.

(b) Excluding depreciation expense.

(c) The sum of the quarterly amounts do not equal the total as a result of common stock transactions during the year. The impact of those transactions on the determination of the weighted average number of shares outstanding is different in each quarter, and for the year in total.

(d) Restated to reflect the five percent stock dividend issued in April 1995.

                            MARK IV INDUSTRIES, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                       NOVEMBER 30, FEBRUARY 28,
                                                           1995         1995
                                                       ------------ ------------
                                                       (UNAUDITED)
                        ASSETS
Current Assets:
  Cash................................................  $      900   $      800
  Accounts receivable.................................     405,700      383,700
  Inventories.........................................     373,900      361,900
  Other current assets................................      79,500       58,600
                                                        ----------   ----------
    Total current assets..............................     860,000      805,000
Pension related and other non-current assets..........     229,700      197,100
Property, plant and equipment, net....................     519,200      487,900
Cost in excess of net assets acquired.................     352,100      356,400
                                                        ----------   ----------
    TOTAL ASSETS......................................  $1,961,000   $1,846,400
                                                        ==========   ==========
          LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable and current maturities of debt........  $   83,600   $   67,300
  Accounts payable....................................     173,000      174,000
  Compensation related liabilities....................      71,600       70,400
  Accrued interest....................................       7,600       13,800
  Other current liabilities...........................      91,200       99,800
                                                        ----------   ----------
    Total current liabilities.........................     427,000      425,300
                                                        ----------   ----------
Long-Term Debt:
  Senior debt.........................................     372,500      352,700
  Subordinated debentures.............................     258,000      258,000
                                                        ----------   ----------
    Total long-term debt..............................     630,500      610,700
                                                        ----------   ----------
Other non-current liabilities.........................     197,200      174,900
                                                        ----------   ----------
Stockholders' Equity:
  Common stock........................................         600          600
  Additional paid-in capital..........................     551,000      550,200
  Retained earnings...................................     157,100       90,800
  Foreign currency translation adjustment.............      (2,400)      (6,100)
                                                        ----------   ----------
    Total stockholders' equity........................     706,300      635,500
                                                        ----------   ----------
    TOTAL LIABILITIES & STOCKHOLDERS' EQUITY..........  $1,961,000   $1,846,400
                                                        ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                            MARK IV INDUSTRIES, INC.

      CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS (UNAUDITED)
          FOR THE THREE MONTH PERIODS ENDED NOVEMBER 30, 1995 AND 1994
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1995      1994
                                                             --------  --------
Net sales................................................... $525,500  $397,300
                                                             --------  --------
Operating costs:
  Cost of products sold.....................................  358,800   261,700
  Selling and administration................................   83,500    71,700
  Research and development..................................   13,300     8,800
  Depreciation and amortization.............................   16,900    14,800
                                                             --------  --------
    Total operating costs...................................  472,500   357,000
                                                             --------  --------
  Operating income..........................................   53,000    40,300
Interest expense............................................   15,300    13,700
                                                             --------  --------
  Income before provision for taxes.........................   37,700    26,600
Provision for income taxes..................................   14,700    10,100
                                                             --------  --------
  Income before extraordinary items.........................   23,000    16,500
Extraordinary items, net of tax.............................      --     (1,100)
                                                             --------  --------
  Net Income................................................   23,000    15,400
Retained earnings--beginning of the period..................  135,900   120,000
Cash dividends of $.03 and $.026 per share..................   (1,800)   (1,300)
                                                             --------  --------
      Retained earnings--end of the period.................. $157,100  $134,100
                                                             ========  ========
Net income per share of common stock:
  Primary:
    Income before extraordinary item........................ $    .38  $    .34
    Extraordinary items.....................................      --       (.02)
                                                             --------  --------
      Net Income............................................ $    .38  $    .32
                                                             ========  ========
  Fully Diluted:
    Income before extraordinary items....................... $    .38  $    .32
Extraordinary items.........................................      --       (.02)
                                                             --------  --------
    Net Income.............................................. $    .38  $    .30
                                                             ========  ========
Weighted average number of shares outstanding:
  Primary...................................................   60,000    48,300
                                                             ========  ========
  Fully-diluted.............................................   60,500    53,600
                                                             ========  ========

   The accompanying notes are an integral part of these financial statements.

                            MARK IV INDUSTRIES, INC.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                  (UNAUDITED)

          FOR THE NINE MONTH PERIODS ENDED NOVEMBER 30, 1995 AND 1994
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            1995        1994
                                                         ----------  ----------
Net sales............................................... $1,553,500  $1,118,300
                                                         ----------  ----------
Operating costs:
  Cost of products sold.................................  1,049,200     730,200
  Selling and administration............................    257,000     205,000
  Research and development..............................     35,000      24,500
  Depreciation and amortization.........................     49,300      38,000
                                                         ----------  ----------
      Total operating costs.............................  1,390,500     997,700
                                                         ----------  ----------
  Operating income......................................    163,000     120,600
Interest expense........................................     45,500      39,000
                                                         ----------  ----------
  Income before provision for income taxes..............    117,500      81,600
Provision for income taxes..............................     45,800      31,300
                                                         ----------  ----------
  Income before extraordinary items.....................     71,700      50,300
Extraordinary items, net of tax.........................        --       (1,100)
                                                         ----------  ----------
  Net income............................................     71,700      49,200
Retained earnings--beginning of the period..............     90,800      88,600
Cash dividends of $.09 and $.079 per share..............     (5,400)     (3,700)
                                                         ----------  ----------
      Retained earnings--end of the period.............. $  157,100  $  134,100
                                                         ==========  ==========
Net income per share of common stock:
  Primary:
    Income before extraordinary items................... $     1.19  $     1.09
    Extraordinary items.................................        --         (.02)
                                                         ----------  ----------
      Net income........................................ $     1.19  $     1.07
                                                         ==========  ==========
  Fully-diluted:
    Income before extraordinary items................... $     1.19  $      .99
    Extraordinary items.................................        --         (.02)
                                                         ----------  ----------
      Net income........................................ $     1.19  $      .97
                                                         ==========  ==========
Weighted average number of shares outstanding:
  Primary...............................................     60,100      46,000
                                                         ==========  ==========
  Fully-diluted.........................................     60,500      53,600
                                                         ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                            MARK IV INDUSTRIES, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

          FOR THE NINE MONTH PERIODS ENDED NOVEMBER 30, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                             1995      1994
                                                           --------  ---------
Cash flows from operating activities:
  Income before extraordinary items....................... $ 71,700  $  50,300
  Items not affecting cash:
    Depreciation and amortization.........................   49,300     38,000
    Pension and compensation related items................   (7,800)   (10,600)
    Deferred income taxes.................................   21,800      4,900
                                                           --------  ---------
      Net cash provided by earnings.......................  135,000     82,600
  Changes in assets and liabilities, net of effects of
   businesses acquired and discontinued:
    Accounts receivable...................................  (13,500)      (300)
    Inventories...........................................  (14,600)   (13,800)
    Other assets..........................................  (21,200)   (10,400)
    Accounts payable......................................   (4,400)    11,200
    Other liabilities.....................................  (18,300)    13,600
                                                           --------  ---------
      Net cash provided from operating activities.........   63,000     82,900
                                                           --------  ---------
Cash flows from investing activities:
  Acquisitions............................................  (26,100)  (299,100)
  Divestitures and asset sales............................    1,400      5,300
  Purchase of plant and equipment, net....................  (66,000)   (28,000)
                                                           --------  ---------
      Net cash used in investing activities...............  (90,700)  (321,800)
                                                           --------  ---------
Cash flows from financing activities:
  Credit agreement borrowings, net........................   11,700    241,200
  Other changes in long-term debt, net....................    5,200        600
  Changes in short-term bank borrowings...................   16,400        700
  Common stock transactions...............................     (200)       300
  Cash dividends paid.....................................   (5,400)    (3,500)
                                                           --------  ---------
      Net cash provided by financing activities...........   27,700    239,300
                                                           --------  ---------
Effect of exchange rate fluctuations......................      100       (100)
                                                           --------  ---------
      Net increase in cash................................      100        300
Cash and cash equivalents:
  Beginning of the year...................................      800        500
                                                           --------  ---------
  End of the period....................................... $    900  $     800
                                                           ========  =========

   The accompanying notes are an integral part of these financial statements.

                           MARK IV INDUSTRIES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. In the opinion of the Company's management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company at November 30, 1995, and the results of its operations and its cash flows for the three and nine month periods ended November 30, 1995 and 1994. Such results are not necessarily indicative of the results to be expected for the full year.

2. On November 4, 1994, the Company acquired substantially all of the stock of Purolator Products Company (Purolator) for a cash purchase price of $25.00 per share, or a total cost, including expenses, of approximately $286.3 million. Purolator is a manufacturer of a broad range of filters and separation systems used in automotive (principally aftermarket), marine, heating, ventilating, air conditioning, and high-technology liquid-filtration applications, and specialized industrial filters and separation systems. Purolator is a significant addition to the Company's Power and Fluid Transfer business segment.

  The acquisition has been accounted for under the purchase method, and the financial position of Purolator is included in the consolidated results of operations for the three and nine month periods ended November 30, 1995, and in the consolidated balance sheets of the Company as of November 30, 1995 and February 28, 1995 based upon a preliminary determination and allocation of the purchase price. Such amounts will be finalized upon additional analysis and asset valuation determinations to be made by the Company and various outside appraisal firms during the last quarter of fiscal 1996. The final changes are not expected to have a significant impact on the Company's results of operations as reported herein.

  The following table presents the pro forma consolidated condensed results of operations for the Company's three and nine month periods ended November 30, 1994 as if the following transactions had occurred at the beginning of the periods: (i) the consummation of the acquisition of Purolator in November 1994 and the borrowings under the 1994 Credit Agreement in connection therewith; and (ii) the consummation of the Equity Offering in December 1994 and the application of the estimated net proceeds therefrom. The pro forma amounts do not purport to be indicative of the results that actually would have been obtained had the transactions identified above actually taken place at the beginning of the periods, nor are they intended to be a projection of future results (dollars in thousands, except per share amounts):

                                             THREE MONTHS       NINE MONTHS
                                                 ENDED             ENDED
                                           NOVEMBER 30, 1994 NOVEMBER 30, 1994
                                           ----------------- -----------------
   Net sales..............................     $477,000         $1,428,300
                                               --------         ----------
   Income before interest and taxes.......     $ 47,500         $  146,700
                                               ========         ==========
   Income before extraordinary items......     $ 20,000         $   60,500
                                               ========         ==========
   Income per share before extraordinary
    items:
     Primary..............................     $    .37         $     1.15
                                               ========         ==========
     Fully-diluted........................     $    .34         $     1.06
                                               ========         ==========

3. Accounts receivable are presented net of allowances for doubtful accounts of $18,900,000 and $18,600,000 at November 30, 1995 and February 28, 1995,
   respectively.

4. Inventories consist of the following components (dollars in thousands):

                                                       NOVEMBER 30, FEBRUARY 28,
                                                           1995         1995
                                                       ------------ ------------
   Raw materials, parts and sub-assemblies............   $104,300     $103,500
   Work-in-process....................................     65,900       60,200
   Finished goods.....................................    203,700      198,200
                                                         --------     --------
     Inventories......................................   $373,900     $361,900
                                                         ========     ========

  Since physical inventories taken during the year do not necessarily coincide with the end of a quarter, management has estimated the composition of inventories with respect to raw materials, work-in-process and finished goods. It is management's opinion that this estimate represents a reasonable approximation of the inventory breakdown as of November 30, 1995. The amounts at February 28, 1995 are based upon the audited balance sheet at that date.

5. Property, plant and equipment is stated at cost and consists of the following components (dollars in thousands):

                                                       NOVEMBER 30, FEBRUARY 28,
                                                           1995         1995
                                                       ------------ ------------
   Land and land improvements.........................   $ 41,500     $ 41,500
   Buildings..........................................    153,400      145,300
   Machinery and equipment............................    513,400      451,600
                                                         --------     --------
     Total property, plant and equipment..............    708,300      638,400
   Less accumulated depreciation......................    189,100      150,500
                                                         --------     --------
     Property, plant and equipment, net...............   $519,200     $487,900
                                                         ========     ========

6. Long-term debt consists of the following at November 30, 1995 and February 28, 1995 (dollars in thousands):

                                                     NOVEMBER 30, FEBRUARY 28,
                                                         1995         1995
                                                     ------------ ------------
   Senior Debt:
     Credit Agreement...............................  $  310,000   $  300,000
     Multi-Currency Agreement.......................      40,000       38,300
     Other items....................................      49,600       42,500
                                                      ----------   ----------
       Total........................................     399,600      380,800
     Less Current maturities........................      (6,500)      (8,600)
     Less amounts allocated to discontinued opera-
      tions.........................................     (20,600)     (19,500)
                                                      ----------   ----------
       Net senior debt..............................     372,500      352,700
   8 3/4% Senior Subordinated Notes.................     258,000      258,000
                                                      ----------   ----------
     Total long-term debt...........................     630,500      610,700
     Total stockholders' equity.....................     706,300      635,500
                                                      ----------   ----------
     Total capitalization...........................  $1,336,800   $1,246,200
                                                      ==========   ==========
     Long-term debt as a percentage of total capi-
      talization....................................        47.2%        49.0%
                                                      ==========   ==========

7. In May 1995, the Company's Board of Directors adopted a Shareholders' Rights Plan under which Preferred Stock Purchase Rights were distributed as a dividend at a rate of one Right for each share of Common Stock held as of the close of business on June 2, 1995. The Rights will expire at the close of business on June 2, 2005.

  Each Right entitles the holder to buy one one-hundredth of a newly-issued share of Mark IV Industries, Inc. Series A Junior Participating Preferred Stock at an exercise price of $80. The Rights will detach from the Common Stock and will initially become exercisable for such shares of Preferred Stock if a person or group acquires beneficial ownership of, or commences a tender or exchange offer which would result in such person or group beneficially owning, 20 percent or more of the Company's Common Stock, except through a tender or exchange offer for all shares which the Board determines to be fair and otherwise in the best interest of the Company and its stockholders. If either the acquiring person beneficially owns 20% or more of the Company's Common Stock or the Company is a party to a business combination which is not approved by the Company's Board of Directors, each Right (other than those held by the acquiring person) will entitle the holder to receive, upon exercise, shares of Common Stock of the Company or of the surviving company with a value equal to two times the exercise price of the Right.

8. For purposes of cash flows, the Company considers overnight investments as cash equivalents. The Company made cash interest payments of approximately $51,600,000 and $45,600,000 in the nine month periods ended November 30, 1995 and 1994, respectively. The Company also made cash income tax payments of approximately $26,200,000 and $15,100,000 in the nine month periods ended November 30, 1995 and 1994, respectively.

9. On December 5, 1995, the Company acquired the assets of FitzSimons Manufacturing Company (FMC) for a cash purchase price of $23,700,000. FMC is a manufacturer of fuel system components for the North American automotive and truck industries, with annual sales of approximately $60,000,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Purolator Products Company:

  We have audited the accompanying consolidated balance sheets of Purolator Products Company (a Delaware corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1993, 1992 and 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Purolator Products Company and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for the years ended December 31, 1993, 1992, and 1991 in conformity with generally accepted accounting principles.

  As explained in Note 5 to the consolidated financial statements, effective January 1, 1991, the Company changed its method of accounting for postretirement benefit costs other than pensions.

                                          ARTHUR ANDERSEN LLP

Tulsa, Oklahoma
February 11, 1994

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1993          1992
                                                    ------------  ------------
                                                    (EXPRESSED IN THOUSANDS)
                      ASSETS
Current assets:
Cash and cash equivalents.......................... $      5,707  $      3,411
Trade accounts receivable, net.....................       63,766        63,834
Inventories, net...................................       73,473        87,130
Other current assets...............................        8,610         9,222
                                                    ------------  ------------
    Total Current Assets...........................      151,556       163,597
Land, buildings and equipment, net.................       75,551        72,239
Investments........................................       11,905         7,767
Intangible assets, net.............................      110,800       116,128
Other assets.......................................        9,255         4,735
                                                    ------------  ------------
    Total Assets................................... $    359,067  $    364,466
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt............... $      4,243  $      3,936
Accounts payable...................................       32,387        31,465
Accrued liabilities................................       36,109        27,224
                                                    ------------  ------------
    Total Current Liabilities......................       72,739        62,625
Long-term debt, less current maturities............       38,971        69,039
Other noncurrent liabilities.......................       73,745        74,548
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $1.00 par value per share,
   10,000,000 shares authorized, no shares issued
   or outstanding..................................          --            --
  Common stock, $.01 par value per share,
   30,000,000 shares authorized, 11,212,500 and
   10,112,500 shares issued and outstanding........          112           101
Additional paid-in capital.........................      326,944       311,437
Accumulated deficit................................     (140,573)     (151,230)
Additional minimum pension liability...............      (10,424)       (1,002)
Cumulative translation adjustment..................       (2,447)       (1,052)
                                                    ------------  ------------
    Total Stockholders' Equity.....................      173,612       158,254
                                                    ------------  ------------
    Total Liabilities and Stockholders' Equity..... $    359,067  $    364,466
                                                    ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                    1993     1992      1991
                                                  -------- --------  --------
                                                   (EXPRESSED IN THOUSANDS,
                                                  EXCEPT PER SHARE AMOUNTS)
Net sales........................................ $435,821 $417,888  $401,690
Cost of sales....................................  333,488  318,507   310,265
                                                  -------- --------  --------
Gross Profit.....................................  102,333   99,381    91,425
Selling, general and administrative expenses.....   84,577   83,349    82,157
Nonrecurring charges.............................      --     2,888    39,980
                                                  -------- --------  --------
Operating Income (Loss)..........................   17,756   13,144   (30,712)
Interest expense.................................    4,119    8,475     9,059
Other income.....................................    2,182    3,661     2,191
                                                  -------- --------  --------
Income (Loss) Before Income Taxes and Equity in
 Income (Loss) of Affiliates.....................   15,819    8,330   (37,580)
Income tax provision (benefit)...................      461   (1,966)   (1,015)
Equity in income (loss) of affiliates............    2,475      795    (1,445)
                                                  -------- --------  --------
Income (Loss) Before Cumulative Effect of Change
 in Accounting
 Principle.......................................   17,833   11,091   (38,010)
                                                  ======== ========  ========
Cumulative Effect of Change in Accounting
 Principle.......................................      --       --    (17,317)
                                                  -------- --------  --------
Net income (loss)................................ $ 17,833 $ 11,091  $(55,327)
Earnings (loss) per share:
Income (Loss) Before Cumulative Effect of Change
 in Accounting Principle......................... $   1.59 $   1.29  $  (4.47)
Cumulative Effect of Change in Accounting
 Principle.......................................      --       --      (2.04)
                                                  -------- --------  --------
Net Income (Loss)................................ $   1.59 $   1.29  $  (6.51)
                                                  ======== ========  ========
Weighted Average Shares Outstanding..............   11,182    8,550     8,500
                                                  ======== ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   ADDITIONAL
                                            ADDITIONAL              MINIMUM   CUMULATIVE
                                             PAID-IN   ACCUMULATED  PENSION   TRANSLATION
                            SHARES   AMOUNT  CAPITAL     DEFICIT   LIABILITY  ADJUSTMENT   TOTAL
                          ---------- ------ ---------- ----------- ---------- ----------- --------
                                       (EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance, January 1,
 1991...................   8,500,000  $ 85   $263,831   $(106,994)  $ (1,423)   $ 1,318   $156,817
Changes in Additional
 Minimum Pension Liabil-
 ity....................         --    --         --          --          92        --          92
Translation Adjustment..         --    --         --          --         --         462        462
Net Loss................         --    --         --      (55,327)       --         --     (55,327)
                          ----------  ----   --------   ---------   --------    -------   --------
Balance, December 31,
 1991...................   8,500,000    85    263,831    (162,321)    (1,331)     1,780    102,044
Translation Adjustment..         --    --         --          --         --      (2,832)    (2,832)
Changes in Additional
 Minimum Pension Liabil-
 ity....................         --    --         --          --         329        --         329
Issuance of Stock, net..   1,612,500    16     22,645         --         --         --      22,661
Environmental Indemnifi-
 cation by Former Par-
 ent....................         --    --      17,700         --         --         --      17,700
Capital Contribution by
 Former
 Parent.................         --    --       7,261         --         --         --       7,261
Net Income..............         --    --         --       11,091        --         --      11,091
                          ----------  ----   --------   ---------   --------    -------   --------
Balance, December 31,
 1992...................  10,112,500   101    311,437    (151,230)    (1,002)    (1,052)   158,254
Translation Adjustment..         --    --         --          --         --      (1,395)    (1,395)
Changes in Additional
 Minimum Pension Liabil-
 ity....................         --    --         --          --      (9,422)       --      (9,422)
Issuance of Stock, net..   1,100,000    11     15,507         --         --         --      15,518
Dividends Paid ($0.64
 per share of Common
 Stock).................         --    --         --       (7,176)       --         --      (7,176)
Net Income..............         --    --         --       17,833        --         --      17,833
                          ----------  ----   --------   ---------   --------    -------   --------
Balance, December 31,
 1993...................  11,212,500  $112   $326,944   $(140,573)  $(10,424)   $(2,447)  $173,612
                          ==========  ====   ========   =========   ========    =======   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1993       1992       1991
                                                ---------  ---------  --------
                                                  (EXPRESSED IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)...........................  $  17,833  $  11,091  $(55,327)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating ac-
 tivities:
Depreciation and amortization.................     13,567     14,651    14,732
Equity in (income) loss of affiliates.........     (2,475)      (795)    1,445
Provision for losses on receivables...........      1,142      1,604     1,537
Provision for inventory reserves..............      2,949      3,474     7,811
Interest accretion on postretirement employee
 benefits obligations.........................      3,348      4,513     5,927
Amortization of debt origination costs........        611        --        --
Nonrecurring charges..........................        --       2,888    39,980
Write-downs of buildings and equipment........        --         426     4,085
Change in operating assets and liabilities,
 net of effects from acquisitions and disposi-
 tions:
 (Increase) decrease in receivables...........     (1,217)    (3,888)   12,980
 (Increase) decrease in inventories...........     10,708    (16,149)    2,638
 (Increase) decrease in other current assets..      3,483     (2,407)     (360)
 (Increase) decrease in other noncurrent as-
  sets........................................     (4,465)     1,012     1,675
 Increase (decrease) in accounts payable......        922     (4,464)    4,731
 Decrease in other current liabilities........     (1,689)    (7,166)  (25,009)
 Decrease in other noncurrent liabilities.....       (489)    (1,773)   (1,211)
 Increase (decrease) in postretirement em-
  ployee benefits obligations.................     (3,520)    (3,472)   14,155
 Other, net...................................     (1,363)    (2,539)    1,437
                                                ---------  ---------  --------
 Total adjustments............................     21,512    (14,085)   86,553
                                                ---------  ---------  --------
 Net cash provided by (used in) operating ac-
  tivities....................................     39,345     (2,994)   31,226
                                                ---------  ---------  --------
Cash flows from investing activities:
 Capital expenditures.........................    (13,552)   (10,835)   (7,905)
 Other, net...................................        177        830       122
 Investment in Purodenso......................     (2,000)    (2,500)   (2,500)
                                                ---------  ---------  --------
Net cash used in investing activities.........    (15,375)   (12,505)  (10,283)
                                                ---------  ---------  --------
Cash flows from financing activities:
  Proceeds from note payable to Former Par-
   ent........................................        --      67,000    46,000
  Payments on note payable to Former Parent...        --    (142,044)  (63,665)
  Debt origination costs......................       (272)    (2,085)      --
  Proceeds from stock issuance................     15,518     21,150       --
  Proceeds from long-term debt................    117,829     71,972     1,842
  Payments on long-term debt..................   (147,573)    (3,878)   (2,911)
  Dividends paid..............................     (7,176)       --        --
                                                ---------  ---------  --------
  Net cash provided by (used in) financing ac-
   tivities...................................    (21,674)    12,115   (18,734)
                                                ---------  ---------  --------
  Increase (decrease) in cash and cash equiva-
   lents......................................      2,296     (3,384)    2,209
  Cash and cash equivalents, beginning of pe-
   riod.......................................      3,411      6,795     4,586
                                                ---------  ---------  --------
  Cash and cash equivalents, end of period....  $   5,707  $   3,411  $  6,795
                                                =========  =========  ========
Supplemental disclosures of cash flow informa-
 tion:
  Interest payments...........................  $   3,125  $   9,112  $  8,760
  Tax payments................................      4,818        907       369

  The accompanying notes are an integral part of these consolidated financial statements.

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  Effective December 21, 1992, Pennzoil Company ("Pennzoil" or the "Former Parent") together with Purolator Products Company, a Delaware corporation ("Purolator" or the "Company"), sold 10,000,000 shares of common stock of Purolator in concurrent domestic and international public offerings. Purolator did not receive any of the proceeds from the sales of shares held by the Former Parent (8,500,000). As a result of the completion of the offerings, the Former Parent does not own any shares of capital stock of the Company. On January 11, 1993, the Company sold 1,100,000 shares of common stock pursuant to the partial exercise of the over-allotment options granted to the underwriters in connection with the public offerings.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Purolator and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Foreign Currency Translation

  Foreign currency transactions and financial statements are translated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, Foreign Currency Translation. Assets and liabilities are translated to U.S. dollars at the current exchange rate at the end of the period. Income and expense accounts are translated using the weighted average exchange rate for the period. Adjustments arising from translation of foreign financial statements are reflected in the cumulative translation adjustment in the equity section of the consolidated balance sheet. Transaction gains and losses are included in net income (loss).

  The Company enters into forward foreign exchange contracts to hedge the effect of fluctuating currency rates on certain liabilities, such as accounts payable, that are denominated in foreign currencies. The contracts typically provide for the exchange of different currencies at specified future dates and rates. The gain or loss due to the difference between the forward exchange rates of the contracts and current rates offsets in whole or in part the loss or gain on the liabilities being hedged.

 Inventories

  Substantially all inventories are reported at cost, using the first-in, first-out (FIFO) method, which is lower than market.

 Land, Buildings and Equipment

  Land, buildings and equipment are stated at cost. Depreciation is provided generally on a straight-line basis over the estimated service lives of the respective classes of property. Estimated service lives are as follows:

                                                                           YEARS
                                                                           -----
      Land improvements................................................... 10-35
      Leasehold improvements..............................................  3-30
      Buildings and improvements..........................................  3-66
      Machinery and equipment.............................................  3-18

  Amortization of leasehold improvements is based upon the terms of the respective leases. Maintenance, repairs and betterments, including replacement of minor items of physical properties, are charged to expense; major additions to physical properties are capitalized. The cost of the assets retired or sold is credited to the

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES asset accounts and the related accumulated depreciation is charged to the accumulated depreciation accounts. The gain or loss from sale or retirement of property, if any, is included in net income (loss).

 Investments

  Common stock investments in entities in which the Company owns equity interests ranging from 20 percent to 50 percent are accounted for under the equity method, pursuant to which the Company's share of the affiliate's operating results is included in net income (loss).

 Intangible Assets

  Intangible assets include goodwill which represents the excess of cost over the amount ascribed to the net assets of ongoing businesses purchased and is being amortized on a straight-line basis over a 40-year period.

  The cost of internally developed patents is charged to expense as incurred. Purchased patents are amortized over their estimated economic lives.

 Interest Rate Swap Agreement

  During 1993, the Company entered into an interest rate swap agreement which involved the exchange of fixed and floating rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received is recorded as an adjustment to interest expense over the life of the agreement.

 Federal, State and Foreign Income Taxes

  Effective January 1, 1993, the Company adopted SFAS No. 109, Accounting for Income Taxes, which uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  The Company and its United States subsidiaries are included in the Former Parent's consolidated United States federal income tax returns for the year ended December 31, 1991 and the period from January 1, 1992 through December 21, 1992. The Company and the Former Parent previously entered into a tax sharing agreement ("Tax Sharing Agreement") which was intended to put the Company in the same position with regard to the amount of federal income taxes that it would pay if it filed a separate tax return. The agreement also provided that the Company would be reimbursed by the Former Parent for any tax losses or credits of the Company utilized by the Former Parent consolidated return group. The Tax Sharing Agreement was terminated effective September 30, 1992. The Company received no benefit for federal income tax losses which were generated during the period October 1, 1992 through December 21, 1992. The Company filed a separate federal income tax return for the period from December 22, 1992 through December 31, 1992.

 Capitalized Leases

  Assets and related obligations under certain long-term leases are capitalized. The related depreciation and the imputed interest expense are charged against income in lieu of lease rental expense.

 Earnings (Loss) Per Share

  Earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Stock options have been excluded from the calculations as their dilutive effect is not significant.

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

 Cash Flows Information

  For purposes of the consolidated statements of cash flows, all highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. The effect of changes in foreign exchange rates on cash balances is immaterial.

 Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Short-term Investments:

  The carrying amount approximates fair value because of the short maturity of those instruments.

  Notes Receivable:

  The carrying amount approximates fair value because interest rates are at or close to a reasonable market rate.

  Long-term Debt:

  The carrying amount approximates fair value because of the frequent repricing on revolving facilities.

  Forward Foreign Exchange Contracts:

  The fair value of forward foreign exchange contracts is estimated by obtaining a quote from a commercial bank. The carrying amount approximates fair value.

  Interest Rate Swap Agreement:

  The fair value of the Company's interest rate swap agreement is the estimated amount that the Company would receive or pay to terminate the agreement. Based on a quote from a commercial bank, the carrying amount of the swap agreement approximates the fair value.

 Reclassifications

  Certain prior year amounts have been reclassified to conform with the current year presentations. These reclassifications have no impact on net income (loss).

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

2. DETAILS TO CONSOLIDATED BALANCE SHEETS:

                                                             DECEMBER 31,
                                                       -------------------------
                                                           1993         1992
                                                       ------------ ------------
                                                       (EXPRESSED IN THOUSANDS)
   Trade accounts receivable:
     Trade receivables................................ $     72,304 $     72,124
     Less allowances..................................        8,538        8,290
                                                       ------------ ------------
       Total, net..................................... $     63,766 $     63,834
                                                       ============ ============
     Inventories:
     Finished goods................................... $     41,271 $     51,442
     Work in progress.................................        7,039        7,375
     Raw materials and supplies.......................       27,850       33,124
                                                       ------------ ------------
       Total..........................................       76,160       91,941
     Less reserves....................................        2,687        4,811
                                                       ------------ ------------
       Total, net..................................... $     73,473 $     87,130
                                                       ============ ============
   Land, buildings and equipment:
     Land and improvements............................ $      6,278 $      6,292
     Leasehold improvements...........................        5,806        5,644
     Buildings and improvements.......................       23,752       23,265
     Machinery and equipment..........................       69,120       64,817
     Construction in progress.........................       14,878        9,230
                                                       ------------ ------------
       Total..........................................      119,834      109,248
     Less accumulated depreciation and amortization...       44,283       37,009
                                                       ------------ ------------
       Total, net..................................... $     75,551 $     72,239
                                                       ============ ============
   Intangible assets:
     Goodwill (Note 4)................................ $    127,078 $    130,308
     Other............................................        5,628        4,436
                                                       ------------ ------------
       Total..........................................      132,706      134,744
     Less accumulated amortization....................       21,906       18,616
                                                       ------------ ------------
       Total, net..................................... $    110,800 $    116,128
                                                       ============ ============
   Accrued liabilities:
     Salaries and wages............................... $      4,856 $      4,828
     Employee pensions................................       12,885        5,469
     Advertising......................................        3,100        4,189
     Other............................................       15,268       12,738
                                                       ------------ ------------
       Total.......................................... $     36,109 $     27,224
                                                       ============ ============
   Other noncurrent liabilities:
     Postretirement employee benefits obligations..... $     64,280 $     64,452
     Other............................................        9,465       10,096
                                                       ------------ ------------
       Total.......................................... $     73,745 $     74,548
                                                       ============ ============

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1993      1992      1991
                                                 --------  --------  --------
                                                  (EXPRESSED IN THOUSANDS)
   Allowance for accounts receivable:
     Balance, beginning of period............... $  8,290  $ 10,347  $ 13,032
     Provision for losses on receivables........    1,142     1,604     1,537
     Receivables written off, net of
      recoveries................................     (894)   (3,661)   (4,222)
                                                 --------  --------  --------
     Balance, end of period..................... $  8,538  $  8,290  $ 10,347
                                                 ========  ========  ========
   Allowance for inventories:
     Balance, beginning of period............... $  4,811  $  9,148  $  7,744
     Provision..................................    2,949     3,474     7,811
     Inventories written off and other
      adjustments...............................   (5,073)   (7,811)   (6,407)
                                                 --------  --------  --------
     Balance, end of period..................... $  2,687  $  4,811  $  9,148
                                                 ========  ========  ========
   Accumulated amortization of intangible
    assets:
     Balance, beginning of period............... $ 18,616  $ 13,853  $ 10,388
     Provision..................................    3,259     3,519     3,599
     Retirements and other......................       31     1,244      (134)
                                                 --------  --------  --------
     Balance, end of period..................... $ 21,906  $ 18,616  $ 13,853
                                                 ========  ========  ========

3. DEBT:

                                                            DECEMBER 31,
                                                      -------------------------
                                                          1993         1992
                                                      ------------ ------------
                                                      (EXPRESSED IN THOUSANDS)
   Revolving credit facility with a group of banks,
    interest at 6.1%................................. $     10,000 $     30,000
   Term credit agreement with a group of banks,
    interest at 5.6%.................................       31,000       40,000
   Capital building lease obligation, payable in
    quarterly installments ranging from $14,600 to
    $56,750, including interest, through March 2036..        2,047        2,129
   Other debt and capital lease obligations..........          167          846
                                                      ------------ ------------
                                                            43,214       72,975
   Less--current maturities..........................        4,243        3,936
                                                      ------------ ------------
   Total long-term amount............................ $     38,971 $     69,039
                                                      ============ ============

  The Company amended its credit facility with a group of banks and Texas Commerce Bank National Association ("TCB"), as agent, (the "Credit Facility") during the fourth quarter of 1993. The amended agreement expands the total funds available under the revolving credit agreement by $20.0 million. The Credit Facility provides the Company with the ability to make individual acquisitions up to $20.0 million without the consent of the lenders under the Credit Facility and up to $45.0 million in the aggregate ("permitted acquisitions"). At December 31, 1993, the Credit Facility provided for a $65.0 million revolving credit facility (the "Revolving Credit Facility") and a $31.0 million term loan (the "Term Loan"). Up to $7.0 million of the Revolving Credit Facility is available for the issuance of letters of credit. The aggregate amount available for borrowing under the Revolving Credit Facility is limited to an amount equal to a specified borrowing base (generally consisting of 80 percent of certain accounts receivable balances and 45 percent of certain inventory balances of the Company and certain subsidiaries, with the inventory portion of the borrowing base not to exceed 50 percent of the borrowing base). At December 31, 1993, the Credit Facility provided for quarterly principal

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES payments on the Term Loan of $1.0 million beginning on March 31, 1994, escalating to $1.44 million on March 31, 1996. The final maturities of the Revolving Credit Facility and the Term Loan are four years and seven years, respectively, from the establishment of the original credit facility ("TCB Credit Facility") on December 14, 1992. Interest on the Revolving Credit Facility is at a variable rate equal to, at the option of the Company, LIBOR plus 1.75 percent, or the agent bank's "base rate" plus one percent. Interest on the Term Loan is at a variable rate equal to, at the option of the Company, LIBOR plus two percent, or the agent bank's "base rate" plus one percent. The interest rates for both the Revolving Credit Facility and the Term Loan are subject to reduction based upon the ratio of the total committed debt under the Credit Facility to the Company's earnings before interest, taxes, depreciation, obsolescence and amortization ("EBITDA").

  Borrowings under the Credit Facility are collateralized by liens on substantially all accounts receivable and inventory and certain patents and trademarks of the Company and certain subsidiaries, together with a pledge of all the capital stock of such subsidiaries, and are guaranteed by certain of those subsidiaries. The terms of the Credit Facility require the Company to meet certain financial covenants. The primary financial covenants require that the company maintain (i) net worth; as defined, $175.1 million at December 31, 1993; (ii) a current ratio greater than 1.5-to-1.0; and (iii) a fixed charge coverage ratio greater than 1.25-to-1.0 (1.0-to-1.0 inclusive of dividends).

  Additionally, certain covenants contained in the Credit Facility, among other things, generally (i) restrict the Company's incurrence of additional indebtedness or contractual contingent obligations to an aggregate of $7.5 million; (ii) prohibit the encumbrance of the Company's assets and the creation of negative pledges; (iii) restrict the transfer of the Company's assets (including dispositions of capital stock of certain of the Company's subsidiaries); (iv) prohibit the Company from engaging in any merger, consolidation or asset disposition transaction (except for disposition of previously scheduled non-producing assets); and (v) limit the Company's investments, other than permitted acquisitions, and extensions of credit in excess of $3.0 million.

  The Company leases certain of its plant facilities and equipment under capital leases. Lease payments are scheduled to coincide with the liquidation of the related debt obligations of the lessors.

  Future maturities of long-term debt and the minimum future annual obligations on all capitalized leases in effect as of December 31, 1993 are presented in the table below (expressed in thousands):

                                                                      AGGREGATE
                                                                      MATURITIES
                                                                      ----------
   1994..............................................................  $ 4,358
   1995..............................................................    4,249
   1996..............................................................   15,987
   1997..............................................................    5,987
   1998..............................................................    5,985
   Thereafter........................................................    8,820
                                                                       -------
   Total future maturities and minimum payments......................   45,386
   Less--amount representing interest on capital leases..............    2,172
                                                                       -------
   Future maturities and present value of net minimum payments.......   43,214
   Less--current portion.............................................    4,243
                                                                       -------
                                                                       $38,971
                                                                       =======

  At December 31, 1993, the Company had available revolving credit facilities aggregating $67.3 million with $10.1 million drawn under these facilities.

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

  As required by the Credit Facility, the Company entered into an interest rate agreement during 1993 to effectively fix or place a limit upon the interest payable with respect to at least 50% of the principal amount of the Term Loan. At December 31, 1993, the Company had outstanding an interest rate swap agreement with a commercial bank. Under the interest rate swap agreement, the Company pays an effective fixed interest rate of approximately 6.7% on a notional principal amount of $17.0 million. The agreement expires in 1996.

4. INCOME TAXES:

  Income (loss) before income taxes and equity in income (loss) of affiliates consists of the following:

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1993     1992      1991
                                                     -------  -------  --------
                                                     (EXPRESSED IN THOUSANDS)
   Domestic......................................... $15,988  $ 9,352  $(37,005)
   Foreign..........................................    (169)  (1,022)     (575)
                                                     -------  -------  --------
       Total........................................ $15,819  $ 8,330  $(37,580)
                                                     =======  =======  ========

  Federal, state and foreign income tax provision (benefit) consists of the following:

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1993      1992      1991
                                                  --------  --------  --------
                                                   (EXPRESSED IN THOUSANDS)
   Current:
     U.S. federal and state...................... $  7,516  $ (2,555) $ (1,610)
     Foreign.....................................      461       589       595
                                                  --------  --------  --------
       Total current provision (benefit)......... $  7,977  $ (1,966) $ (1,015)
                                                  ========  ========  ========
   Deferred:
     U.S. federal and state......................  $(7,516)      --        --
     Foreign.....................................      --        --        --
                                                  --------  --------  --------
       Total deferred benefit.................... $ (7,516)      --        --
                                                  ========  ========  ========
   Total provision (benefit)..................... $    461  $ (1,966) $ (1,015)
                                                  ========  ========  ========

  A reconciliation of federal statutory and effective income tax rates is shown below:

                                                  YEAR ENDED DECEMBER 31,
                                                  --------------------------
                                                   1993     1992      1991
                                                  -------  -------   -------
   STATUTORY RATE................................    35.0%    34.0 %   (34.0)%
   INCREASES (REDUCTIONS) RESULTING FROM:
     Nonrecognition of deferred tax assets.......     --     (58.7)     25.5
     Recognition of previously reserved tax as-
      sets.......................................   (41.2)     --        --
     Reimbursed tax losses from Former Parent....     --     (31.0)      3.1
     Amortization of goodwill....................     6.1     12.9       2.1
     State income taxes..........................     --       1.9       0.1
     Foreign income and losses...................     0.8      3.9       2.5
     Foreign income taxes........................     2.5      6.5       1.1
     Other, net..................................    (0.7)     8.9      (2.2)
                                                  -------  -------   -------
   EFFECTIVE RATE................................     2.5%   (21.6)%    (1.8)%
                                                  =======  =======   =======

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

  The Company adopted SFAS No. 109, Accounting for Income Taxes, effective January 1, 1993. There was no cumulative effect of adopting SFAS No. 109 on net income for the year ended December 31, 1993. Deferred income taxes reflect the net tax effects of (i) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (ii) operating loss and tax credit carryforwards. The effects of significant items comprising the Company's net deferred tax asset are as follows:

                                                DECEMBER 31,    JANUARY 1,
                                                    1993           1993
                                                -------------   ------------
                                                (EXPRESSED IN THOUSANDS)
   Deferred tax liabilities:
     Fixed asset basis differences.............   $     (6,235)  $     (6,156)
     Other.....................................         (8,265)        (8,260)
                                                  ------------   ------------
       Total deferred tax liabilities..........        (14,500)       (14,416)
                                                  ------------   ------------
   Deferred tax assets:
     Postretirement employee benefits obliga-
      tions....................................   $     25,985   $     26,004
     Environmental reserve not currently de-
      ductible.................................          3,431          3,644
     Inventory capitalization under Section
      263A of the Internal Revenue Code........          3,108          3,506
     Reserves not currently deductible.........          9,119          9,887
     Additional minimum pension liability......          4,158            --
     Other.....................................         13,362         11,609
                                                  ------------   ------------
       Total deferred tax assets...............         59,163         54,650
   Valuation allowance for deferred tax as-
    sets.......................................        (37,147)       (40,234)
                                                  ------------   ------------
                                                        22,016         14,416
                                                  ------------   ------------
       Net deferred tax asset..................   $      7,516   $        --
                                                  ============   ============

  Due to its recent history of losses, the Company applied valuation allowances against all of its net deferred tax assets as of January 1, 1993. The net change of $3.1 million in the valuation allowance was attributable to
(i) current year temporary differences, (ii) federal and state current income taxes paid or payable, and (iii) utilization of pre-acquisition net operating loss carryforwards to reduce goodwill.

  At December 31, 1993, the Company had net operating loss carryforwards of $3.4 million available to offset future federal taxable income. The net operating loss carryforwards expire as follows: $1.1 million in 2003 and $2.3 million in 2004. The future utilization of these net operating loss carryforwards will result in a reduction of goodwill. The Company has net state operating loss carryforwards of $14.5 million available to offset future state taxable income. The state net loss carryforwards begin to expire in 1999.

5. BENEFIT PLANS:

 Stock Option Plans

  In November 1992, the Company established the 1992 Stock Option Plan ("1992 Plan"). Awards under the 1992 Plan are to be made to those persons who hold positions of responsibility and whose performance can have a significant effect on the success of the Company and its subsidiaries. An award consists of an option to purchase a specified number of shares of common stock at a specified price that is not less than the fair market value of the common stock on the date of grant of the option. All options granted under the 1992 Plan are ten-year non-qualified options and become exercisable in 33 1/3% increments on each of the first, second and third

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES anniversaries of the date of grant. The Company has reserved 387,500 shares of common stock for awards made under the 1992 plan.

  In May 1993, the stockholders approved the 1993 Nonemployee Director Stock Option Plan ("1993 Plan"). The 1993 Plan is intended as an incentive to attract and retain, as independent directors of the Company, persons of training, experience and ability, to encourage the sense of proprietorship of such persons and to stimulate their active interest in the development and financial success of the Company. Under the 1993 Plan, nonemployee members of the Company's board of directors receive nondiscretionary automatic grants of non-qualified options to purchase 500 shares of common stock upon becoming a director of the Company (persons who were serving as nonemployee directors as of May 20, 1993, the date of implementation of the plan, were granted their 500 share options as of that date). In addition, beginning in 1994, each person serving as a nonemployee director on January 1 of each calendar year will automatically be granted options to purchase an additional 1,000 shares of common stock, subject to the availability for issuance of such shares under the 1993 Plan. All options granted under the 1993 Plan have an exercise price equal to the fair market value of the underlying common stock on the date of the grant and become exercisable in increments of 50% on the first anniversary of the date of grant and 25% on each of the second and third anniversaries of the date of grant. The Company has reserved 50,000 shares of common stock for awards made under the 1993 Plan.

 Long-Term Incentive Plan

  In February 1994, the Company adopted the 1994 Long-Term Incentive Plan ("1994 Plan"). The 1994 Plan is intended to provide an incentive that will allow the Company to retain key executives and other selected employees and reward them for making major contributions to the success of the Company and its subsidiaries. Awards that can be made under the 1994 Plan include (i) stock options (both non-qualified stock options and incentive stock options);
(ii) stock appreciation rights; (iii) stock; and (iv) cash. The exercise price of stock options granted under the 1994 Plan may not be less than the par value of the underlying common stock on the date of grant of the option. The Company has reserved 500,000 shares of common stock for awards granted under the 1994 Plan. All awards made under the 1994 Plan for the year ended December 31, 1993 were in the form of non-qualified stock options with exercise prices equal to the fair market value of the underlying stock on the date of grant.

  The number and option price of options granted under the Company's stock option plans and long-term incentive plan were as follows:

                                                       NUMBER OF   PRICE PER
                                                        SHARES       SHARE
                                                       ---------   ---------
   Outstanding at January 1, 1992.....................    --          --
     Granted..........................................  287,000      $15.00
     Exercised........................................    --          --
     Cancelled........................................    --          --
                                                        -------  --------------
   Outstanding at December 31, 1992...................  287,000      $15.00
     Granted..........................................  132,430  $17.75--$19.75
     Exercised........................................    --          --
     Cancelled........................................  (4,910)      $15.00
                                                        -------  --------------
   Outstanding at December 31, 1993...................  414,520  $15.00--$19.75
                                                        =======  ==============
   Exercisable at December 31, 1993...................  94,030       $15.00
                                                        =======  ==============

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

  Shares of common stock reserved for future grants at December 31, 1993 and 1992 were 522,980 and 100,500, respectively.

 Deferred Compensation Plan

  In November 1993, the Company adopted the Deferred Compensation Plan (the "Plan") as an incentive for certain employee directors, officers and other key employees of the Company or its subsidiaries to encourage them to remain in the employ of the Company or of its subsidiaries. The Plan, which is treated as an unfunded non-qualified deferred compensation plan, enables eligible employees to defer the receipt of a portion of their compensation for a fixed period of years, until their employment terminates. Participants' account balances are valued at the greater of the share value or the dollar value, as defined in the Plan. The share value of a participant's account balance is the market value of the number of shares of common stock that could have been purchased by the participant with the deferral amounts, including dividend reinvestment. The dollar value represents the value of the deferral amounts adjusted for compound interest that would have been earned on the deferral amounts assuming allocation of interest at the Applicable Interest Rate established quarterly by the Internal Revenue Service. The Company accrued no additional compensation expense related to the Plan for the year ended December 31, 1993.

 Retirement Plans

  The Company and certain of its subsidiaries maintain three noncontributory defined benefit pension plans (the Employees' Pension Plan, the Hourly Employees' Pension Plan, and the Retirement Plan for Employees of UAW Local 604, Elmira, NY, the ("Elmira Plan") covering certain salaried and hourly employees, former employees and retirees. Under these plans, the Company contributes an amount equal to or greater than the minimum funding requirements of the Employee Retirement Income Security Act of 1974 as amended, ("ERISA"), where applicable, but not in excess of the maximum amount that can be deducted for federal income tax purposes. Benefits under the Employees' Pension Plan are generally based on the employees' years of service and compensation during years of service. Benefits under the Hourly Employees' Pension Plan are generally based on years of service multiplied by a specified dollar amount. The Company previously maintained a defined contribution plan, the Hourly Employees' Target Benefit Plan (the "Target Plan"), and a defined benefit plan, the Hourly Employees' Supplemental Retirement Plan (the "Supplemental Plan"). The Target Plan covered the current hourly employees of the Motor Components Division of the Automotive Products Segment and the former hourly employees of the Motor Components, Filter Products and Fuel Devices Divisions who previously were covered by a collective bargaining agreement with the United Automotive Workers Union. The Supplemental Plan covered employees and former employees who were participants of a defined benefit pension plan (the "Terminated Hourly Plan") that was terminated by the Company in 1980 under the provisions of ERISA. The Target Plan and Supplemental Plan were adopted in connection with the termination of the Terminated Hourly Plan. Under the Target Plan, the Company was obligated to make periodic contributions to a trust fund based on each covered employee's credited hours of service to the Company. The Supplemental Plan provided that the Company make periodic contributions sufficient to fund benefits equal to the benefits that retirees (or their spouses) would have received had the Terminated Hourly Plan not been terminated, less the sum of the amounts paid to such persons (i) by the Pension Benefit Guaranty Corporation with respect to the Terminated Hourly Plan and (ii) all amounts paid under the Target Plan. Effective April 15, 1992, the Supplemental and Target Plans were combined into a single defined benefit plan which is the Elmira Plan.

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

  Net periodic pension cost includes the following components:

                                                  YEAR ENDED DECEMBER 31,
                                                  --------------------------
                                                   1993     1992      1991
                                                  -------  -------  --------
                                                  (EXPRESSED IN THOUSANDS)
   Service cost--benefits earned during the
    period....................................... $ 1,793  $ 1,531  $  1,364
   Interest cost of projected benefit
    obligations..................................   4,317    4,079     3,874
   Actual return on plan assets..................  (4,744)  (4,417)  (12,044)
   Net amortization and deferral.................     264      167     8,295
                                                  -------  -------  --------
       Net periodic pension cost................. $ 1,630  $ 1,360  $  1,489
                                                  =======  =======  ========

  The funded status of the defined benefit plans as of December 31, 1993 and 1992 is reconciled to prepaid pension cost (pension liability) as follows:

                               DECEMBER 31, 1993           DECEMBER 31, 1992
                          --------------------------- ---------------------------
                           PLANS WHERE   PLANS WHERE   PLANS WHERE   PLANS WHERE
                          ASSETS EXCEED  ACCUMULATED  ASSETS EXCEED  ACCUMULATED
                           ACCUMULATED    BENEFITS     ACCUMULATED    BENEFITS
                            BENEFITS    EXCEED ASSETS   BENEFITS    EXCEED ASSETS
                          ------------- ------------- ------------- -------------
                                         (EXPRESSED IN THOUSANDS)
ACTUARIAL PRESENT VALUE
 OF BENEFIT OBLIGATIONS:
  Vested benefit obliga-
   tion.................      $--         $ 53,394       $41,914       $ 5,170
                                          ========       =======       =======
  Accumulated benefit
   obligation...........       --         $ 55,570       $43,538       $ 6,957
                                          ========       =======       =======
  Projected benefit
   obligation...........       --         $ 60,299       $48,904       $ 7,145
  Plan assets at fair
   value................       --           42,932        45,947         1,488
                                          --------       -------       -------
  Projected benefit
   obligation (in excess
   of) less than plan
   assets...............       --          (17,367)       (2,957)       (5,657)
  Unrecognized prior
   service cost.........       --            1,008          (688)        1,843
  Unrecognized net
   loss.................       --           16,851         7,079         1,075
  Minimum liability
   adjustment...........       --          (13,377)          --         (2,730)
                              ----        --------       -------       -------
  Prepaid pension cost
   (pension liability)
   recognized in the
   consolidated balance
   sheet................      $--         $(12,885)      $ 3,434       $(5,469)
                              ====        ========       =======       =======

  Assumptions used were:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1993   1992     1991
                                                       ------------------------
   Discount rate.....................................    7.5%   8.5%    8.5%
   Expected long-term rate of return on plan assets..   10.0%  10.0%   10.0%
   Weighted average rates of increase in compensation
    levels...........................................    4.5%   6.0%  4.5%-6.0%

 Savings Plan

  The Company has a voluntary savings and investment plan available to substantially all non-union employees. Employee contributions of not less than one percent of the employee's salary to not more than eight percent are matched 75 percent by the Company. The cost of the Company's contributions was $1.9 million, $1.8 million and $1.4 million for the years ended December 31, 1993, 1992 and 1991, respectively.

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

 Postretirement Health Care and Life Insurance Benefits

  The Company provides health care and life insurance benefits to certain retirees. Health care coverage includes medical costs as well as prescription drugs.

  During 1991, the Company changed its method of accounting for postretirement benefit costs other than pensions by adopting the requirements of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, effective as of January 1, 1991. As a result, the Company recorded a charge of $17.3 million to reflect the cumulative effect of the change in accounting principle for periods prior to 1991.

  Net periodic postretirement benefit cost includes the following components:

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1993      1992      1991
                                                 --------  --------  --------
                                                  (EXPRESSED IN THOUSANDS)
   Service cost--benefits attributed to service
    during the period........................... $    473  $    548  $    469
   Interest cost on accumulated postretirement
    benefit obligation..........................    3,548     4,773     5,458
   Amortization of accumulated gains............     (673)     (808)      --
                                                 --------  --------  --------
   Net periodic postretirement benefit cost..... $  3,348  $  4,513  $  5,927
                                                 ========  ========  ========

  The following table sets forth the plans' combined status reconciled with the amounts included in the consolidated balance sheets:

                                                            DECEMBER 31,
                                                      -------------------------
                                                          1993         1992
                                                      ------------ ------------
                                                      (EXPRESSED IN THOUSANDS)
   Accumulated postretirement benefit obligation:
     Retirees.......................................  $     47,110 $     45,077
     Fully eligible active plan participants........         5,511        1,161
     Other active plan participants.................         6,571        6,144
                                                      ------------ ------------
     Total accumulated postretirement benefit obli-
      gation........................................        59,192       52,382
     Unrecognized net gain from past experience dif-
      ferences......................................         5,088       12,070
                                                      ------------ ------------
     Accrued postretirement benefit cost............  $     64,280 $     64,452
                                                      ============ ============

  None of the future annual benefits of plan participants is covered by insurance contracts issued by the Company or a related party.

  For measurement purposes, an 11 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1994; the rate was assumed to decrease gradually to six percent through the year 1999 and to remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the obligation and the periodic cost reported. An increase in the assumed health care cost trend rates by one percent in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $6.0 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $0.5 million.

  The weighted average discount rate used in determining the accumulated postretirement benefit obligation as of December 31, 1993, 1992 and 1991 was
7.5 percent, 8.0 percent and 8.5 percent, respectively.

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

 Postemployment Benefits

  In November 1992, the Financial Accounting Standards Board issued SFAS No. 112, Employers' Accounting for Postemployment Benefits, which requires accrual accounting for postemployment benefits, such as disability benefits, instead of recognizing an expense for those benefits when paid. The Company currently is accumulating the data necessary to comply with the new rules. Adoption of SFAS No. 112 using the cumulative effect method is required in the first quarter of 1994. Based on preliminary estimates, the cumulative effect of the accounting change at January 1, 1994 is expected to range from approximately $5.4 million to approximately $7.4 million. The Company does not expect 1994 postemployment expense under the new rules to differ significantly from postemployment expense that would have been recognized under the pay-as-you-go basis of accounting.

6. OPERATING LEASES:

  Certain properties and equipment are leased for varying periods under long-term, noncancellable agreements which are renewable in many instances. The total rent expense amounted to $8.17 million, $8.04 million and $8.17 million for the years ended December 31, 1993, 1992 and 1991, respectively. The approximate annual minimum rentals under all noncancellable operating leases as of December 31, 1993 are as follows (expressed in thousands):

      1994.............................................................. $ 6,918
      1995..............................................................   5,325
      1996..............................................................   4,756
      1997..............................................................   2,495
      1998..............................................................     723
      Thereafter........................................................     752
                                                                         -------
                                                                         $20,969
                                                                         =======

7. NONRECURRING CHARGES:

  During the third quarter of 1991, the Company recorded provisions against income to reflect losses due to certain identified liabilities and asset impairments. In the fourth quarter of 1992, the Company recorded a charge related to compensation of a key executive under the terms of an employment contract. The following is a summary of the charges provided for (expressed in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1993    1992     1991
                                                      --------------- ---------
   Executive compensation............................   $--  $  2,888 $     --
   Reserve for environmental costs (see Note 8)......    --       --     26,480
   Other write-downs and charges.....................    --       --     13,500
                                                      ------ -------- ---------
                                                        $--  $  2,888 $  39,980
                                                      ====== ======== =========

8. COMMITMENTS AND CONTINGENCIES:

  The Company had a remaining reserve of approximately $8.5 million at December 31, 1993 for estimated cleanup and compliance costs at certain waste disposal areas, including those in which it has been alleged that the Company is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or similar state legislation. Included in these sites is a plant operated by the Company in Elmira, New York (the "Elmira Facility") that is the subject

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES of an Environmental Protection Agency ("EPA") Record of Decision dated September 4, 1992 (the "Elmira ROD") which delineates the actions to be taken to remediate the contamination specified in the Elmira ROD.

  The Company and the Former Parent have entered into an indemnification agreement, which became effective December 14, 1992, with respect to the Elmira Facility. Under the agreement, the Former Parent has agreed to reimburse the Company for costs and expenses of certain remediation required by the Elmira ROD and indemnify the Company against necessary costs and expenses of certain remediation activities at one other site located near the Elmira Facility and at a landfill site in Metamora, Michigan. The indemnification provided by the Former Parent with respect to the Elmira Facility will apply to all remediation required by the Company under CERCLA that had been identified as of the date of the indemnification agreement at the Elmira Facility, but will not extend to certain additional environmental expenditures relating to the Elmira Facility or other sites for which the Company is or may be held responsible. In connection with the indemnification, the Company reduced its accrual for environmental costs and credited additional paid-in capital for $17.7 million. Management believes the accrual for environmental costs at December 31, 1993 is adequate.

  The Company is a defendant in certain other litigation arising out of operations in the normal course of business and is aware of certain litigation threatened against the Company from time to time. In the opinion of management, none of the other pending or threatened lawsuits and proceedings should have a material adverse effect on the consolidated financial position or results of operations of the Company.

9. INVESTMENT IN PURODENSO:

  In 1989, the Automotive Products Segment formed the Purodenso manufacturing joint venture with a unit of Nippondenso of Japan (with each joint venturer owning a 50% interest) to exploit the combined engineering and technological abilities of the two companies. Purodenso supplies highly specialized automotive filters and injection molded filter housings to the Company for distribution to domestic Original Equipment Manufacturers ("OEMs"), U.S. manufacturing plants of Japanese OEM companies and the aftermarket. The selected financial data presented below as of the dates and for the periods indicated are derived from the audited financial statements of Purodenso.

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1993     1992     1991
                                                    -------- -------- --------
                                                     (EXPRESSED IN THOUSANDS)
   Income Statement Data:
     Net sales..................................... $ 57,408 $ 41,019 $ 23,554
     Cost of sales.................................   51,972   38,143   24,771
                                                    -------- -------- --------
     Gross profit.................................. $  5,436 $  2,876 $ (1,217)
                                                    ======== ======== ========
     Net income.................................... $  3,672 $  1,041 $ (2,806)
                                                    ======== ======== ========
   Balance Sheet Data (at end of period):
     Current assets................................ $ 10,671 $  7,037 $  5,704
     Noncurrent assets.............................   22,904   21,117   21,159
     Current liabilities...........................   12,602   14,853   19,603
     Partners' equity..............................   20,973   13,301    7,260

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

10. DETAILS TO CONSOLIDATED STATEMENTS OF OPERATIONS:

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1993     1992     1991
                                                    -------- -------- --------
                                                     (EXPRESSED IN THOUSANDS)
   Expenses Included in Other Categories:
     Maintenance and repairs....................... $  8,521 $  7,217 $  7,518
     Depreciation and amortization of land
      improvements, buildings and equipment........   10,308   11,132   11,133
     Amortization of goodwill and other
      intangibles..................................    3,259    3,519    3,599
     Taxes, other than payroll and federal, state
      and foreign income taxes:
       Real and personal property..................    1,156    1,031    1,103
       Miscellaneous...............................      664      468      553
     Rents.........................................    8,173    8,040    8,168
     Advertising costs.............................   12,404   13,408   11,956
     Research and development costs................      745      341      429

11. SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                   1992
                             --------------------------------------------------
                               FIRST    SECOND     THIRD    FOURTH
                              QUARTER   QUARTER   QUARTER   QUARTER     TOTAL
                             --------- --------- --------- ---------  ---------
                              (EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
1992
Net sales................... $ 102,302 $ 105,284 $ 108,495 $ 101,807  $ 417,888
Cost of sales...............    79,183    79,340    82,693    77,291    318,507
                             --------- --------- --------- ---------  ---------
Gross profit................ $  23,119 $  25,944 $  25,802 $  24,516  $  99,381
                             ========= ========= ========= =========  =========
Net income (loss)........... $   1,725 $   4,717 $   4,738 $     (89) $  11,091
                             ========= ========= ========= =========  =========
Earnings (loss) per share... $    0.20 $    0.55 $    0.56 $   (0.01) $    1.29
                             ========= ========= ========= =========  =========
                                                   1993
                             --------------------------------------------------
                               FIRST    SECOND     THIRD    FOURTH
                              QUARTER   QUARTER   QUARTER   QUARTER     TOTAL
                             --------- --------- --------- ---------  ---------
                              (EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
1993
Net sales................... $ 107,812 $ 109,287 $ 112,993 $ 105,729  $ 435,821
Cost of sales...............    83,065    82,381    87,016    81,026    333,488
                             --------- --------- --------- ---------  ---------
Gross profit................ $  24,747 $  26,906 $  25,977 $  24,703  $ 102,333
                             ========= ========= ========= =========  =========
Net income.................. $   2,651 $   5,119 $   5,348 $   4,715  $  17,833
                             ========= ========= ========= =========  =========
Earnings per share.......... $    0.24 $    0.46 $    0.48 $    0.42  $    1.59
                             ========= ========= ========= =========  =========

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

12. BUSINESS SEGMENT INFORMATION:

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1993      1992      1991
                                                  --------  --------  --------
                                                   (EXPRESSED IN THOUSANDS)
Net Sales:
  Automotive Products............................ $321,271  $301,077  $286,364
  Air Filtration Products........................   57,082    55,055    52,898
  Separation Systems.............................   41,416    44,237    43,501
  Filter Products................................   16,052    17,519    18,927
                                                  --------  --------  --------
                                                  $435,821  $417,888  $401,690
                                                  ========  ========  ========
Operating Income (Loss):
  Automotive Products............................ $ 20,964  $ 18,189  $(21,354)
  Air Filtration Products........................    4,795     4,316     2,989
  Separation Systems.............................    2,691     1,448     1,801
  Filter Products................................      906     2,367     3,130
  Corporate......................................  (11,600)  (13,176)  (17,278)
                                                  --------  --------  --------
                                                  $ 17,756  $ 13,144  $(30,712)
                                                  ========  ========  ========
Identifiable Assets:
  Automotive Products............................ $254,510  $257,784  $244,427
  Air Filtration Products........................   34,503    32,973    32,831
  Separation Systems.............................   26,348    28,828    33,295
  Filter Products................................   16,494    17,198    16,586
  Corporate......................................   27,212    27,683    24,211
                                                  --------  --------  --------
                                                  $359,067  $364,466  $351,350
                                                  ========  ========  ========
Capital Expenditures:
  Automotive Products............................ $ 12,058  $  8,847  $  6,158
  Air Filtration Products........................      485       450       343
  Separation Systems.............................      587     1,040       964
  Filter Products................................      350       483       397
  Corporate......................................       72        15        43
                                                  --------  --------  --------
                                                  $ 13,552  $ 10,835  $  7,905
                                                  ========  ========  ========
Depreciation and Amortization:
  Automotive Products............................ $  9,942  $ 11,056  $ 11,048
  Air Filtration Products........................    1,370     1,280     1,273
  Separation Systems.............................      949       994     1,083
  Filter Products................................      536       506       459
  Corporate......................................      770       815       869
                                                  --------  --------  --------
                                                  $ 13,567  $ 14,651  $ 14,732
                                                  ========  ========  ========
Equity in Income (Loss) of Affiliates:
  Automotive Products............................ $  1,893  $    489  $ (1,428)
  Air Filtration Products........................      --        --        --
  Separation Systems.............................       19        62       (17)
  Filter Products................................      --        --        --
  Corporate......................................      563       244       --
                                                  --------  --------  --------
                                                  $  2,475  $    795  $ (1,445)
                                                  ========  ========  ========

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

                        FOREIGN AND DOMESTIC OPERATIONS

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1993     1992      1991
                                                   -------- --------  --------
                                                    (EXPRESSED IN THOUSANDS)
Net Sales:
  Domestic........................................ $400,482 $383,058  $359,703
  Foreign.........................................   35,339   34,830    41,987
                                                   -------- --------  --------
                                                   $435,821 $417,888  $401,690
                                                   ======== ========  ========
Operating Income (Loss):
  Domestic........................................ $ 17,530 $ 14,422  $(31,264)
  Foreign.........................................      226   (1,278)      552
                                                   -------- --------  --------
                                                   $ 17,756 $ 13,144  $(30,712)
                                                   ======== ========  ========
Identifiable Assets:
  Domestic........................................ $334,491 $339,857  $315,956
  Foreign.........................................   24,576   24,609    35,394
                                                   -------- --------  --------
                                                   $359,067 $364,466  $351,350
                                                   ======== ========  ========
Capital Expenditures:
  Domestic........................................ $ 13,235 $ 10,612  $  7,263
  Foreign.........................................      317      223       642
                                                   -------- --------  --------
                                                   $ 13,552 $ 10,835  $  7,905
                                                   ======== ========  ========
Depreciation and Amortization:
  Domestic........................................ $ 13,168 $ 14,135  $ 13,838
  Foreign.........................................      399      516       894
                                                   -------- --------  --------
                                                   $ 13,567 $ 14,651  $ 14,732
                                                   ======== ========  ========
Equity in Income (Loss) of Affiliates:
  Domestic........................................ $  2,475 $    795  $ (1,445)
  Foreign.........................................      --       --        --
                                                   -------- --------  --------
                                                   $  2,475 $    795  $ (1,445)
                                                   ======== ========  ========

  One customer accounted for 14 percent of the Company's net sales in the years ended December 31, 1993, 1992 and 1991. These sales were made from the Automotive Products Segment.

13. CONCENTRATIONS OF CREDIT RISK:

  The Company extends credit to various companies in the retail, wholesale/distributor, original equipment and export markets in the normal course of business. Within these markets, certain concentrations of credit risk exist. These concentrations of credit risk may be similarly affected by changes in economic or other conditions and may, accordingly, impact the Company's overall credit risk. However, management believes that consolidated receivables are well diversified, thereby reducing potential credit risk to the Company, and that allowances for doubtful accounts are adequate to absorb estimated losses at December 31, 1993.

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

  At December 31, 1993 and 1992, trade receivables related to these group concentrations were:

                                                            DECEMBER 31,
                                                      -------------------------
                                                          1993         1992
                                                      ------------ ------------
                                                      (EXPRESSED IN THOUSANDS)
      Retail.........................................      $28,796      $28,326
      Wholesalers/Distributors.......................       26,349       23,365
      Original Equipment.............................        8,994       10,962
      Export.........................................        5,865        5,687
      Other..........................................        2,300        3,784
                                                      ------------ ------------
      Total..........................................      $72,304      $72,124
                                                      ============ ============

14. SUBSEQUENT EVENT:

  In January 1994, the Company made the decision to shut down the fiberglass manufacturing process of the Air Filtration Products Segment's Henderson, North Carolina plant, effective on or about April 15, 1994, in favor of purchasing fiberglass from outside sources. The Company will reserve approximately $950,000 in the first quarter of 1994 for the costs associated with shutting down the process. There are no plans at the present time that would adversely impact the remaining operations at the Henderson, North Carolina plant.

                           PUROLATOR PRODUCTS COMPANY

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               (EXPRESSED IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1994      1993
                                                             --------  --------
Net sales................................................... $354,624  $330,092
Cost of sales...............................................  270,543   252,462
                                                             --------  --------
  Gross profit..............................................   84,081    77,630
Selling, general and administrative expenses................   66,289    64,366
Process shutdown charge.....................................      718       --
                                                             --------  --------
  Operating income..........................................   17,074    13,264
Interest expense............................................    3,026     3,167
Other income................................................    1,148     1,654
                                                             --------  --------
  Income before income taxes and equity in income of
   affiliates...............................................   15,196    11,751
Income tax provision........................................      948       380
Equity in income of affiliates..............................    2,443     1,747
                                                             --------  --------
  Income before cumulative effect of change in accounting
   principle................................................   16,691    13,118
Cumulative effect of change in accounting principle.........   (6,535)      --
                                                             --------  --------
Net income.................................................. $ 10,156  $ 13,118
                                                             ========  ========
Earnings per share:
  Income before cumulative effect of change in accounting
   principle................................................ $   1.50  $   1.17
  Cumulative effect of change in accounting principle.......    (0.59)      --
                                                             --------  --------
    Net income.............................................. $   0.91  $   1.17
                                                             ========  ========
Dividends per common share.................................. $   0.48  $   0.48
                                                             ========  ========
Weighted average shares outstanding.........................   11,125    11,172
                                                             ========  ========


           See notes to condensed consolidated financial statements.

                           PUROLATOR PRODUCTS COMPANY

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                            (EXPRESSED IN THOUSANDS)

                                                                  SEPTEMBER 30,
                                                                      1994
                                                                  -------------
                             ASSETS
Current assets:
  Cash and cash equivalents......................................   $  9,557
  Trade accounts receivable, net.................................     78,760
  Inventories, net...............................................     73,145
  Other current assets...........................................     14,733
                                                                    --------
    Total current assets.........................................    176,195
Land, buildings and equipment, net...............................     78,765
Investments......................................................     14,048
Intangible assets, net...........................................    108,265
Other assets.....................................................     11,533
                                                                    --------
    Total assets.................................................   $388,806
                                                                    ========
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt...........................   $  4,388
  Accounts payable...............................................     41,542
  Accrued liabilities............................................     42,618
                                                                    --------
    Total current liabilities....................................     88,548
Long-term debt, less current maturities..........................     43,647
Other noncurrent liabilities.....................................     78,929
Stockholders' equity:
  Common stock, $0.01 par value per share, 30,000,000 shares au-
   thorized, 11,095,674 and 11,212,500 shares issued and out-
   standing......................................................        111
  Other stockholders' equity.....................................    177,571
                                                                    --------
    Total stockholders' equity...................................    177,682
                                                                    --------
    Total liabilities and stockholders' equity...................   $388,806
                                                                    ========

           See notes to condensed consolidated financial statements.

                           PUROLATOR PRODUCTS COMPANY

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (EXPRESSED IN THOUSANDS)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1994       1993
                                                          ---------  ---------
Cash flows from operating activities:
  Net income............................................. $  10,156  $  13,118
  Adjustments to reconcile net income to net cash pro-
   vided by operating
   activities:
   Depreciation and amortization.........................    10,315     10,128
   Cumulative effect of change in accounting principle...     6,535        --
   Process shutdown charge...............................       718        --
   Other noncash charges.................................     4,440      4,507
   Change in operating assets and liabilities:
    Increase in receivables..............................   (16,045)   (10,464)
    (Increase) decrease in inventories...................    (1,965)     8,879
    Increase in accounts payable.........................     9,155      1,749
   Other, net............................................    (3,903)    (2,839)
                                                          ---------  ---------
    Total adjustments....................................     9,249     11,960
                                                          ---------  ---------
     Net cash provided by operating activities...........    19,405     25,078
                                                          ---------  ---------
Cash flows from investing activities:
  Capital expenditures...................................   (11,368)    (9,434)
  Investment in Purodenso................................       250     (2,000)
  Other, net.............................................      (809)       383
                                                          ---------  ---------
     Net cash used in investing activities...............   (11,927)   (11,051)
                                                          ---------  ---------
Cash flows from financing activities:
  Proceeds from stock issuance...........................        63     15,475
  Proceeds from long-term debt...........................   121,236     89,789
  Payments on long-term debt.............................  (117,506)  (111,438)
  Dividends paid.........................................    (5,345)    (5,382)
  Other, net.............................................    (2,076)      (250)
                                                          ---------  ---------
     Net cash used in financing activities...............    (3,628)   (11,806)
                                                          ---------  ---------
  Increase in cash and cash equivalents..................     3,850      2,221
  Cash and cash equivalents, beginning of period.........     5,707      3,411
                                                          ---------  ---------
  Cash and cash equivalents, end of period............... $   9,557  $   5,632
                                                          =========  =========

           See notes to condensed consolidated financial statements.

                          PUROLATOR PRODUCTS COMPANY

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) GENERAL--

  The condensed consolidated financial statements included herein have been prepared by Purolator Products Company (the "Company") without audit and should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993. The foregoing financial statements include only normal recurring accruals and all adjustments which the Company considers necessary for a fair presentation.

(2) DETAIL TO CONDENSED CONSOLIDATED BALANCE SHEETS--(EXPRESSED IN THOUSANDS)

                                                                   SEPTEMBER 30,
                                                                       1994
                                                                   -------------
      Inventories:
        Finished goods............................................    $41,306
        Work in progress..........................................      7,506
        Raw materials and supplies................................     28,659
                                                                      -------
          Total...................................................     77,471
        Less reserves.............................................      4,326
                                                                      -------
          Total, net..............................................    $73,145
                                                                      =======

(3) REPURCHASE OF COMMON STOCK--

  On February 25, 1994, the Company was authorized to repurchase as many as approximately 560,000 common shares, or five percent of its common stock outstanding as of that date. During the nine months ended September 30, 1994, the Company repurchased 121,000 common shares.

(4) POSTEMPLOYMENT BENEFITS--

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 112, Employers' Accounting for Postemployment Benefits, effective January 1, 1994. SFAS No. 112 requires accrual accounting for postemployment benefits, such as disability benefits, instead of recognizing an expense for those items when paid. The Company recorded a charge of $6.5 million in the first quarter of 1994 to reflect the cumulative effect of the change in accounting principle for periods prior to 1994. The Company does not expect 1994 postemployment expense under the new rules to differ significantly from postemployment expense that would have been recognized under the pay-as-you-go basis of accounting.

(5) PRO FORMA EARNINGS PER SHARE--

  As a result of adopting SFAS No. 109, Accounting for Income Taxes, effective January 1, 1993, the Company expects to report only foreign income tax expense through December 31, 1994. Therefore, the effective income tax rates for the nine months ended September 30, 1994 and 1993 were substantially below the 35% statutory U.S. income tax rate. Previously unrecognized tax benefits have been recognized in the balance sheet to the extent of U.S. federal and state income taxes paid or payable and the utilization of net operating loss carryforwards. The table below sets forth a pro forma representation of earnings per share based on the following assumptions and adjustments: (a) a 45 percent combined federal, state and foreign tax rate; (b) a constant level of shares outstanding (11,095,674 shares issued and outstanding as of September 30, 1994); (c) exclusion of the cumulative effect of a change in accounting principle; and (d) exclusion of the process shutdown charge recorded

                  PUROLATOR PRODUCTS COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
                                  (UNAUDITED)
in the first quarter of 1994 as the result of the Company's decision to shut down the fiberglass manufacturing process of the Air Filtration Products Segment's Henderson, North Carolina plant in favor of purchasing fiberglass from outside sources.

                                                                   NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                                  -------------
                                                                   1994   1993
                                                                  ------ ------
      Pro forma earnings per share............................... $ 0.91 $ 0.67
                                                                  ====== ======

(6) SUBSEQUENT EVENTS--

  On October 3, 1994, Mark IV Industries, Inc. ("Mark IV"), and its wholly owned subsidiary, Mark IV Acquisition Corp. (the "Purchaser"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Company. Pursuant to the Merger Agreement, which was unanimously approved by the Company's Board of Directors, the Purchaser commenced a tender offer (the "Offer") for all outstanding shares of the Company's common stock (and associated preferred stock purchase rights), at a price of $25.00 net per share in cash to the seller. Prior to the commencement of the Offer, Mark IV beneficially owned 520,500 shares of the Company's common stock (4.69% of the Company's outstanding common stock), which shares were acquired by Mark IV in open market transactions. Upon the expiration of the Offer on November 4, 1994, the Purchaser had accepted for payment 10,236,000 shares of the Company's common stock, which, when combined with the shares already owned by Mark IV, resulted in the Purchaser's ownership of approximately 96.9% of the Company's outstanding common stock.

  As a result of the Purchaser acquiring in excess of 90% of the Company's outstanding common stock, and as provided for in the Merger Agreement, it is anticipated that the Purchaser will be merged with the Company by November 30, 1994 (the "Merger"). In the Merger, each share of the Company's common stock (other than shares held by Mark IV and its subsidiaries and those shares held by stockholders who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $25.00 per share in cash.

  Upon the consummation of the Merger, the holders of outstanding options to acquire common stock of the Company, which options were granted by the Company under its non-qualified stock option plans, will be offered the opportunity to elect either: to have the outstanding Purolator options assumed by Mark IV and amended to become options to purchase common stock of Mark IV; or to receive a cash payment in settlement of each Purolator option in an amount equal to $25.00 minus the exercise price per share of the Purolator option, multiplied by the number of shares of Purolator common stock subject to such Purolator option.

  As a result of the tender of a majority of the Company's stock to the Purchaser, effective November 7, 1994, the Company's credit facility with a group of banks and Texas Commerce Bank National Association ("TCB"), as agent, was terminated and the outstanding amounts owed thereunder were paid from the proceeds of a replacement credit facility provided by TCB under a $44,000,000 note due on demand or within 30 days ("Bridge Note"). All collateral securing the previous credit agreement has been assigned as security for the Bridge Note.

  On November 8, 1994, as a result of the completion of the Offer, the Company announced that five of its seven directors resigned and were replaced by four nominees of Mark IV.

                               MARK IV INDUSTRIES

                               THE EXCHANGE AGENT
                           FOR THE EXCHANGE OFFER IS

                              FLEET NATIONAL BANK

  All tendered Private Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent at any of the following addresses:


                                 BY FACSIMILE:
                                 (401) 621-8088
                        (For Eligible Institutions Only)

                             CONFIRM BY TELEPHONE:
                                 (401) 865-7132


                          BY INSURED OVERNIGHT CARRIER
                              Fleet National Bank
                           Corporate Trust Department
                           125 Dupont Drive-RI/OP/317
                              Providence, RI 02907


                              BY REGISTERED MAIL:
                              Fleet National Bank
                           Corporate Trust Department
                             P.O. Box 366-RI/OP/317
                           Providence, RI 02901-0366


                                 NEW YORK DROP:
                              Fleet National Bank
                        c/o First Chicago Trust Company
                                 14 Wall Street
                              6th Floor, Window 2
                               New York, NY 10005


  Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent at the following address:


                              Fleet National Bank
                           Corporate Trust Department
                              Mail Stop: RI/MO/199
                             111 Westminster Street
                              Providence, RI 02903
                          Attention: Stephen Maceroni
                           Telephone: (401) 278-3768
                           Facsimile: (401) 751-9706

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Ninth of the Company's Certificate of Incorporation entitles officers, directors and controlling persons of the Company to indemnification to the full extent permitted by Section 145 of the Delaware General Corporation Law (the "DGCL") as the same may be supplemented or amended from time to time.
Section 145 of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Article Ninth of the Company's Certificate of Incorporation was amended in August 1986 to provide that no director shall have any personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (i) for breach of such director's duty or loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit. The provisions of such article do not limit or eliminate the liability of any director for any act or omission occurring prior to the effective time of such amendment.

  Reference is made to Section 8 of the Registration Rights Agreement included in Exhibit 4.3 hereto which provides certain indemnification rights to the directors and officers of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  4.1 --Indenture dated as of March 15, 1993 between the Company and Citibank,
       N.A., as Trustee (including the form of 8 3/4% Senior Subordinated Notes due April 1, 2003) (incorporated by reference to Exhibit 4.1 to the
       Company's Current Report on Form 8-K dated March 29, 1993).
  4.2 --Indenture dated as of March 11, 1996 between the Company and Fleet
       National Bank, as Trustee (including the forms of the 7 3/4% Senior
       Subordinated Notes due April 1, 2006) (incorporated by reference to
       Exhibit 4.1 to the Company's Current Report on Form 8-K dated March 21,
       1996, as amended by the Company's Current Report on Form 8-K/A dated
       March 27, 1996).
  4.3 --Registration Rights Agreement dated as of March 11, 1996 between the
       Company and Bear,
       Stearns & Co. Inc.
  5   --Opinion of Stroock & Stroock & Lavan as to the legality of the Exchange
       Notes.
 10.1 --Amended and Restated Credit Agreement dated as of March 8, 1996 among the Company, as Borrower, Dayco PTI S.p.A., as Subsidiary Borrower,
       certain other subsidiaries of the Company named therein, as Guarantors, various banks and other financial institutions named therein, Chemical
       Bank, as Administrative and Bid Agent, Bank of America National Trust and
       Savings Association, as Documentation Agent, and BA Securities, Inc. and
       Chemical Securities Inc., as Arrangers (incorporated by reference to
       Exhibit 10.1 to the Company's Current Report on Form
       8-K dated March 21, 1996).
 12.1 --Statement Regarding Computation of Ratios of Earnings to Fixed Charges.
 12.2 --Statement Regarding Computation of Pro Forma Ratios of Earnings to Fixed
       Charges.
 23.1 --Consent of Stroock & Stroock & Lavan (included in Exhibit 5).
 23.2 --Consent of Coopers & Lybrand L.L.P.
 23.3 --Consent of Arthur Andersen LLP.
 24   --Powers of attorney (included on p. II-5 of the Registration Statement).
 25   --Statement on Form T-1 of Eligibility of Trustee.
 99.1 --Form of Letter of Transmittal.
 99.2 --Form of Notice of Guaranteed Delivery.
 99.3 --Form of Letter to Nominees.
 99.4 --Form of Letter to Clients.
 99.5 --Form of Guidelines for Certification of Taxpayer Identification Number
       on Substitute Form W-9.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York, on April 2, 1996.

                                          MARK IV INDUSTRIES, INC.

                                                 /s/ William P. Montague
                                          By___________________________________
                                                   William P. Montague
                                                        President

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Sal H. Alfiero, Clement R. Arrison, William P. Montague, Gerald S. Lippes, John J. Byrne and Richard L. Grenolds, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

     /s/   Sal H. Alfiero            Chairman of the Board and       April 2, 1996
____________________________________ Chief Executive Officer
           Sal H. Alfiero

    /s/ William P. Montague          President and Chief             April 2, 1996
____________________________________ Operating Officer and
        William P. Montague          Director

     /s/  Gerald S. Lippes           Secretary and Director          April 2, 1996
____________________________________
          Gerald S. Lippes

       /s/ John J. Byrne             Vice President and Chief        April 2, 1996
____________________________________ Financial Officer
           John J. Byrne

    /s/ Richard L. Grenolds          Vice President and Chief        April 2, 1996
____________________________________ Accounting Officer
        Richard L. Grenolds

     /s/ Clement R. Arrison          Director                        April 2, 1996
____________________________________
         Clement R. Arrison

                                     Director                        April   , 1996
____________________________________
         Joseph G. Donohoo

                                     Director                        April   , 1996
____________________________________
         Herbert Roth, Jr.

EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
   NO.                             DESCRIPTION                             NO.
 -------                           -----------                             ----
   4.1   --Indenture dated as of March 15, 1993 between the Company and
          Citibank, N.A., as Trustee (including the form of 8 3/4%
          Senior Subordinated Notes due April 1, 2003) (incorporated by reference to Exhibit 4.1 to the Company's Current Report on
          Form 8-K dated March 29, 1993)................................
   4.2   --Indenture dated as of March 11, 1996 between the Company and
          Fleet National Bank, as Trustee (including the forms of the 7
          3/4% Senior Subordinated Notes due April 1, 2006)
          (incorporated by reference to Exhibit 4.1 to the Company's
          Current Report on Form 8-K dated March 21, 1996, as amended by the Company's Current Report on Form 8-K/A dated March 27,
          1996). .......................................................
   4.3   --Registration Rights Agreement dated as of March 11, 1996 between the Company and Bear,
          Stearns & Co. Inc. ...........................................
   5     --Opinion of Stroock & Stroock & Lavan as to the legality of the Exchange Notes............................................
  10.1   --Amended and Restated Credit Agreement dated as of March 8,
          1996 among the Company, as Borrower, Dayco PTI S.p.A., as
          Subsidiary Borrower, certain other subsidiaries of the Company named therein, as Guarantors, various banks and other
          financial institutions named therein, Chemical Bank, as
          Administrative and Bid Agent, Bank of America National Trust
          and Savings Association, as Documentation Agent, and BA
          Securities, Inc. and Chemical Securities Inc., as Arrangers
          (incorporated by reference to Exhibit 10.1 to the Company's
          Current Report on Form 8-K dated March 21, 1996)..............
  12.1   --Statement Regarding Computation of Ratios of Earnings to
          Fixed Charges.................................................
  12.2   --Statement Regarding Computation of Pro Forma Ratios of
          Earnings to Fixed Charges.....................................
  23.1   --Consent of Stroock & Stroock & Lavan (included in Exhibit 5).
  23.2   --Consent of Coopers & Lybrand L.L.P. .........................
  23.3   --Consent of Arthur Andersen LLP...............................
  24     --Powers of attorney (included on p. II-5 of the Registration
          Statement). ..................................................
  25     --Statement on Form T-1 of Eligibility of Trustee. ............
  99.1   --Form of Letter of Transmittal. ..............................
  99.2   --Form of Notice of Guaranteed Delivery. ......................
  99.3   --Form of Letter to Nominees. .................................
  99.4   --Form of Letter to Clients. ..................................
  99.5   --Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9. ................